UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

VERIGY LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Ordinary Shares, no par value, of Verigy Ltd. (the “Verigy Ordinary Shares”).

(2)	Aggregate number of securities to which transaction applies:

The transaction applies to the following securities, as of April 18, 2011: (i) 60,786,124 Verigy Ordinary Shares; (ii) 12,251,295 Verigy Ordinary Shares issuable upon conversion of Verigy Convertible Notes; (iii) 1,969,172 Verigy Ordinary Shares subject to restricted stock units and (iv) 2,642,727 Verigy Ordinary Shares subject to stock options with exercise prices less than $15.00 per share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value, solely for purposes of calculating the filing fee, was determined based upon the sum of: (i) 60,786,124 Verigy Ordinary Shares multiplied by $15.00 per share; (ii) 12,251,295 Verigy Ordinary Shares issuable upon conversion of Verigy Convertible Notes multiplied by $15.00 per share, less the principal amount of the Verigy Convertible Notes; (iii) 1,969,172 Verigy Ordinary Shares subject to restricted share units multiplied by $15.00 per share and (iv) 2,642,727 Verigy Ordinary Shares subject to stock options with exercise prices less than $15.00 per share multiplied by $5.13 (which is the difference between $15.00 per share and the weighted average exercise price of $9.87 per share for such stock options). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011610 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$1,000,656,054.51

(5)	Total fee paid:

$116,176.17

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Verigy Ltd.

(Incorporated in the Republic of Singapore)

No. 1 Yishun Ave 7,

Singapore 768923

Dear Shareholder,

You are cordially invited to attend a meeting of Verigy Ltd. on —, 2011 at — Pacific Time directed to be convened by the High Court of the Republic of Singapore, which we refer to as the “Singapore court.” On March 28, 2011, Verigy entered into an implementation agreement with Advantest Corporation pursuant to which Advantest proposes to acquire all outstanding Verigy ordinary shares (other than those held by Advantest and its subsidiaries) for $15.00 per share. The acquisition of Verigy’s ordinary shares will be implemented by an administrative procedure supervised by the Singapore court known as a scheme of arrangement, which we refer to as the “scheme.” The governing document of the scheme is the document referred to as the “scheme of arrangement.” Verigy’s shareholders must approve of the scheme at a meeting that is directed to be convened by the Singapore court rather than by Verigy. This is why, throughout the attached proxy statement, we refer to the meeting as the “Court Meeting.” The Court Meeting is not held in the Singapore court. For the convenience of all, the Court Meeting will be held at the offices of Verigy’s U.S. subsidiary, at 10100 North Tantau Avenue, Cupertino, California 95014-2540. At the Court Meeting, you will be asked to consider and vote upon a proposal to adopt and approve of the scheme. The Singapore court must also approve the scheme.

After careful consideration, our board of directors has unanimously determined that it is in the best interests of Verigy and its shareholders that Verigy enter into the implementation agreement and consummate the transaction with Advantest, and unanimously recommends that you vote “FOR” the approval of the scheme of arrangement.

Your vote is very important, regardless of the number of ordinary shares of Verigy you own. We cannot consummate the transaction with Advantest unless the scheme is approved by the affirmative vote of a majority in number of the Verigy registered shareholders (other than Advantest and its subsidiaries) present and voting, either in person or by proxy, at the Court Meeting, representing not less than 75% in value of the Verigy ordinary shares held by the Verigy registered shareholders (other than Advantest and its subsidiaries) present and voting, either in person or by proxy, at the Court Meeting. Advantest has confirmed that it and its subsidiaries will abstain from voting its Verigy shares (whether directly or indirectly held) on the proposal to approve the scheme at the Court Meeting.

The attached proxy statement provides you with detailed information about the Court Meeting, the implementation agreement and the scheme. A copy of the implementation agreement is attached as Annex A to the proxy statement, and a copy of the scheme of arrangement is attached as Annex B. We encourage you to read the proxy statement, the implementation agreement and the scheme of arrangement carefully and in their entirety. You may also obtain more information about Verigy from documents we have filed with the Securities and Exchange Commission.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

[sig]

Jorge Titinger

President and Chief Executive Officer

Cupertino, California

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transaction, passed upon the merits or fairness of the transaction described in this document or passed upon the adequacy or accuracy of the disclosure herein. Any representation to the contrary is a criminal offense.

This proxy statement is dated —, 2011 and is first being mailed to shareholders on or about —, 2011.

NOTICE OF COURT MEETING

IN THE HIGH COURT OF THE REPUBLIC OF SINGAPORE

Originating Summons	)

Number — of —)

In the Matter of Verigy Ltd. (RC No. 200601091C)

and

In the Matter of Section 210 of the Companies Act, Chapter 50

SCHEME OF ARRANGEMENT

under Section 210 of the Companies Act, Chapter 50

between

Verigy Ltd.

and

the Scheme Shareholders (as defined herein)

and

Advantest Corporation

NOTICE OF MEETING

NOTICE IS HEREBY GIVEN that by an Order of Court dated — made in the above matter, the High Court of the Republic of Singapore has directed a Meeting to be convened of the Scheme Shareholders (as defined in the Schedule below) of Verigy Ltd., and such Meeting shall be held at the offices of Verigy Ltd.’s U.S. subsidiary, located at 10100 North Tantau Avenue, Cupertino, California USA 95014-2540 on —, 2011 at — Pacific Time, for the purpose of considering and, if thought fit, approving (with or without modification) the following resolution:

“That the Scheme of Arrangement dated — proposed to be made pursuant to Section 210 of the Companies Act, Chapter 50 of Singapore, between (a) Verigy Ltd., (b) the Scheme Shareholders and (c) Advantest Corporation, a copy of which has been circulated with the Notice convening this Meeting, be and is hereby approved.”

A copy of the Scheme of Arrangement and the information required to be furnished pursuant to Section 211 of the Companies Act, Chapter 50 of Singapore, are incorporated in the printed document of which this Notice forms a part.

A Scheme Shareholder may vote in person at the Meeting or may appoint one (and not more than one) person, whether a member of Verigy Ltd. or not, as his or her proxy to attend and vote in his or her stead.

NOTICE OF COURT MEETING

A form of proxy applicable for the Meeting is enclosed with the proxy statement of which this Notice forms a part.

It is requested that forms appointing proxies be lodged at —, not later than —, and if the forms are not so lodged, they must be handed to the Chairman of the Meeting.

In the case of joint Scheme Shareholders, any one of such persons may vote, but if more than one of such persons are present at the Meeting, the person whose name stands first on the Register of Members of Verigy Ltd. shall alone be entitled to vote.

By the said Order of Court, the Court has appointed Keith Barnes, or failing him, Jorge Titinger, to act as Chairman of the said Meeting and has directed the Chairman to report the results thereof to the Court.

The Scheme of Arrangement will be subject to the subsequent approval of the Court.

THE SCHEDULE

Expression	Meaning
“Scheme Shareholders”	Persons who are registered as holders of ordinary shares in the capital of Verigy Ltd., in the Register of Members of Verigy Ltd., other than Advantest Corporation and its subsidiaries.

Dated this —

ALLEN & GLEDHILL LLP

One Marina Boulevard #28-00

Singapore 018989

Solicitors for

Verigy Ltd.

Additional Information

This proxy statement incorporates important business and financial information about Verigy from documents that Verigy has filed with the United States Securities and Exchange Commission but that may not have been included in or delivered with this proxy statement. For a listing of documents incorporated by reference into this proxy statement, please see the section entitled “Where You Can Find More Information” beginning on page 88 of this proxy statement.

Verigy will provide you with copies of this information relating to Verigy, without charge, upon written or verbal request to:

Innisfree M&A Incorporated

50 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: (877) 456-3510

Banks and Brokers May Call Collect: (212) 750-5833

Registered holders of Verigy ordinary shares who have questions regarding their share ownership may write to Verigy’s transfer agent, Computershare Trust Company, N.A., at 250 Royall Street, Canton, Massachusetts, 02021. Registered holders may call toll-free (800) 431-7723 or non toll-free (312) 360-5193.

In order for you to receive timely delivery of the documents in advance of the Court Meeting, Verigy should receive your request no later than —, 2011.

i

ii

QUESTIONS AND ANSWERS ABOUT

THE TRANSACTION AND THE COURT MEETING

The following questions and answers briefly address some commonly asked questions about the proposed transaction with Advantest, including the implementation agreement, the scheme and the Court Meeting. This section may not address every question you have or include all the information that is important to you. Verigy urges shareholders to carefully read this entire proxy statement, including the annexes and the other documents referred to herein. We sometimes refer to Verigy Ltd. in this proxy statement by using the terms “Verigy,” “we,” “our” or “us.”

Shareholder votes are important. We encourage our shareholders to vote as soon as possible. For more specific information on how to vote, please see the questions and answers in the “The Court Meeting” section below.

The Transaction

Q:	What is the Transaction?

A:	Verigy and Advantest have entered into an implementation agreement pursuant to which Advantest proposes to acquire all of the outstanding ordinary shares of Verigy (other than those held by Advantest and its subsidiaries) for $15.00 per share in cash. The acquisition of all of Verigy’s ordinary shares is implemented through a process called a “scheme” that is supervised by the Singapore court under Section 210 of the Companies Act, Chapter 50 of Singapore, in which a company proposes a transaction to its shareholders and which, if approved by the requisite statutory majority of shareholders, is binding on all shareholders once sanctioned by the Singapore court and becomes effective. The governing document of the scheme is called the “scheme of arrangement” that describes the technical aspects of the scheme, or how the acquisition of Verigy’s ordinary shares will be effected. The implementation agreement, among other things, describes the terms and conditions for Advantest’s acquisition of Verigy’s outstanding ordinary shares. Together, the transactions contemplated by the implementation agreement and the scheme of arrangement are “the Transaction” for purposes of this proxy statement. The implementation agreement and the scheme of arrangement are attached to this proxy statement as Annex A and Annex B, respectively. We encourage you to review both documents in their entirety.

Q:	What will a Verigy shareholder receive when the Transaction occurs?

A:	For every ordinary share of Verigy held at the effective time of the Transaction, Verigy shareholders (other than Advantest and its subsidiaries) will be entitled to receive $15.00 in cash, without interest, less any applicable withholding taxes.

Q:	What will happen in the Transaction to Verigy stock option awards?

A:	Except for stock options held by board members who are not current executive officers of Verigy, all stock options that are unexpired, unexercised and outstanding immediately prior to the Transaction will be assumed by Advantest (which we refer to as an assumed option). Each such assumed option will, except as otherwise agreed to by Advantest and a holder of such assumed option, be subject to the same terms and conditions as were applicable to such option immediately prior to the effective time or, including the vesting schedule applicable thereto, except that (1) the number of shares of Advantest common stock (or American Depository Receipts) representing shares of Advantest common stock subject to each assumed option will be determined by multiplying the number of shares of Verigy common stock subject to the assumed option by the exchange ratio, with the resulting number rounded down to the nearest whole share (or American Depository Receipt), and (2) the per share exercise price of Advantest common stock (or American Depository Receipt) issuable upon the exercise of each assumed option will be equal to the quotient determined by dividing the exercise price per share of Verigy common stock as of immediately prior to the effective time, by the exchange ratio, with the resulting price per share rounded up to the nearest whole cent.

Stock options that are unexpired, unexercised and outstanding immediately prior to the Transaction and held by certain identified option holders (consisting of board members who are not current executive officers or employees of Verigy), and that have a per share exercise price that is less than or equal to $15.00 per share will vest in full and become exercisable immediately prior to the effective time, as applicable, and terminate in their entirety at the time of at the effective time, as applicable. Such stock options will be terminated in exchange for an amount equal to the product of: (1) the number of Verigy shares as to which each such option is exercisable at the effective time, after giving effect to the accelerated vesting, and (2) the excess, if any, of (x) $15.00 over (y) the per share exercise price of such option, which amount will be paid less any required withholdings. To the extent any unexpired and outstanding stock options held by an identified optionholder have an exercise price that is greater than $15.00, such options will vest in full immediately prior to the effective time, and will be cancelled immediately thereafter without any payment if not exercised.

Under the implementation agreement, the exchange ratio is a fraction determined by dividing the scheme price (which is $15.00) by the volume weighted average per share price of Advantest common stock (denominated in U.S. dollars) on the New York Stock Exchange for the 10 consecutive trading days immediately preceding but not including the closing date of the scheme, as applicable, rounded to four decimal places.

Q:	What will happen in the Transaction to Verigy restricted share unit awards?

A:	Outstanding Verigy restricted share units will not be assumed by Advantest under the implementation agreement, and as of the effective time and, except as otherwise agreed to by Advantest and the holder, the unvested portion of each issued and outstanding restricted share unit award will become fully vested and each restricted share unit so vested will thereupon be converted into the right to receive a cash payment with respect thereto equal to $15.00 per share, less any required tax withholdings.

Q:	How does the Transaction consideration compare to the market price of Verigy ordinary shares?

A:	The Transaction consideration of $15.00 per share to be received by Verigy shareholders represents a premium of approximately 64% over the closing price of Verigy ordinary shares on the Nasdaq Global Select Market on December 3, 2010, the trading day immediately preceding the day that Verigy announced it had received an offer from Advantest.

The closing sale price of a Verigy ordinary share on the Nasdaq Global Select Market on April 21, 2011 was $14.40. You are encouraged to obtain current market quotations for Verigy ordinary shares in connection with voting your shares.

Q:	When do you expect the Transaction to be completed?

A:	The Transaction is subject to various closing conditions, including Verigy shareholder approval, sanction by the Singapore court, and regulatory approvals. As previously announced, the United Stated Department of Justice (which we refer to as the DOJ) issued a second request in connection with the Transaction. Both companies and their advisors are working closely with the DOJ to comply with the second request expeditiously. In addition, as part of our spin-off from Agilent Technologies, Inc. (which we refer to as Agilent), we entered into several agreements with Agilent relating to the licensing of certain intellectual property and other related matters. Consummation of the Transaction is subject to our receipt of a consent to the scheme from Agilent for purposes of these agreements. There can be no assurances that we will receive this consent from Agilent. Due to factors outside of our control, we are not in a position at this time to estimate when the Transaction will be completed, if at all.

Q:	How does the Verigy board of directors recommend that I vote on the proposal to approve the scheme of arrangement?

A:	The Verigy board of directors has unanimously determined that it is in the best interests of Verigy and its shareholders that Verigy enter into the implementation agreement and consummate the Transaction, and unanimously recommends that you vote “FOR” the approval of the scheme of arrangement. You should read the section entitled “The Transaction—Reasons for the Transaction; Recommendation of the Verigy Board of Directors” beginning on page 30.

Q:	What effects will the Transaction have on Verigy?

A:	As a result of the Transaction, Verigy will cease to be a stand-alone public company and will be wholly owned by Advantest. You will no longer have any interest in our future earnings or growth. Following the completion of the Transaction, the registration of Verigy ordinary shares and our reporting obligations with respect to our ordinary shares under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act) will be terminated upon application to the Securities and Exchange Commission (which we refer to as the SEC). In addition, upon completion of the Transaction, Verigy ordinary shares will no longer be listed on any stock exchange or quotation system, including the Nasdaq Global Select Market.

Q:	Do any of Verigy’s directors or executive officers have interests in the Transaction that may differ from those of Verigy shareholders?

A:	Some of Verigy’s directors and executive officers have interests in the Transaction that are different from, or in addition to, those of Verigy’s shareholders generally. The Verigy board of directors was aware of and considered these interests, among other matters, in reaching its decision to approve the entry into the implementation agreement and the consummation of the Transaction. See “The Transaction—Interests of Verigy’s Directors and Executive Officers in the Transaction” beginning on page 42 for a description of these interests.

Q:	What are the material U.S. federal income tax consequences of the Transaction to Verigy shareholders?

A:	The receipt of cash for Verigy ordinary shares by U.S. shareholders pursuant to the Transaction will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of Verigy ordinary shares will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the Transaction and (ii) the holder’s adjusted tax basis in the shares. Non-U.S. holders of Verigy ordinary shares generally will not be required to pay U.S. federal income tax on the receipt of cash in exchange for Verigy ordinary shares in the Transaction. See “The Transaction—Material U.S. Federal Income Tax Consequences of the Transaction” beginning on page 62 for a more detailed discussion of the tax treatment of the Transaction.

Shareholders, including non-U.S. shareholders, should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Transaction.

Q:	Should I send in my share certificates now?

A:	No. Upon the effectiveness of the scheme, shareholders listed on the Register of Members of Verigy (whom we refer to throughout the proxy statement as registered shareholders), other than Advantest and its subsidiaries, will be notified of the procedures to submit share certificates to the address of the share registrar (transfer agent) of Verigy. If you are a registered shareholder and you hold your shares in book entry form, there is nothing that you need to submit to Verigy’s share registrar now, but you will also be notified of the procedures to receive your Transaction consideration. CEDE & Co., which holds Verigy ordinary shares as nominee for The Depository Trust Company, is a registered shareholder. If you are a “street name” holder, meaning that you hold your Verigy ordinary shares through your broker, your shares are technically held by The Depository Trust Company, and the procedures for voting at the Court Meeting and payment of the Transaction consideration are somewhat different, as described in the questions and answers below in “The Court Meeting,” and elsewhere in this proxy statement.

Q:	How will I be paid the Transaction consideration?

A:

As soon as practicable after the effective date of the scheme (and no later than 10 days after the effective date), Advantest will deposit with the paying agent cash in an amount equal to the aggregate scheme consideration payable to all registered shareholders (other than Advantest and its subsidiaries) as of the effective date of the scheme, as payment for all Verigy ordinary shares held by such registered shareholders. The paying agent will (i) send to each registered shareholder a check payable to such registered shareholder, or (ii) credit the designated bank account of each registered shareholder with an amount equal to the aggregate scheme consideration payable with respect to the Verigy ordinary shares held by such shareholder, net of applicable withholding tax, if any, as payment for the transfer of such Verigy shares to Advantest under the scheme. If you are not a registered shareholder and instead your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, your account will be credited in accordance with your brokerage firm, bank, trust or other nominee’s applicable procedures.

Q:	Am I entitled to appraisal rights in connection with the Transaction?

A:	No. Once the scheme of arrangement is approved by the requisite statutory majority of the registered shareholders, is sanctioned by the Singapore court and becomes effective, it will be binding on all shareholders. Dissenting shareholders may file an objection with the Singapore court against the granting of the Singapore court sanction, but no appraisal rights are available to dissenting shareholders in connection with a scheme effected under Singapore law.

Q:	What happens if I sell my Verigy ordinary shares before the Court Meeting?

A:	The record date for registered shareholders entitled to vote at the Court Meeting is —. The date for determining which shareholders will be entitled to receive the Transaction consideration for their Verigy shares is as of — p.m. (Pacific Time) on the effective date of the scheme. If you are a registered shareholder as of the record date, you will be entitled to vote at the Court Meeting. If you subsequently transfer your Verigy ordinary shares after the Court Meeting and before the effective date of the scheme, you will not be entitled to receive the Transaction consideration. After the date of the Court Meeting, Verigy will give notice to registered shareholders of the proposed effective date of the scheme for the purpose of determining shareholders who are entitled to the Transaction consideration.

Q:	What happens if the scheme of arrangement is not approved by our shareholders or if the Transaction is not completed for any other reason?

A:	If the scheme of arrangement is not approved by our shareholders or if the Transaction is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the Transaction. Instead, we will remain a stand-alone public company, and Verigy ordinary shares will continue to be listed and traded on the Nasdaq Global Select Market. Under specified circumstances, we may be required to pay to Advantest a termination fee or expenses associated with the Transaction, as described under the section entitled “The Implementation Agreement—Termination Fees” beginning on page 80.

The Court Meeting

Q:	What is the Court Meeting? Who will be entitled to vote?

A:	The Court Meeting is similar to an extraordinary general meeting of shareholders, except that it is convened by the Singapore court rather than called by Verigy. The Court Meeting was directed to be convened by the Singapore court for the purpose of approving the scheme.

Every registered shareholder of Verigy is entitled to vote at the Court Meeting. Shareholders who hold their shares in “street name” through a broker, bank or nominee may only vote in accordance with the voting instructions received from their broker or bank. Advantest and its subsidiaries will abstain from voting their Verigy shares (whether directly or indirectly held) at the Court Meeting. “Unaffiliated shareholders” refers to shareholders of Verigy excluding Advantest and its subsidiaries. The record date for determining the unaffiliated shareholders who are entitled to vote at the Court Meeting will be —. See “The Court Meeting” beginning on page 17.

Q:	When and where is the Court Meeting?

A:	The Court Meeting will be held at —, Pacific Time, on —, 2011 at 10100 North Tantau Avenue, Cupertino, California 95014. Check-in will begin at —, Pacific Time. Please allow ample time for the check-in procedures.

Q:	What quorum and shareholder vote are required to approve the scheme of arrangement?

A:	A quorum is required for the transaction of business at the Court Meeting. The presence, in person or by proxy, at the Court Meeting of the unaffiliated, registered shareholders holding one-half of the outstanding Verigy ordinary shares held by all unaffiliated, registered shareholders as of record as of — will constitute a quorum.

The affirmative vote of a majority in number of the unaffiliated, registered shareholders present and voting, either in person or by proxy, at the Court Meeting, representing not less than 75% in value of the outstanding Verigy ordinary shares held by the unaffiliated, registered shareholders present and voting, either in person or by proxy, at the Court Meeting, is required for the approval of the scheme.

Q:	How can I vote?

A:	Unaffiliated, registered shareholders as of the Court Meeting may vote by personally attending the Court Meeting or attending by proxy, by completing and returning a proxy card. If you hold your shares in “street name” through a broker, you will be able to exercise your vote through your broker by completing a voting instruction form. Most “street name” holders may also submit their voting instructions to their broker by telephone or by Internet.

The method by which registered shareholders vote will in no way limit the right to vote at the Court Meeting if such registered shareholders later decide to attend in person. If shares are held in “street name,” beneficial holders must vote in accordance with the instructions received from their broker.

Q:	If my Verigy ordinary shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. The vote on the scheme is considered a “non-routine” matter, and your broker cannot exercise discretion to vote your ordinary shares. If you hold your Verigy ordinary shares in “street name,” you should follow the procedures provided by your broker regarding how to instruct your broker to vote your shares. Typically, you would submit your voting instructions by mail, by telephone or by the Internet in accordance with the procedures provided by your broker.

All shares entitled to vote and represented by properly completed proxies received prior to the Court Meeting and not revoked will be voted at the meeting in accordance with your instructions. If a signed proxy card is returned without indicating how shares should be voted on a matter and the proxy is not revoked, the shares represented by such proxy will be voted as the Verigy board of directors recommends and, therefore, “FOR” the approval of the scheme of arrangement.

Q:	How are votes counted?

A:	You may vote FOR or AGAINST the approval of the scheme of arrangement, or you may abstain from voting on the scheme of arrangement. Abstentions will not be counted as votes cast or shares voting on the proposal, but will count for the purpose of determining whether a quorum is present.

Q:	Can I revoke or change my vote?

A:	Yes, registered shareholders have the right to revoke a proxy at any time prior to voting at the Court Meeting by (i) submitting a subsequently dated proxy, which, if not delivered in person at the meeting, must be received by us no later than 48 hours before the appointed time of the meeting or (ii) by attending the meeting and voting in person, provided that you are a registered shareholder. If you hold Verigy ordinary shares in “street name” through a broker, you should follow the procedures provided by your broker to revoke or change your vote.

Q:	What happens if I do not submit a proxy card?

A:	Failure to submit a proxy card could make it more difficult for us to achieve the requisite thresholds we need for approval of the scheme. Therefore, we urge all Verigy shareholders to vote, and we request that you return the proxy card as soon as possible.

Q:	What do Verigy shareholders need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. In order for Verigy ordinary shares to be represented at the Court Meeting, registered shareholders can (i) indicate on the enclosed proxy card how they would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope or (ii) attend the Court Meeting in person. If your shares are held in “street name” through your broker, please follow the procedures provided by your broker regarding how to instruct your broker to vote your shares.

Q:	Who can answer questions?

A:	Verigy shareholders with questions about the Transaction or the Court Meeting, or who desire additional copies of this proxy statement or additional proxy cards should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: (877) 456-3510

Banks and Brokers May Call Collect: (212) 750-5833

Registered shareholders who have questions regarding their share ownership may write Verigy’s transfer agent, Computershare Trust Company, N.A., 250 Royall Street, Canton Massachusetts 02021, (800) 736-3001. Registered shareholders may call toll-free (800) 431-7723 or non toll-free (312) 360-5193.

SUMMARY OF THE TRANSACTION

The following is a summary of the information contained in this proxy statement relating to the Transaction. This summary may not contain all of the information about the Transaction that is important to you. For a more complete description of the Transaction, we encourage you to read carefully this entire proxy statement, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this proxy statement, which includes important business and financial information about Verigy. Shareholders may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 88 of this proxy statement.

The Transaction

Verigy and Advantest have entered into an implementation agreement pursuant to which Advantest will acquire all of Verigy’s outstanding ordinary shares (other than those held by Advantest and its subsidiaries) for $15.00 per share in cash. The acquisition of Verigy’s outstanding ordinary shares will be implemented through a process called a scheme that is supervised by the Singapore court. In lieu of proceeding by way of the scheme, Advantest may elect to effect the Transaction by way of a takeover offer on the terms and conditions set forth in the implementation agreement. Advantest may only proceed with the takeover offer if it obtains the prior written consent of Verigy, which consent may be granted or withheld by Verigy in its sole discretion.

Parties to the Transaction

Verigy Ltd.

Verigy provides advanced semiconductor test systems and solutions used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Verigy offers scalable platforms for a wide range of system-on-chip (SOC) test solutions, and memory test solutions for Flash, DRAM including high-speed memories, and multi-chip packages (MCP). Verigy also provides advanced analysis tools that accelerate design debug and yield ramp processes.

Verigy was incorporated in Singapore on January 23, 2006. Verigy’s principal offices are located at No. 1 Yishun Ave 7, Singapore 768923, and the address of its principal U.S. subsidiary is 10100 North Tantau Avenue, Cupertino, California 95014. Verigy’s telephone number at its principal office in Singapore is (+65) 6755-2033 and at its U.S. location is (408) 864-2900. Verigy’s home page on the Internet is www.verigy.com.

Advantest Corporation

Advantest produces automatic test equipment (ATE) for the semiconductor industry and manufactures measuring instruments used in the design and production of electronic instruments and systems. Advantest also focuses on R&D for emerging markets that benefit from advancements in nanotech and terahertz technologies.

Advantest was founded in Tokyo in 1954. Advantest’s principal offices are located at Shin-Marunouchi Center Building, 1-6-2 Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan and its telephone number is +81-3-3214-7500. Advantest’s home page on the Internet is www.advantest.com.

The Scheme Shareholders

The Scheme Shareholders are the persons registered as holders of Verigy’s ordinary shares in Verigy’s Register of Members, other than Advantest and its subsidiaries.

The Court Meeting

Date, Time and Place

The Court Meeting will be held at —, Pacific Time, on —, 2011 at 10100 North Tantau Avenue, Cupertino, California 95014. Check-in will begin at —, Pacific Time.

Purpose

This Court Meeting was directed to be convened by the Singapore court for the purpose of approving the scheme.

Record Date and Quorum

The record date for determining the unaffiliated, registered shareholders who are entitled to vote at the Court Meeting will be —.

A quorum is required for the transaction of business at the Court Meeting. The presence, in person or by proxy, at the Court Meeting of the unaffiliated, registered shareholders holding one-half of the outstanding Verigy ordinary shares held by all unaffiliated, registered Verigy shareholders as of record as of — will constitute a quorum.

Vote Required

The affirmative vote of a majority in number of the unaffiliated, registered Verigy shareholders present and voting, either in person or by proxy, at the Court Meeting, representing not less than 75% in value of the outstanding Verigy ordinary shares held by the unaffiliated, registered Verigy shareholders present and voting, either in person or by proxy, at the Court Meeting, is required for the approval of the scheme of arrangement.

Recommendation of the Verigy Board of Directors

After careful consideration, our board of directors has unanimously determined that it is in the best interests of Verigy and its shareholders that Verigy enter into the implementation agreement and consummate the Transaction, and unanimously recommends that you vote “FOR” the adoption and approval of the scheme.

The Scheme

The Scheme of Arrangement

The purpose of the scheme is to implement the acquisition of Verigy’s ordinary shares by Advantest. The scheme involves the transfer of all of Verigy’s ordinary shares issued to Scheme Shareholders (also referred to throughout this proxy statement as unaffiliated, registered shareholders) to Advantest, in exchange for $15.00 per shares in cash. Upon completion of the scheme, Advantest will hold all of the Verigy ordinary shares.

Appraisal Rights

Once the scheme is approved by the requisite statutory majority of registered shareholders, is sanctioned by the Singapore court and becomes effective, it will be binding on all shareholders of Verigy. Dissenting shareholders may file an objection with the Singapore court against the granting of the Singapore court sanction, but no appraisal rights are available to dissenting shareholders in connection with a scheme effected under Singapore law.

Court Sanction

Pursuant to the Companies Act, Chapter 50 of Singapore, the Singapore court has directed that the Court Meeting be convened for the purpose of approving the scheme. If the requisite statutory majority of the unaffiliated, registered shareholders votes to approve the scheme at the Court Meeting and the other closing conditions have been satisfied, an application will be made to the Singapore court by Verigy to sanction the scheme.

Opinion of Verigy Financial Advisor

Morgan Stanley & Co. Incorporated, or Morgan Stanley, delivered its written opinion to the board of directors that, as of March 19, 2011, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration to be received by holders of Verigy ordinary shares pursuant to the implementation agreement was fair from a financial point of view to such holders. The full text of the written opinion of Morgan Stanley dated March 19, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. We encourage you to read the entire opinion carefully and in its entirety.

Verigy shareholders should also carefully consider the discussion of Morgan Stanley’s analysis in the section entitled “The Transaction—Opinion of Verigy Financial Advisor” beginning on page 35 of this proxy statement.

Under the terms of an engagement letter between Morgan Stanley and Verigy, Morgan Stanley provided Verigy financial advisory services and the financial opinion in connection with the Transaction, and Verigy has agreed to pay Morgan Stanley fees of approximately $14.2 million for its services, of which approximately $13.2 million is payable upon the closing of the Transaction.

Treatment of Verigy Stock Options, Restricted Share Units, and ESPP in the Transaction

The terms below have the following meanings as used in this section:

•

exchange ratio means a fraction determined by dividing the scheme price (which is $15.00) by the volume weighted average per share price of Advantest common stock (denominated in U.S. dollars) on the New York Stock Exchange for the 10 consecutive trading days immediately preceding but not including the scheme closing date, rounded to four decimal places; and

•	ADR means an American Depository Receipt of Advantest.

Stock Options

Except for stock options held by board members who are not current executive officers or employees of Verigy, all stock options that are not scheduled to be terminated (as described below) and that are unexpired, unexercised and outstanding immediately prior to the completion of the Transaction will be assumed by Advantest (each, an “assumed option”). Each such assumed option will, except as otherwise agreed to by Advantest and a holder of such assumed option, be subject to the same terms and conditions as were applicable to such option immediately prior to the effective time, including the vesting schedule applicable thereto, except that (1) the number of shares of Advantest common stock (or ADRs) representing shares of Advantest common stock subject to each assumed option will be determined by multiplying the number of Verigy ordinary shares subject to the assumed option by the exchange ratio with the resulting number rounded down to the nearest whole share (or ADR), and (2) the per share exercise price of Advantest common stock (or ADRs) issuable upon the exercise of each assumed option will be equal to the quotient determined by dividing the exercise price per Verigy ordinary share as of immediately prior to the effective time, by the exchange ratio, with the resulting price per share rounded up to the nearest whole cent.

Stock options that are unexpired, unexercised and outstanding immediately prior to the Transaction and held by certain identified option holders (consisting of board members who are not current executive officers or employees of Verigy), and that have a per share exercise price that is less than or equal to $15.00 per share will vest in full and become exercisable immediately prior to the effective time of the scheme, and terminate in their entirety at the effective time of the scheme. Such stock options will be terminated in exchange for an amount equal to the product of: (1) the number of Verigy ordinary shares as to which each such option is exercisable at the effective time of the scheme, after giving effect to the accelerated vesting, and (2) the excess, if any, of (x) $15.00 over (y) the per share exercise price of such option, which amount will be paid less any required withholdings. To the extent any unexpired and outstanding stock options held by an identified optionholder have an exercise price that is greater than $15.00, such options will vest in full immediately prior to the effective time of the scheme, and will be cancelled immediately thereafter without any payment if not exercised.

Restricted Share Units

Outstanding Verigy restricted share units will not be assumed by Advantest under the implementation agreement, and as of the effective time of the scheme and, except as otherwise agreed to by Advantest and the holder, the unvested portion of each issued and outstanding restricted share unit award will become fully vested, and each restricted share unit so vested will thereupon be converted into the right to receive a cash payment with respect thereto equal to $15.00 per share, less any required tax withholdings.

ESPP

The implementation agreement provides that Verigy’s 2006 Employee Share Purchase Plan (which we refer to as the Verigy ESPP) will be terminated no later than the day immediately prior to the effective time of the scheme and participants will be allowed to purchase prior to the effective time of the scheme or, Verigy ordinary shares based on any purchase rights accrued as of such date. To the extent Verigy ordinary shares are not purchased as provided in the preceding sentence, no later than on the day immediately preceding the effective time of the scheme, all accumulated payroll deductions allocated to each participant’s account under the Verigy ESPP will be returned to each participant as provided by the terms of the Verigy ESPP, and no Verigy ordinary shares will be purchased under the Verigy ESPP for such final offering period.

Interests of Directors and Executive Officers in the Transaction

You should be aware that some of the directors and executive officers of Verigy have interests in the Transaction that are different from, or are in addition to, the interests of shareholders generally. The Verigy board of directors was aware of and considered these interests, among other matters, in reaching its decision to approve the entry into the implementation agreement and the consummation of the Transaction. See “The Transaction—Interests of Verigy’s Directors and Executive Officers in the Transaction” beginning on page 42 for a description of these interests.

Conditions to Completion of the Transaction

We expect to complete the Transaction after all the conditions to the Transaction in the implementation agreement are satisfied or waived, including after we receive shareholder approval at the Court Meeting, sanction of the Singapore court, and all other regulatory approvals. As previously announced, the DOJ, issued a second request in connection with the Transaction. Both companies and their advisors are working closely with the DOJ to comply with the second request expeditiously. Due to factors outside of our control, we are not in a position at this time to estimate when the Transaction will be completed, if at all.

Pursuant to the scheme of arrangement, the obligation of each party to complete the Transaction is subject to the satisfaction or waiver of several conditions set forth in the implementation agreement, which are summarized below:

•	the approval of the implementation agreement and the scheme of arrangement by Verigy’s shareholders;

•	the approval and confirmation of the scheme by the Singapore court;

•	the registration of the Singapore court’s approval with the Accounting and Corporate Regulatory Authority of Singapore (which we refer to as ACRA);

•	the absence of certain governmental orders or proceedings that make the Transaction illegal or otherwise prohibit the consummation of the Transaction; and

•

the expiration or termination of the waiting period (and any extension thereof) under the HSR Act relating to the Transaction and the receipt of clearance under specified foreign antitrust requirements.

The obligation of Verigy to consummate the Transaction is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Advantest contained in the implementation agreement shall be true and correct on and as of the date the scheme is considered by the Singapore court and the effective date of the scheme, except for:

•

failures that, individually or in the aggregate, would not have the effect of preventing or prohibiting Advantest from effecting the Transaction or fulfilling its obligations under the implementation agreement;

•	changes expressly required by the implementation agreement; and

•

representations and warranties which address matters only as of a particular date, which need only be true and correct as of such date, subject to the qualifications described above in the first sub-bullet point; and

•

Advantest shall have performed or complied in all material respects with all agreements and covenants required by the implementation agreement to be performed or complied with by it on or prior to the effective date of the scheme.

The obligation of Advantest to consummate the Transaction is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Verigy contained in the implementation agreement shall be true and correct on and as of the date the scheme is considered by the Singapore court and the effective date of the scheme, except for:

•	failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Verigy and its subsidiaries, taken as a whole;

•	changes expressly required by the implementation agreement; and

•

representations and warranties which address matters only as of a particular date, which need only be true and correct as of such date, subject to the qualifications described above in the first sub-bullet point;

•

Verigy shall have performed or complied in all material respects with all agreements and covenants required by the implementation agreement to be performed or complied with by it at or prior to the effective date of the scheme;

•	no material adverse effect on Verigy shall have occurred since the date of the implementation agreement and be continuing;

•

no suit, action or proceeding initiated by a governmental entity shall be pending in a court of competent jurisdiction that challenges or seeks to restrain the consummation of the scheme or any other transaction contemplated by the implementation agreement or that seeks to require Advantest, Verigy or any of their subsidiaries or affiliates to effect any of the actions described in the third sentence under the heading “Other Agreements—Regulatory Filings; Reasonable Best Efforts” in “The Implementation Agreement” section of the proxy statement beginning on page 71; and

•

Verigy shall have received a consent to the scheme from Agilent, for purposes of the several agreements that Verigy entered into as part of its spin-off from Agilent relating to the licensing of certain intellectual property and other related matters. There can be no assurances that Verigy will receive this consent from Agilent.

The implementation agreement provides that any or all of the conditions described above may be waived, in whole or in part, by Verigy or Advantest, as applicable, to the extent legally allowed. See “The Implementation Agreement—Conditions to Completion of the Transaction” beginning on page 72 and see also “The Implementation Agreement—Conditions to Completion of the Transaction—Conditions to the Offer” for the conditions that apply if the Transaction proceeds by way of the offer beginning on page 74.

No Solicitation

The implementation agreement contains customary “no solicitation” provisions, subject to a “fiduciary exception,” requiring Verigy not to, and not to permit its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents or other representatives to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal;

•

participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to or for the purpose of facilitating, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any acquisition proposal;

•

terminate, amend, release or authorize the release of any person or entity from or expressly waive any provision of any confidentiality, “standstill” or similar agreement under which it has any rights, or fail to enforce in all material respects each such agreement at the request of Advantest;

•

take any action to render inapplicable, or to exempt any third person from, any legal requirement that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

•	publicly approve, endorse or recommend any acquisition proposal;

•

enter into any letter of intent or similar contract contemplating or otherwise relating to any acquisition proposal or transaction contemplated thereby, other than a confidentiality agreement in connection with a superior offer; or

•	propose publicly or agree to any of the foregoing with respect to an acquisition proposal.

The implementation agreement does not, however, prohibit Verigy from considering an unsolicited, bona fide acquisition proposal from a third party if certain specified conditions are met. For a discussion of the prohibition on solicitation of acquisition proposals from third parties, see “The Implementation Agreement—No Solicitation” beginning on page 75.

Termination of the Implementation Agreement

Either Verigy or Advantest may terminate the implementation agreement and the Transaction may be abandoned at any time prior to the effective time of the scheme of arrangement if:

•	the parties mutually agree in writing;

•

the closing of the Transaction does not occur on or before May 18, 2012, except that a party may not terminate under this provision if the party’s action or failure to fulfill any covenant or obligation under the implementation agreement was the proximate cause of the failure of the Transaction to be completed on or before such date and such action or failure to fulfill any covenant or obligation constitutes a material breach of the implementation agreement;

•

a governmental entity shall have issued a nonappealable final order, ruling or action (including a failure to take action) or nonappealable, final denial of a required consent or approval, in each case permanently preventing or making illegal the consummation of the Transaction; or

•

the offer has not been commenced and either (i) Verigy’s shareholders do not approve the implementation agreement at a duly convened meeting of Verigy’s shareholders or (ii) the Singapore court does not approve the scheme, in each case provided that the terminating party has complied in all material respects with its obligations to try to obtain such approvals.

Verigy may terminate the implementation agreement if:

•

Advantest materially breaches its obligations to try to obtain regulatory approval for the Transaction, as described under the heading “—Other Agreements—Regulatory Filings; Reasonable Best Efforts” in “The Implementation Agreement” section of the proxy statement beginning on page 71; or

•

unless Verigy has materially breached the implementation agreement, Advantest breaches any of its representations, warranties, covenants or agreements in a manner that causes the closing conditions regarding its representations, warranties and covenants not to be satisfied after a 30-day cure period.

Advantest may terminate the implementation agreement if:

•

Verigy materially breaches its obligations to try to obtain regulatory approval for the Transaction, as described under the heading “—Other Agreements—Regulatory Filings; Reasonable Best Efforts” in “The Implementation Agreement” section of the proxy statement beginning on page 71;

•

unless Advantest has materially breached the implementation agreement, Verigy breaches any of its representations, warranties, covenants or agreements in a manner that causes the closing conditions regarding its representations, warranties and covenants not to be satisfied after a 30-day cure period; or

•	a triggering event with respect to Verigy shall have occurred, provided that Advantest terminates the implementation agreement within ten business days after the triggering event.

Under the implementation agreement, a triggering event will occur if, among other things:

•	the board of directors for any reason changes its recommendation that Verigy shareholders approve the scheme;

•	Verigy fails to include in the scheme documents the unanimous recommendation of the board of directors that Verigy shareholders approve the the implementation agreement and the scheme;

•	the board of directors approves or recommends any acquisition proposal;

•

Verigy enters into any letter of intent or similar document or any agreement accepting any acquisition proposal, other than a confidentiality agreement permitted pursuant to the exceptions to Verigy’s nonsolicitation obligations;

•

a tender or exchange offer relating to Verigy’s securities is commenced by a person or entity unaffiliated with Advantest, and Verigy does not send to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act within 10 business days after such tender or exchange offer is first made, a statement disclosing that the board of directors recommends rejection of such tender or exchange offer;

•	Verigy publicly announces its intention to do any of the foregoing; or

•	Verigy knowingly commits a material breach of its obligations under the non-solicitation provision of the implementation agreement.

For a discussion of the termination of the implementation agreement, see “The Implementation Agreement—Termination of the Implementation Agreement” beginning on page 78.

Termination Fees

Verigy will be required to pay Advantest a termination fee of $7,500,000 if the implementation agreement is terminated:

•	by Advantest as a result of a triggering event (or if a triggering event occurs and Verigy terminates the implementation agreement for a different reason);

•

by Advantest or Verigy as a result of the failure to close the Transaction on or before May 18, 2012 or the failure to obtain the approval of Verigy’s shareholders or the Singapore court and (i) after the date of the implementation agreement and prior to the termination of the implementation agreement, any acquisition proposal has been made known to Verigy or publicly disclosed and not withdrawn, or any person shall have publicly announced an intention, whether or not conditional, to make an acquisition proposal which is not withdrawn and (ii) within 12 months following the termination of the implementation agreement, an alternative transaction is consummated or Verigy enters into an agreement providing for an alternative transaction; or

•

by Advantest or Verigy as a result of the failure to close the Transaction on or before May 18, 2012 or the failure to obtain the approval of Verigy’s shareholders or the Singapore court, and if the recommendation of the independent financial advisor that Verigy shareholders vote in favor of the scheme or tender their shares, as applicable, is not included in the scheme documents or the Schedule 14D-9, as applicable, or if the independent financial advisor does not recommend (or recommended and then changes its recommendation) that Verigy shareholders vote in favor of the scheme or tender their shares, as applicable.

For a discussion of the termination fees see “The Implementation Agreement—Termination Fees” beginning on page 80.

Expenses

All fees and expenses incurred in connection with the implementation agreement and the Transaction will be paid by the party incurring such fees and expenses whether or not the Transaction is completed.

Notwithstanding the foregoing, Advantest will be required to reimburse Verigy for $7,500,000 if the implementation agreement is terminated:

•	by Advantest or Verigy due to the failure to close the Transaction on or before May 18, 2012 solely as a result of the failure to obtain antitrust approvals;

•

by Advantest or Verigy due to a nonappealable, final governmental order, ruling or action (including a failure to take action) or nonappealable, final denial of a required consent or approval, in each case permanently preventing or making illegal the consummation of the Transaction; or

•

by Verigy as a result of a material breach by Advantest of its obligations to try to obtain regulatory approvals for the Transaction or a breach by Advantest of any of its representations, warranties, covenants or agreements in a manner that causes the closing conditions regarding its representations, warranties and covenants not to be satisfied after a 30-day cure period.

Material U.S. Federal Income Tax Consequences of the Transaction

The receipt of cash for Verigy ordinary shares by U.S. holders pursuant to the Transaction will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of Verigy ordinary shares will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received in the Transaction and (2) the holder’s adjusted tax basis in the shares. Non-U.S. holders of Verigy ordinary shares generally will not be required to pay U.S. federal income tax on the receipt of cash in exchange for Verigy ordinary shares in the Transaction. Shareholders, including non-U.S. shareholders, should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Transaction. See “The Transaction—Material U.S. Federal Income Tax Consequences of the Transaction” beginning on page 62.

Regulatory Matters

The Transaction is subject to certain antitrust laws. Verigy and Advantest have made filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the HSR Act), with the DOJ and the United States Federal Trade Commission (which we refer to as the FTC). As previously announced, the DOJ has issued a second request. Under the HSR Act, the Transaction cannot be completed until the expiration or termination of a 30-day waiting period following the certification of substantial compliance with the second request by Advantest. Both companies and their advisors are working closely with the DOJ to comply with the second request expeditiously. In addition, Verigy and Advantest are preparing premerger notification filings in Taiwan and South Korea.

Pursuant to an application made by Verigy, on March 28, 2011, the Securities Industry Council of Singapore (which we refer to as the SIC) confirmed the waiver of the application of the provisions of the Singapore Code on Take-overs and Mergers (which we refer to as the Singapore Take-over Code) to the scheme.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference into this proxy statement include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “The Court Meeting,” “The Transaction,” “Opinion of Verigy’s Financial Advisor,” “Regulatory Approvals,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the possibility that the Transaction will not close or that the closing may be delayed;

•	the effect of the announcement of the Transaction on Verigy’s business relationships, operating results and business generally;

•	the retention of certain key employees at Verigy;

•	the outcome of any legal proceedings that have been or may be instituted against Verigy related to the implementation agreement;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the implementation agreement;

•

the approval of the scheme by Verigy’s shareholders or other conditions to the completion of the Transaction may not be satisfied, or the regulatory approvals required for the Transaction may not be obtained on the terms expected or on the anticipated schedule, if at all;

•	the amount of the costs, fees, expenses and charges related to the Transaction; and

•	Verigy’s and Advantest’s ability to meet expectations regarding the timing and completion of the Transaction.

In addition, we are subject to risks and uncertainties and other factors detailed in Verigy’s annual report on Form 10-K for the fiscal year ended October 31, 2010, filed with the SEC, on December 13, 2010, and our amended annual report on Form 10-K/A, filed with the SEC on February 25, 2011, and Verigy’s quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2011, filed with the SEC on March 7, 2011, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information.” Many of the factors that will determine Verigy’s future results are beyond Verigy’s ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent Verigy’s views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE COURT MEETING

By an order of the Singapore court dated —, the Court Meeting was directed to be convened for the purpose of approving and adopting the scheme as follows:

Date, Time and Place of the Court Meeting

The Court Meeting is scheduled to be held at the offices of Verigy’s principal U.S. subsidiary, Verigy US, Inc., located at 10100 North Tantau Avenue, Cupertino, California 95014-2540, on —, 2011, at — a.m., Pacific Time.

Purpose of the Court Meeting

The purpose of the Court Meeting is to consider and vote upon the proposal to approve the scheme in connection with the Transaction. Our board of directors recommends that our shareholders vote “FOR” the approval of the scheme. At the Court Meeting, our shareholders will be provided with the opportunity to decide whether they consider the scheme to be in their best interests.

Once the scheme is approved by the requisite statutory majority of the unaffiliated, registered shareholders, is sanctioned by the Singapore court and becomes effective, the scheme will be binding on all unaffiliated, registered shareholders, and all unaffiliated, registered Verigy shareholders will participate in the Transaction, whether or not they were present in person or by proxy, or voted or abstained from voting, at the Court Meeting.

Persons Entitled to Vote; Quorum; Vote Required

The record date for determining the unaffiliated, registered shareholders who are entitled to vote at the Court Meeting will be —.

The presence, in person or by proxy, at the Court Meeting of the unaffiliated, registered shareholders holding one-half of the outstanding Verigy ordinary shares held by all unaffiliated, registered Verigy shareholders as of record as of — will constitute a quorum, which is necessary to hold the Court Meeting. Abstentions are counted in determining whether a quorum is present, but will have no effect on the vote for the proposal to approve the scheme of arrangement.

The affirmative vote of a majority in number of the unaffiliated, registered Verigy shareholders present and voting, either in person or by proxy, at the Court Meeting, representing not less than 75% in value of the outstanding Verigy ordinary shares held by the unaffiliated, registered Verigy shareholders present and voting, either in person or by proxy, at the Court Meeting, is required for the approval of the scheme of arrangement.

As of April 18, 2011, there were 60,786,124 outstanding Verigy ordinary shares.

Proxies and Voting Procedures

If you are an unaffiliated, registered shareholder, you can vote your ordinary shares by completing and returning a proxy card, which when properly executed and received by us, will be voted at the Court Meeting in accordance with the shareholders’ instructions set forth in the proxy. If you hold your shares in “street name,” please vote in accordance with the instructions provided by your broker. Most “street name” holders, or beneficial owners holding through a bank or broker custodian, may also vote by telephone or by Internet, in accordance with instructions provided by their broker. In accordance with Singapore law, the registered shareholders may not vote their shares over the Internet and so must return a proxy card by mail or in person at the Court Meeting to vote their shares. All shares entitled to vote and represented by properly completed proxies received prior to the Court Meeting and not revoked will be voted at the Court Meeting in accordance with your instructions. If you are an unaffiliated, registered shareholder and you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Verigy board of directors recommends, and therefore, “FOR” the approval of the scheme.

Any registered shareholder entitled to vote at the Court Meeting has the right to revoke his or her proxy at any time prior to voting at the Court Meeting by (i) submitting a subsequently dated proxy, which, if not delivered in person at the meeting, must be received by us no later than 48 hours before the appointed time of the meeting or (ii) by attending the meeting and voting in person. If you hold shares in “street name” through a broker and would like to change your vote instruction, you should follow the directions provided by your broker. Most brokers provide means by which “street name” holder may vote by telephone or by Internet, as well as by signing and returning voting instructions.

If the Court Meeting is postponed or adjourned, as a registered shareholder your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted.

Proxies received at any time before the Court Meeting, and not revoked or superseded before being voted, will be voted at the Court Meeting. A validly signed proxy will be voted in accordance with the specification.

If you are a registered shareholder, you may revoke your proxy at any time before the vote is taken at the Court Meeting, by notifying Verigy’s General Counsel at 10100 North Tantau Avenue, Cupertino, California 95014, by submitting a later-dated proxy, or by attending the Court Meeting and voting in person. Attendance at the Court Meeting will not, by itself, revoke your proxy; you must vote in person at the Court Meeting in order to revoke or change your vote. If you hold shares in “street name” through a broker, you should follow the instructions provided by your broker.

Please do not send in your share certificates with your proxy form.    You will be notified of the procedures to surrender your share certificates and receive the Transaction consideration after the scheme has become effective. See also “The Scheme of Arrangement; Special Factors Regarding the Scheme—Settlement Procedures” beginning on page 33.

Mailing of Proxy Statement

This proxy statement, including the Notice, was first made available on or about —, 2011 to the registered shareholders. After we first make this proxy statement, including the Notice, and other soliciting materials available to our registered shareholders, copies will be supplied to brokers, banks and other nominees for the purpose of soliciting proxies from our “street name” holders.

Registered Office

The mailing address of our registered office is 1 Yishun Avenue 7, Singapore 768923. Please note, however, that any shareholder communications should be directed to the attention of our General Counsel at the offices of our principal U.S. subsidiary, Verigy US, Inc., 10100 North Tantau Avenue, Cupertino, California 95014-2540.

Abstentions and Broker Non-Votes

If a registered shareholder abstains from voting, or if brokers holding their customers’ shares of record cause abstentions to be recorded, those shares are considered present and entitled to be voted at the Court

Meeting, and, therefore, are considered for purposes of determining whether a quorum is present. Under the laws of Singapore, however, abstentions will not be counted in the tabulation of votes cast on a proposal, and, thus, have no effect on whether a proposal has been approved. A broker “non-vote” is treated as not being entitled to vote on the relevant proposal and, therefore, is not counted for purposes of determining whether a proposal has been approved. The proposal to approve the scheme is considered a “non-routine” matter, and if you are a “street name” holder, your broker will not have the authority to vote your shares for or against this proposal without your instruction.

Adjournments

The Court Meeting may be adjourned from time to time if the resolution for adjournment is approved by the affirmative vote of unaffiliated, registered shareholders representing more than 50% in value of the outstanding Verigy ordinary shares held by the unaffiliated, registered shareholders present and voting, either in person or by proxy, at the Court Meeting.

Cost of Proxy Distribution and Solicitation

We will pay the expenses of the solicitation of proxies from our shareholders. Proxies may be solicited on our behalf in person or by mail, telephone, e-mail, facsimile or other electronic means by our directors, officers or employees, who will receive no additional compensation for soliciting. We have engaged Innisfree M&A Incorporation to assist in the solicitation of proxies and to provide related informational support, for a fee of $— plus reimbursement of reasonable expenses. In accordance with the regulations of the SEC and NASDAQ rules, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our shares.

PARTIES TO THE TRANSACTION

Verigy Ltd.

Verigy provides advanced semiconductor test systems and solutions used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Verigy offers scalable platforms for a wide range of system-on-chip (SOC) test solutions, and memory test solutions for Flash, DRAM including high-speed memories, as well as multi-chip packages (MCP). Verigy also provides advanced analysis tools that accelerate design debug and yield ramp processes.

Verigy was incorporated in Singapore on January 23, 2006. Verigy’s principal offices are located at No. 1 Yishun Ave 7, Singapore 768923, and the address of its principal US subsidiary is 10100 North Tantau Avenue, Cupertino, California 95014. Verigy’s telephone number at its US location is (408) 864-2900. Verigy’s home page on the Internet is www.verigy.com. For more information on Verigy, see “Where You Can Find More Information” on page 88.

Advantest Corporation

Advantest is a leading producer of automatic test equipment (ATE) for the semiconductor industry and a premier manufacturer of measuring instruments used in the design and production of electronic instruments and systems. Its leading-edge systems and products are integrated into the most advanced semiconductor production lines in the world. The company also focuses on R&D for emerging markets that benefit from advancements in nanotech and terahertz technologies, and has recently introduced critical dimension scanning electron microscopes essential to photomask manufacturing, as well as a 3D imaging and analysis tool.

Founded in Tokyo in 1954, Advantest established its first subsidiary in 1982, in the USA, and now has subsidiaries worldwide. Advantest’s principal offices are located at Shin-Marunouchi Center Building, 1-6-2 Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan and its telephone number is +81-3-3214-7500. More information is available at www.advantest.com.

Scheme Shareholders

The Scheme Shareholders, who are considered parties to the scheme, are the persons registered as holders of Verigy’s ordinary shares in Verigy’s Register of Members (other than Advantest and its subsidiaries).

THE TRANSACTION

The following is a description of the material aspects of the Transaction, including the implementation agreement and the scheme. While we believe that the following description covers the material terms of the Transaction, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement, including the implementation agreement and the scheme of arrangement, attached to this proxy statement as Annex A and Annex B, respectively, for a more complete understanding of the Transaction.

Background of the Transaction

Verigy management and the Verigy board of directors have regularly reviewed the company’s strategic position and plans in an effort to enhance the company’s performance and prospects in light of evolving business and economic circumstances. Among other things, these reviews have included consideration of potential business combination transactions with third parties, including other companies operating in the automated test equipment industry, and the potential benefits and risks of these transactions. Also, from time to time, Verigy management (with the knowledge of the board of directors) has engaged in exploratory discussions with third parties, including Advantest Corporation and LTX-Credence Corporation, regarding potential business combination transactions. Until Verigy began its discussions with LTX-Credence in May 2010, none of Verigy’s exploratory discussions with third parties resulted in any definitive transaction proposals.

During the course of its spring 2010 strategic analysis, among other things, Verigy management considered the benefits and risks of a business combination transaction with LTX-Credence. Based on this analysis, Verigy management concluded that combining Verigy and LTX-Credence would have a number of strategic benefits, including the combination of complementary businesses and products, expansion of the combined company’s customer base through broader product offerings, deeper sales resources, enhanced research and development efforts and greater financial resources, expansion of the combined company’s engineering and technical resources, expansion of the combined company’s intellectual property portfolio, an increase in the combined company’s financial resources, a reduction in the combined company’s operating costs, and enhancement of the combined company’s management breadth. After reviewing these matters, the Verigy board of directors authorized management to contact LTX-Credence to determine if LTX-Credence would be willing to consider a potential business combination transaction between the two companies.

In May 2010, Keith Barnes, Verigy’s Chief Executive Officer at the time, contacted LTX-Credence’s CEO to introduce the possibility of a business combination transaction between the two companies. LTX-Credence’s CEO was receptive to preliminary discussions regarding a transaction and management of the two companies began discussions shortly thereafter. Verigy also contacted Morgan Stanley at this time to request a financial analysis of a potential transaction with LTX-Credence. Throughout the summer of 2010, Verigy and LTX-Credence management held numerous meetings to discuss a potential business combination transaction. During this same period of time, the Verigy board of directors also convened several meetings to receive progress reports on, and provide input and advice regarding, discussions with LTX-Credence. Representatives of Morgan Stanley attended these meetings and provided financial analyses of a potential transaction between Verigy and LTX-Credence, as well as other strategic advice regarding discussions with LTX-Credence.

In late September 2010, Verigy and LTX-Credence reached agreement on a preliminary, non-binding term sheet for a business combination of the two companies. Given the extensive work and expense involved in finalizing a transaction, as well as the parties’ desire to further the business and strategic objectives of the proposed transaction, Verigy and LTX-Credence entered into a mutual exclusivity agreement under which both companies agreed to refrain, for a limited period of time, from soliciting competing transactions or entering into discussions with third parties regarding alternative transactions. Throughout October 2010, Verigy, LTX-Credence and their respective financial and legal advisors conducted confirmatory due diligence and negotiated definitive agreements for the proposed business combination transaction.

On October 18, 2010, Mr. Barnes received a voice message from a representative of the financial advisory firm GCA Savvian Advisors, LLC requesting a return call. The voice message did not identify the subject matter of the call, nor did the representative state that GCA Savvian was representing Advantest. Given the uncertainty regarding the specific nature of the call, and the restrictions under the terms of Verigy’s exclusivity agreement with LTX-Credence, Mr. Barnes did not return the call.

Verigy and LTX-Credence continued their confirmatory due diligence and definitive agreement negotiations into November 2010, and on November 17, 2010 the two companies entered into an Agreement and Plan of Merger pursuant to which they agreed to a business combination transaction. Verigy and LTX-Credence jointly announced their proposed business combination transaction before the U.S. stock markets opened the following day.

Following execution of the merger agreement on November 17, 2010, but before Verigy and LTX-Credence had publicly announced the proposed merger, Advantest, through a representative of its financial advisor, GCA Savvian, sent Verigy a letter expressing Advantest’s interest in discussing a potential strategic transaction with Verigy. The letter stated in relevant part:

We are writing to express Advantest Corporation’s interest in re-initiating discussions regarding a potential acquisition of, or combination with, Verigy Limited. Following several productive conversations with [Verigy’s] management team throughout 2009, [Advantest] remains enthusiastic about the opportunity to explore a transaction with [Verigy], and believes that there may be substantial benefits to a transaction between the two companies. Base [sic] on our internal evaluation, [Advantest] believes that a combination between the two companies could create significant value for both companies’ shareholders.

As an immediate next step, [Advantest] would propose to engage in discussions with [Verigy’s] management and Board of Directors to discuss a potential transaction. [Advantest]’s senior management team is prepared to meet [Verigy’s]’s representatives at a location of your preference to initiate discussions as soon as possible.

This letter has been provided in good faith for the confidential use of the Board of Directors of [Verigy] and shall not be disclosed to any third party.

Verigy promptly notified LTX-Credence that Verigy had received the foregoing letter, but since Verigy was prohibited from responding Advantest’s letter under the terms of its merger agreement with LTX-Credence, Verigy did not respond to Advantest or GCA Savvian at this time.

Subsequently, on November 26, 2010, Advantest sent Verigy a written non-binding proposal to acquire all the outstanding shares of Verigy for $12.15 per share, in cash. As required under the terms of its merger agreement with LTX-Credence, Verigy promptly provided LTX-Credence with a copy of the Advantest proposal. Shortly thereafter, Mr. Barnes notified GCA Savvian by email that the Verigy board of directors would be discussing Advantest’s proposal at the regularly scheduled Verigy board meeting on December 2, 2010. Over the next several days, Verigy management, various members of the Verigy board of directors, and representatives from Morgan Stanley, Wilson Sonsini and Verigy’s Singapore counsel, Allen & Gledhill, discussed and evaluated the Advantest proposal, including various financial, regulatory, legal, due diligence and other related aspects of the proposal.

On December 2, 2010, the Verigy board of directors convened a regularly scheduled meeting. Also present for portions of the meeting were Messrs. Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley, Wilson Sonsini and Allen & Gledhill. Ms. Smith and representatives from Allen & Gledhill reviewed the board’s fiduciary duties in the context of the Advantest proposal. Morgan Stanley presented a preliminary financial analysis of a potential Advantest transaction at the price proposed by Advantest and at other hypothetical prices in light of Verigy’s stand-alone prospects and Verigy’s pending merger with LTX-Credence. Representatives of Morgan Stanley and the Verigy board compared a potential transaction with Advantest to both the then proposed transaction with LTX-Credence and to a possible Verigy stand alone path, and also reviewed Advantest’s financial ability to increase its price. Ms. Smith and a representative from Wilson Sonsini reviewed potential regulatory considerations in the context of an Advantest-Verigy transaction. After discussion, the Verigy board determined that the Advantest proposal was not a superior transaction to Verigy’s then pending transaction with LTX-Credence, but was reasonably likely to lead to a superior transaction, and that it was in the best interest of Verigy and its shareholders to enter into exploratory discussions with Advantest. Accordingly, the board authorized management to enter into a confidentiality agreement with Advantest on terms substantially the same as the confidentiality agreement with LTX-Credence. The Verigy board also authorized its Transaction Committee to take the lead in further discussions and related decision-making with respect to the Advantest proposal, but the committee was not empowered to authorize Verigy to terminate the LTX-Credence merger or enter into any agreement with Advantest.

On December 3, 2010, the Verigy Transaction Committee convened a meeting. Also present for portions of the meeting were Messrs. Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini. Messrs. Barnes and Titinger updated the committee members on their discussions with LTX-Credence management regarding the Advantest proposal, and a representative of Wilson Sonsini updated the committee members regarding discussions with Wilmer Cutler Pickering Hale and Dorr LLP, LTX-Credence’s legal advisor, on the same topic. The committee members and Wilson Sonsini reviewed a proposed notice to LTX-Credence in respect of the Advantest proposal and the related terms of Verigy’s merger agreement with LTX-Credence, including the restrictions on Verigy’s ability to engage in discussions with Advantest and share confidential information with Advantest. After discussion, the Verigy Transaction Committee approved the notice to LTX-Credence, and shortly thereafter, Verigy notified LTX-Credence of its determination regarding the Advantest proposal.

On December 5, 2010, the Verigy Transaction Committee convened another meeting to receive updates on discussions with LTX-Credence, to discuss the public announcement of the Advantest proposal and the company’s initial engagement with Advantest. Also present for portions of the meeting were Messrs. Barnes, Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini. Later that evening, after the expiration of a 48-hour waiting period required by the LTX-Credence merger agreement, Verigy management contacted Advantest management, and Verigy’s legal and financial advisors contacted Advantest’s legal and financial advisors, in each case to facilitate preliminary discussions of Advantest’s proposal. The parties determined to have an in-person meeting as promptly as reasonably practicable to discuss valuation, regulatory, legal and other aspects of Advantest’s proposal.

On December 6, 2010, Verigy issued a press release announcing receipt of the Advantest proposal and Verigy’s intent to enter into discussions with Advantest. Thereafter, on December 7, 2010, Advantest issued a press release announcing its proposal, as well as its intention to have discussions with Verigy. Also on December 7, 2010, Verigy and Advantest entered into a mutual confidentiality agreement.

On December 9, 2010, Messrs. Barnes, Titinger, Grady and Nikl had a day-long meeting with representatives of Advantest in California. Present for portions of the meeting were Ms. Smith, and financial and outside legal advisors to both companies. The parties discussed a potential transaction, including valuation, Advantest’s strategic rationale for the transaction, regulatory considerations, due diligence and other related matters.

Over the next several days, representatives of Morgan Stanley had discussions with representatives of GCA Savvian about a potential Advantest-Verigy transaction, including Verigy’s desire for an increased valuation and the need to further understand Advantest’s analysis of the regulatory risks and plans for such a transaction. During this same time period, representatives of Morgan Stanley also had preliminary and tentative discussions with J.P. Morgan regarding a potential restructuring of the then pending Verigy-LTX-Credence transaction. Although valuation considerations were discussed, no proposals resulted from these discussions between Morgan Stanley and J.P. Morgan regarding such matters.

On December 13, 2010, the Verigy Transaction Committee convened a meeting to discuss the status of the Advantest and LTX-Credence transactions. Also present for portions of the meeting were Messrs. Barnes, Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini. Representatives of Morgan Stanley provided an update on their recent discussions with both GCA Savvian and J.P. Morgan. The meeting participants discussed the Advantest proposal, including valuation, regulatory considerations, due diligence and other matters. The Transaction Committee authorized a second meeting of Verigy and Advantest management to provide Advantest with additional diligence information intended to supplement Advantest’s views on valuation, provided that Advantest understood Verigy’s expectation of a meaningfully increased price, additional discussion around regulatory considerations and clarification of other transaction terms after the second management meetings took place. The Transaction Committee also authorized Wilson Sonsini to further explore potential regulatory considerations associated with a potential Advantest-Verigy transaction.

Later that day, representatives of Morgan Stanley communicated Verigy’s proposed next steps of engagement to Advantest, including a willingness to schedule additional management meetings and Verigy’s expectation of a meaningfully increased price, additional discussion of the regulatory considerations of a potential transaction and clarification of other transaction terms after the second management meetings took place. Morgan Stanley also, again, conveyed that Verigy continued to believe that the Advantest proposal undervalued Verigy and its prospects. In response, Advantest requested broader access to more detailed due diligence information regarding Verigy in order to substantiate any price increase. Advantest declined to revise its previous proposal and did not provide details of its regulatory analysis of a potential transaction or other potential transaction terms at this time.

Subsequently, on December 14, 2010, and again on December 15, 2010, Mr. Nikl spoke to Yuichi Kurita, Advantest’s Chief Financial Officer, to discuss a potential transaction between Advantest and Verigy. During this same time, representatives of Morgan Stanley continued to speak with a representative of GCA Savvian to discuss potential next steps to further discussions regarding a potential Advantest-Verigy transaction.

On December 16, 2010, the Verigy Transaction Committee convened a meeting to discuss the status of the pending LTX-Credence merger and Verigy’s discussions with Advantest. Also present for portions of the meeting were Messrs. Barnes, Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini. Mr. Barnes provided an overall update on Verigy’s discussions with Advantest, and thereafter, representatives of Morgan Stanley provided an update on their recent discussions with GCA Savvian, and Mr. Nikl provided an update on his conversations with Mr. Kurita. A representative of Morgan Stanley presented additional preliminary financial analyses of a potential transaction with Advantest. Discussion about the Advantest proposal, the due diligence process and Morgan Stanley’s financial analyses followed.

On December 17, 2010, Advantest and GCA Savvian orally informed Verigy and Morgan Stanley, respectively, that Advantest intended to withdraw its proposal and discontinue discussions regarding a possible transaction with Verigy in light of the parties’ inability to reach agreement on valuation and other issues. Subsequently, however, on December 19, 2010, a representative from GCA Savvian contacted Morgan Stanley and indicated Advantest’s desire to make a revised proposal. GCA Savvian indicated orally, but did not submit a written proposal, that Advantest would be willing to increase the per share price for Verigy ordinary shares it had proposed to $15.00, provided that Advantest promptly received access to due diligence materials.

On December 20, 2010, the Verigy board of directors convened a meeting. Messrs. Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini also attended the meeting. At this meeting, Mr. Barnes and Morgan Stanley updated the board on the December 19, 2010 Advantest proposal conveyed by GCA Savvian. The meeting participants discussed matters relating to a potential business combination between Verigy and Advantest, including, among others, valuation, regulatory considerations, due diligence, governance issues and employee matters. Morgan Stanley then reviewed its financial and economic analysis of the potential $15.00 price from Advantest, discussing the analysis both with and without giving effect to the anticipated benefits of the then pending transaction between Verigy and LTX-Credence. The meeting participants also discussed disclosure requirements of a revised Advantest proposal and the potential impact on the then pending LTX-Credence transaction. After discussion, the board determined to further discussions with Advantest regarding its revised proposal, and directed Wilson Sonsini to work with Advantest’s legal counsel to clarify relevant regulatory considerations and Advantest’s analysis thereof, as well as other significant transaction terms.

Throughout the day on December 20 and 21, 2010, Morgan Stanley discussed with GCA Savvian management meetings between Verigy and Advantest and other transaction related matters. Also on December 20 and 21, 2010, representatives of Wilson Sonsini and Skadden, Arps, Slate, Meager & Flom LLP (“Skadden Arps”), Advantest’s outside legal advisor, discussed regulatory considerations associated with the potential transaction. No specific proposals were made and no materials were exchanged during these meetings.

On December 22, 2010, representatives from Verigy management and Morgan Stanley met with representatives from Advantest management and GCA Savvian in Hawaii to discuss a potential transaction. The parties determined to continue discussions regarding a potential transaction, including clarification of regulatory considerations and other significant transaction terms. After this meeting, Advantest delivered to Verigy a revised written proposal reflecting its previously communicated $15.00 per ordinary share price proposal. Advantest’s revised proposal stated that it was subject to a number of conditions, including confirmatory due diligence, execution of mutually acceptable definitive documentation and termination of Verigy’s merger agreement with LTX-Credence. The proposal also stated that $15.00 was Advantest’s best and final proposal.

On December 24, 2010, the Verigy board of directors convened a meeting to consider Advantest’s revised written proposal. Messrs. Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini also attended this meeting. Mr. Barnes and representatives of Morgan Stanley summarized the details of Advantest’s written proposal and their ongoing discussions with Advantest and GCA Savvian regarding the proposed transaction. Morgan Stanley reviewed its financial and economic analysis of the Advantest proposal in relation to potential strategic alternatives, including Verigy’s pending merger transaction with LTX-Credence. Representatives of Wilson Sonsini reviewed a preliminary regulatory analysis of the Advantest proposal and described their recent discussions with Skadden Arps regarding regulatory analyses of a potential business combination of Advantest and Verigy. Representatives of Morgan Stanley also described their most recent discussions with J.P. Morgan regarding a potential restructuring of the then pending Verigy-LTX-Credence transaction in light of the revised Advantest proposal. After these presentations, the Verigy board discussed the relative merits of Verigy’s then pending transaction with LTX-Credence and the Advantest proposal, noting that the board was unable to fully evaluate the Advantest proposal because Advantest had not yet provided a draft definitive agreement or other terms and conditions of its proposal. The Verigy board considered the relative valuation of each transaction, the potential regulatory risks and regulatory review process of each transaction, as well as the impact of each transaction on Verigy’s customers and employees. After discussion, the Verigy board concluded that it could not determine that the Advantest proposal was superior to Verigy’s pending merger transaction with LTX-Credence, in large part because Advantest had not delivered a draft definitive agreement or other terms and conditions that would enable the Verigy board to fully evaluate the Advantest proposal. The Verigy board discussed the regulatory analyses presented by Wilson Sonsini and determined that it could not fully evaluate the risk of closing a transaction with Advantest absent proposed transaction terms and conditions regarding regulatory review. Based on the price offered, discussions held to date, Advantest’s interest in pursuing a transaction and Advantest’s articulated position that the parties would be able to satisfactorily resolve any regulatory concerns, however, the Verigy board determined that the Advantest proposal was reasonably likely to lead to a transaction that would be superior to the then pending transaction between Verigy and LTX-Credence. Accordingly, the Verigy board instructed the Verigy management team, as well as Morgan Stanley and Wilson Sonsini, to continue discussions with Advantest and its financial and legal advisors with a view to determining the additional terms and conditions of Advantest’s proposal, particularly terms intended to address “deal certainty” and Advantest’s strategy to clear regulatory review and consummate its proposed transaction. The Verigy board also instructed management, Morgan Stanley and Wilson Sonsini to continue their efforts to consummate Verigy’s then pending merger with LTX-Credence consistent with its contractual obligations to LTX-Credence, and to concurrently further explore the possibility of a potential restructuring of the pending Verigy-LTX-Credence merger in light of the Advantest proposal.

From December 25, 2010 through January 5, 2011, Verigy management and representatives of Morgan Stanley and Wilson Sonsini had numerous discussions with Advantest and representatives of GCA Savvian and Skadden Arps regarding Advantest’s proposal and regulatory analyses of the proposed transaction. During the same period, Verigy management and representatives of Morgan Stanley and Wilson Sonsini continued to work with LTX-Credence and its financial and legal advisors on the then pending transaction between Verigy and LTX-Credence. Morgan Stanley also continued to explore a potential restructuring of the then pending Verigy-LTX-Credence transaction in light of the Advantest proposal, and to discuss these matters with J.P. Morgan from time to time.

On January 5, 2011, Verigy management and Advantest management held an all-day due diligence meeting in California during which the parties discussed various strategic, operational and financial matters. On the same day, the Verigy Transaction Committee convened a meeting to receive reports on the status of these discussions. Messrs. Titinger, Barnes and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini also attended the meeting and generally described their discussions with Advantest and its advisors as constructive. They noted, however, that Advantest had yet to deliver a draft definitive agreement for a transaction or otherwise provide further details regarding the terms and conditions of its proposal. During the meeting, representatives of Wilson Sonsini also described their recent discussions with Skadden Arps regarding their respective regulatory analysis of the potential business combination of Verigy and Advantest. Representatives of Morgan Stanley also apprised the members of the Transaction Committee of their discussions with J.P. Morgan regarding a potential restructuring of the then pending Verigy-LTX-Credence transaction.

On January 8, 2011, the Verigy board of directors convened a meeting to discuss the progress of Verigy’s then pending transaction with LTX-Credence and the status of Verigy’s discussions with Advantest. Messrs. Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini also attended the meeting. During the meeting, representatives of Morgan Stanley described their discussions with J.P. Morgan regarding a potential restructuring of the then pending Verigy-LTX-Credence transaction, noting that LTX-Credence and J.P. Morgan had not expressed a strong desire to engage in discussions regarding such a transaction. Morgan Stanley also presented a preliminary financial and economic analysis of a potential restructured transaction with LTX-Credence to enable the board to compare such a transaction to the Advantest proposal. Messrs. Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley next described their ongoing discussions with Advantest regarding the Advantest proposal, noting that Advantest continued to conduct due diligence on Verigy but had not delivered a draft definitive agreement for a transaction or otherwise provided further details regarding the terms and conditions of its proposal. Morgan Stanley reviewed its financial and economic analysis of the Advantest proposal in relation to potential strategic alternatives, including Verigy’s then pending transaction with LTX-Credence and a possible restructured transaction with LTX-Credence. Representatives of Wilson Sonsini reviewed a preliminary regulatory analysis of the Advantest proposal and described their recent discussions with Skadden Arps regarding their respective regulatory analysis of a potential business combination of Advantest and Verigy. After these presentations, the Verigy board discussed the relative merits of Verigy’s then pending merger with LTX-Credence and the Advantest proposal, noting that the board was unable to fully evaluate the Advantest proposal because Advantest had not yet provided a draft definitive agreement or other terms and conditions of its proposal. The Verigy board considered the relative valuation of each transaction, the potential regulatory risks and regulatory review process of each transaction based on the information it had, as well as the impact of each transaction on Verigy’s customers and employees. The Verigy board was unable to fully evaluate the likelihood or timing of a potential transaction with Advantest in large part because Verigy had not received a draft definitive agreement from Advantest. As a result, the board concluded that it was unable to determine that the Advantest proposal was superior to the pending LTX-Credence merger. The Verigy board further determined, however, that Advantest appeared to have a strong interest in pursuing a transaction and during discussions had expressed confidence in the parties’ ability to satisfactorily resolve any potential regulatory concerns. Accordingly, the board instructed management, Morgan Stanley and Wilson Sonsini to continue their discussions with Advantest and its financial and legal advisors, while also working to progress the then pending transaction between Verigy and LTX-Credence.

Following the January 8 meeting of the Verigy board of directors, Verigy informed Advantest that its board could not make a determination that Advantest’s proposal was superior to the then pending transaction between Verigy and LTX-Credence without a clear and comprehensive understanding of the terms and conditions of Advantest’s proposed transaction, including terms and conditions relating to regulatory clearance. During the week of January 10, 2011, Verigy, Advantest and their respective financial advisors met in Germany to conduct further management and due diligence meetings. During the following two weeks, Verigy management and Advantest management, as well as the respective financial and legal advisors, continued to discuss various strategic, operational and other aspects of a potential transaction, but Advantest did not propose any specific terms or conditions for a transaction.

On January 19, 2011, Verigy received a letter from Advantest stating that Advantest had submitted a notification form with the U.S. Federal Trade Commission and the U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Advantest letter stated Advantest’s intention to acquire 100% of the voting securities of Verigy.

On January 23, 2011, the Verigy board of directors convened a meeting to receive a progress report on Verigy’s then pending transaction with LTX-Credence and the status of Verigy’s discussions with Advantest. Mr. Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini also attended the meeting. Representatives of Morgan Stanley informed the board that GCA Savvian had recently conveyed Advantest’s continued interest in acquiring Verigy for $15.00 per ordinary share, but that Advantest had not yet delivered a proposed definitive agreement for the proposed transaction. A representative of Wilson Sonsini informed the board of the recent letter Verigy had received from Advantest in which Advantest had informed Verigy of its HSR filing. Wilson Sonsini discussed the implications of this letter and certain timing considerations associated with Advantest’s HSR filing. Wilson Sonsini noted, however, that Verigy had not yet received a proposed definitive agreement from Advantest. The Verigy board discussed these matters and instructed management, Morgan Stanley and Wilson Sonsini to continue discussions with Advantest, while also working to progress the then pending transaction between Verigy and LTX-Credence.

During the evening of January 26, 2011, Wilson Sonsini received a draft definitive agreement from Skadden Arps reflecting the terms and conditions for Advantest’s proposed transaction. Over the ensuing days, Verigy management, Morgan Stanley and Wilson Sonsini reviewed the proposed agreement and commenced discussions with Advantest management, GCA Savvian and Skadden Arps regarding the proposed agreement.

On the evening of February 1, 2011, Wilson Sonsini sent a revised draft of Advantest’s proposed definitive agreement to Advantest’s outside legal counsel, reflecting Verigy’s preliminary comments and proposed revisions to the definitive agreement primarily intended to increase transaction certainty and address regulatory issues arising out of a potential transaction between Verigy and Advantest. Subsequently, Verigy and Advantest management had several discussions regarding the proposed definitive agreement for a potential transaction. During the following week, representatives of Wilson Sonsini and Skadden Arps had several discussions regarding various aspects of the proposed definitive agreement and Verigy’s response, particularly focused on terms and conditions relating to transaction certainty and regulatory matters.

On February 12, 2011, the Verigy board of directors convened a meeting to discuss the status of Verigy’s then pending transaction with LTX-Credence and the company’s discussions with Advantest. Mr. Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini also attended the meeting. During this meeting, representatives of Wilson Sonsini outlined the status of their regulatory analysis of a potential business combination transaction between Verigy and Advantest. Messrs. Titinger and Nikl also updated the board on their ongoing discussions with Advantest management regarding the proposed definitive agreement for a potential transaction between the parties. The board discussed these matters and expressed a strong desire to enhance the definitive agreement with Advantest in a manner intended to give Verigy greater comfort that a transaction with Advantest could be consummated on a timely basis.

On February 16, 2011, Mr. Titinger sent correspondence to Advantest outlining fundamental issues that Verigy believed to be important to a definitive agreement for a transaction between the companies, particularly intended to increase transaction certainty and address regulatory matters.

On February 18, 2011, Verigy’s outside legal counsel received notification from the Department of Justice that the Department of Justice was issuing a “second request” for information and documents related to Advantest and Verigy in connection with Advantest’s proposal to acquire all of the outstanding Verigy ordinary shares.

On February 21, 2011, Skadden Arps delivered a revised draft definitive agreement to Wilson Sonsini and a letter describing Advantest’s response to the issues that Mr. Titinger had outlined in his February 16, 2011 correspondence to Advantest. Verigy management, Morgan Stanley and Wilson Sonsini reviewed the revised draft definitive agreement and on February 22, 2011, the Verigy board of directors convened a meeting to discuss Advantest’s latest proposed definitive agreement and status of ongoing discussions between the negotiating teams for Verigy and Advantest. Mr. Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini also attended the meeting. During this meeting, Verigy management, Morgan Stanley and Wilson Sonsini described Advantest’s response to the issues that Verigy had raised in Mr. Titinger’s February 16 correspondence. The board discussed various options in response to Advantest’s position, but did not make any determinations at the time, pending further analysis of the regulatory considerations of a potential business combination transaction between Verigy and Advantest.

Following the February 22, 2011 board meeting, Verigy management, Morgan Stanley and Wilson Sonsini continued to discuss the potential transaction with Advantest, GCA Savvian and Skadden Arps, while Wilson Sonsini refined its regulatory analysis of a potential transaction between Verigy and Advantest. During this period, Verigy management and Wilson Sonsini also continued to progress the then pending transaction between Verigy and LTX-Credence.

On March 3, 2011, the Verigy board of directors convened another meeting to further consider and discuss the potential transaction between Verigy and Advantest. Mr. Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini also attended the meeting. During this meeting, Wilson Sonsini presented additional information regarding the regulatory analysis of a potential transaction and representatives of Morgan Stanley presented valuation analyses for various scenarios, including the proposed transaction with Advantest, the then pending transaction with LTX-Credence and a stand-alone plan. Verigy management, Morgan Stanley and Wilson Sonsini then presented various strategic approaches to engaging with Advantest. After a lengthy discussion, the board authorized Verigy management, Morgan Stanley and Wilson Sonsini to approach Advantest with a framework for resolving the areas of disagreement on a potential definitive agreement between Verigy and Advantest that would enable the Verigy board to support an Advantest transaction.

Over the following week, Verigy management, Morgan Stanley and Wilson Sonsini continued to negotiate with Advantest management, GCA Savvian and Skadden Arps to refine and clarify terms of the definitive agreement and address Verigy’s concerns regarding transaction certainty and other related matters. Also during this period, the parties began to discuss the manner in which Verigy’s employee and director equity incentives would be treated in the proposed transaction and Advantest continued its confirmatory due diligence review of Verigy’s business operations and technology.

On March 8, 2011, the Transaction Committee convened a meeting to receive a progress report on the negotiations of a definitive agreement with Advantest. Mssrs. Barnes, Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini also attended the meeting. During the meeting, management and representatives of Morgan Stanley and Wilson Sonsini reported that the negotiation teams for Verigy and Advantest had narrowed the areas of disagreement to various regulatory related provisions. The members of the Transaction Committee discussed these issues and provided guidance for their resolution.

Following the March 8, 2011 Transaction Committee meeting, Verigy management conveyed Verigy’s position on the various points of disagreement, and representatives of Morgan Stanley and Wilson Sonsini discussed the same matters with GCA Savvian and Skadden Arps. During the ensuing days, the negotiation teams had numerous meetings to negotiate the points of disagreement.

On March 11, 2011, the Transaction Committee convened a meeting to receive another progress report on the negotiations of a definitive agreement with Advantest. Mssrs. Barnes, Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini also attended the meeting. During the meeting, management reported that principal areas of disagreement between Verigy and Advantest had been resolved to the mutual satisfaction of the parties, and Advantest continued to conduct its confirmatory due diligence review of the Company’s business and technology.

On March 19, 2011, the Verigy board of directors convened a meeting to review the Advantest proposal and receive a progress report on the then pending transaction between Verigy and LTX-Credence. Mr. Nikl, Ms. Smith and representatives from Morgan Stanley, Wilson Sonsini and Allen & Gledhill also attended the meeting. Management began by describing the resolution of various principal transaction terms relating to transaction certainty and representatives of Wilson Sonsini presented a comprehensive summary of the terms and conditions of the proposed implementation agreement with Advantest that had been agreed upon by the negotiation teams subject to board approval. Representatives from Allen & Gledhill then summarized the board’s fiduciary duties in conjunction with its consideration of the proposed transaction with Advantest and the then pending transaction between Verigy and LTX-Credence. Representatives of Morgan Stanley then presented a financial analysis of the proposed transaction with Advantest. Following this presentation, Morgan Stanley delivered its oral opinion (subsequently confirmed in writing) that, based on and subject to the qualifications described to the board, Morgan Stanley was of the opinion as of such date that the consideration to be received by the holders of Verigy ordinary shares pursuant to the proposed implementation agreement reviewed by the board was fair from a financial point of view to such holders. Following these remarks and presentations, the board had a lengthy discussion regarding the benefits and risks of the proposed transaction with Advantest and the then pending transaction between Verigy and LTX-Credence. Following this discussion, the board unanimously determined that the proposed transaction with Advantest, on the terms and subject to the proposed implementation agreement presented to the board, was a “superior offer” within the meaning of Verigy’s merger agreement with LTX-Credence. Accordingly, the board unanimously determined to notify LTX-Credence that the board intended to withdraw its board recommendation in favor of the LTX-Credence transaction and recommend that Verigy’s shareholders vote against the pending proposal to authorize and approve the issuance of Verigy ordinary shares in the LTX-Credence transaction. The board also authorized management to enter into the proposed implementation agreement with Advantest in the event that LTX-Credence elected to terminate its merger agreement with Verigy as a result of the foregoing determinations.

Following the March 19, 2011 Verigy board meeting, Mr. Titinger notified LTX-Credence of the Verigy board’s determinations and of Verigy’s intention to publicly announce the board’s determination on Monday, March 21 before the opening of trading markets in the U.S. During the ensuing week, Verigy management and LTX-Credence management discussed a termination of their merger agreement and on Friday, March 25, LTX-Credence delivered a notice formally terminating the merger agreement between Verigy and LTX-Credence. Promptly thereafter, Verigy wired $15 million in cash to LTX-Credence in accordance with the merger agreement.

On March 27, 2011, Verigy notified the SIC of Verigy’s intent to enter into the implementation agreement with Advantest and seeking a full waiver of the Singapore Takeover Code in relation to the transactions contemplated by the implementation agreement. On March 28, the SIC approved Verigy’s request for a waiver of the Singapore Takeover Code. Advantest and Verigy executed the implementation agreement and jointly announced the execution of the implementation agreement in Tokyo on March  28.

Reasons for the Transaction; Recommendation of the Verigy Board of Directors

The Verigy board of directors has unanimously (i) determined that the Transaction is fair to and in the best interests of Verigy and its shareholders, (ii) approved and declared advisable the implementation agreement and the transactions contemplated by the implementation agreement, including the scheme of arrangement, and (iii) recommended that our shareholders vote in favor of approval of the scheme of arrangement.

In reaching its determination, our board consulted with our management, as well as its legal and financial advisors, and reviewed (i) historical information concerning Verigy’s business, financial performance and condition, operations, technology and competitive position, (ii) the financial condition, results of operations, businesses and strategic objectives of Verigy, (iii) current financial market conditions and historical market prices, volatility and trading information with respect to Verigy’s ordinary shares, (iv) the consideration to be received by Verigy’s shareholders in the Transaction, (v) the terms of the implementation agreement, including the parties’ representations, warranties, covenants, closing conditions and termination rights and obligations, (vi) the terms of the now-terminated merger agreement with LTX-Credence, including the parties’ representations, warranties, covenants, closing conditions and termination rights and obligations and (vii) possible alternative strategies, including pursuing a merger with LTX-Credence, as well as the prospects of Verigy as a stand-alone company.

In addition, our board considered the following material factors:

Factors Relating to Specific Terms of our Negotiations and Implementation Agreement

•

The Transaction consideration of $15.00 per share to be received by Verigy shareholders represents a premium of approximately 64% over the closing price of Verigy ordinary shares on the NASDAQ Global Select Market on December 3, 2010, the trading day immediately preceding the day that Verigy announced it had received an offer from Advantest.

•	The Transaction consideration consists solely of cash, which provides certainty of value to our shareholders.

•	Advantest has, and has represented in the implementation agreement that it has, adequate capital resources to pay the Transaction consideration.

•

The business reputation of Advantest and its management and the substantial financial resources of Advantest, which our board believed supported the conclusion that a transaction with Advantest could be completed in an orderly manner.

•

The strategic alternatives to a sale of the company available to Verigy (including pursuing a merger with LTX-Credence or continuing to operate Verigy as a standalone public company), the range of potential benefits to Verigy shareholders of these alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, as well as our board’s assessment that none of these alternatives was reasonably likely to present superior opportunities for Verigy to create greater value for Verigy shareholders, taking into account risks of execution as well as business, competitive, industry and market risks.

•

The implementation agreement, subject to the limitations and requirements contained in the implementation agreement, allows us to furnish nonpublic information to and engage in negotiations with a third party that makes an unsolicited bona fide acquisition proposal that the board of directors in good faith conclude, following consultation with its outside legal counsel and its financial advisors, is or is reasonably likely to lead to a superior offer.

•

The limited number and nature of the conditions to Advantest’s obligation to consummate the Transaction and the obligations of Advantest with respect to obtaining all regulatory approvals required for the consummation of the Transaction, which were the product of extensive arms-length negotiations among the parties and were designed to provide a reasonable degree of certainty that the Transaction would ultimately be consummated on a timely basis.

•

Our board considered the written opinion of Morgan Stanley rendered to our board on March 19, 2011 to the effect that as of such date and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration to be received by holders of Verigy ordinary shares pursuant to the implementation agreement was fair from a financial point of view to such holders. The summary of Morgan Stanley’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion.

•

Our board considered the general terms and conditions of the implementation agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations as well as the likelihood of the consummation of the Transaction, the proposed transaction structure, the termination provisions of the agreement and our board’s evaluation of the likely time period necessary to close the Transaction.

Potential Negative Factors Relating to the Transaction

In the course of its deliberations, our board also considered a variety of risks and other potentially negative factors, including the following:

•

The Transaction may be subject to antitrust review in a number of jurisdictions. Despite Verigy’s efforts to negotiate terms and conditions in the implementation agreement that increase the likelihood that all required approvals will be obtained, such review could delay or prevent the closing of the Transaction. As previously announced, the U.S. Department of Justice, in its antitrust review, has issued a request for additional information and documentary material (which we refer to as a second request) . Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Transaction cannot be completed until the expiration or termination of a 30-day waiting period following the certification of substantial compliance with the second request by the parties. Both companies and their advisors are working closely with the DOJ to comply with the second request expeditiously.

•	The implementation agreement precludes us from actively soliciting alternative acquisition proposals.

•

We are obligated to pay to Advantest a termination fee of $7.5 million if the implementation agreement is terminated in certain specified circumstances. Although the board felt that these payment terms were reasonable when viewed in context with all other aspects of the implementation agreement, it is possible that these provisions could discourage a competing proposal to acquire us or reduce the price in an alternative transaction.

•

The Transaction consideration consists solely of cash and will be taxable to our shareholders for U.S. federal income tax purposes. In addition, because our shareholders are receiving cash for their Verigy ordinary shares, they will not participate after the closing in any future growth or the benefits of synergies resulting from the Transaction.

•

Some of our directors and executive officers have interests in the Transaction that are different from, or in addition to, those of our shareholders generally. See “The Transaction—Interests of Verigy’s Directors and Executive Officers in the Transaction” beginning on page 42 of this proxy statement.

•

There are significant risks to our business during the pendency of the Transaction, as well as if the Transaction does not close, including the diversion of management and employee attention during the period after the signing of the implementation agreement, potential employee attrition, the potential effect on our business and customer relations, significant costs related to the Transaction and other economic, business and competitive factors. Under the implementation agreement, we must conduct our business in the ordinary course, and we are subject to a variety of other restrictions on the conduct of our business prior to completion of the Transaction or termination of the implementation agreement, which may delay or prevent us from undertaking business opportunities that may arise.

The above discussion is not intended to be exhaustive, but we believe it addresses the material information and factors considered by our board of directors in its consideration of the Transaction, including factors that support the Transaction as well as those that may weigh against it. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors.

Our board of directors has unanimously determined that it is in the best interests of Verigy and its shareholders that Verigy enter into the implementation agreement and consummate the Transaction, and unanimously recommends that our shareholders vote “FOR” the approval of the scheme of arrangement.

The Scheme of Arrangement; Special Factors Regarding the Scheme

Effects of the Scheme

On the effective date of the scheme, each Verigy ordinary share (other than those held by Advantest and its subsidiaries) will be exchanged for $15.00 in cash from Advantest. Verigy’s shareholders will cease to have ownership interests in Verigy and rights as shareholders. Instead, all unaffiliated shareholders will instead receive the Transaction consideration for each Verigy share held as of the effective date of the scheme. Following the effectiveness of the scheme, Verigy will become a wholly-owned subsidiary of Advantest, and Verigy will cease to be a stand-alone public company. Verigy ordinary shares will no longer be listed on any stock exchange or quotation system, including the Nasdaq Global Select Market.

Effects on Verigy if the Scheme Does Not Become Effective

If the scheme of arrangement is not approved by the requisite statutory majority of registered shareholders at the Court Meeting, or the scheme does not become effective or is terminated for any reason, Verigy ordinary shares will not be exchanged for cash from Advantest. Verigy will remain a separate, stand-alone public company. Verigy ordinary shares will continue to be listed on the Nasdaq Global Select Market, and our shareholders will continue to have an interest in our future earnings and growth.

Implementation of the Scheme

Application to the Singapore Court for Sanction.    Upon the approval of the scheme by the requisite statutory majority of unaffiliated, registered shareholders and the satisfaction of the other conditions to the closing (other than obtaining the order from the Singapore court sanctioning the scheme (which we refer to as the Scheme Court Order) and the filing of the Scheme Court Order with ACRA), Verigy will make an application to the Singapore court to sanction (approve) the scheme.

Implementation Procedure.    If the Singapore court sanctions the scheme, the Scheme Court Order will be filed with ACRA. Thereafter, the scheme will become effective on the date of filing, and all Verigy ordinary shares held by unaffiliated, registered shareholders as of the effective date will be acquired by Advantest.

Upon the effectiveness of the scheme, all share certificates representing an interest in Verigy ordinary shares will cease to have any effect as a document evidencing the title of such shares by operation of Singapore law.

Each registered shareholder will be notified of the procedures to submit share certificates to the address of the Share Registrar of Verigy specified in the notice, and will be required to follow such procedures. If you are registered shareholder and you hold your shares in book entry form, you will not have a share certificate to submit.

As promptly as practicable after the effective date of the scheme, Advantest will deposit with the paying agent cash in an amount equal to the aggregate scheme consideration payable to all unaffiliated, registered shareholders as of the “books closure date” (described below), as payment for all Verigy ordinary shares held by such registered shareholders. The paying agent will (i) send to each registered shareholder a check payable to such registered shareholder, or (ii) credit the designated bank account of each registered shareholder with, an amount equal to the aggregate scheme consideration payable with respect to the Verigy ordinary shares held by such registered shareholder, net of applicable withholding tax, if any, as payment for the transfer of such shares to Advantest under the scheme.

The checks for the scheme consideration will be sent by first class mail to the address of each such Verigy shareholder (other than Advantest and its subsidiaries) in the Register of Members of Verigy or, in the case of joint shareholders, to the address of the shareholder (other than Advantest and its subsidiaries) whose name appears first in the Register of Members of Verigy, in each case, at the sole risk of such shareholder. If your shares are held in “street name” through your brokerage firm, bank, trust or other nominee, your account will be credited in accordance with your brokerage firm, bank, trust or other nominee’s applicable procedures.

Closure of Books

Notice of Books Closure.    If and after the scheme of arrangement is approved by the shareholders at the Court Meeting and the order of the Singapore court sanctioning the scheme is obtained, Verigy will give notice of the books closure date to registered shareholders, for the purpose of determining the shareholders entitled to the scheme consideration. The books closure date is tentatively scheduled for 5:00 p.m., Singapore Time, on the effective date of the scheme.

Trading on NASDAQ.    Upon the effectiveness of the scheme, Verigy will become a wholly-owned subsidiary of Advantest. Verigy ordinary shares will no longer be listed on any stock exchange or quotation system, including the Nasdaq Global Select Market. In addition, registration of Verigy ordinary shares and reporting obligations with respect to Verigy’s ordinary shares under the Exchange Act will be terminated upon application to the SEC.

Settlement Procedures

After the scheme becomes effective, the following settlement procedures will apply:

•

entitlements to the scheme consideration will be determined on the basis of the unaffiliated, registered shareholders and their holdings of Verigy ordinary shares appearing on the Register of Members on the effective date;

•

each shareholder is strongly encouraged to take necessary actions to ensure that the Verigy ordinary shares owned by such shareholder are registered in his or her name (if the shareholder is a registered shareholder), or, if such shareholder is a holder of Verigy ordinary shares in “street name” through a broker, such shares are in accounts in his or her name, by the effective date; and

•

on the effective date of the scheme, each existing share certificate representing an interest in Verigy ordinary shares held by a registered shareholder will cease to be evidence of title to the Verigy ordinary shares represented thereby. Each of the registered shareholders (other than those holding shares in book entry form) will be notified of the procedures to submit share certificates.

As soon as practicable after the effective date of the scheme, but in any event no later than 10 calendar days after the effective date of the scheme, Advantest will deposit with the paying agent cash in an amount equal to the aggregate scheme consideration payable to all unaffiliated, registered shareholders as of the effective date of the scheme, as payment for all Verigy ordinary shares held by such shareholders. The paying agent will (i) send to each registered shareholder a check payable to such registered shareholder, or (ii) credit the designated bank account of each registered shareholder with an amount equal to the aggregate scheme consideration payable with respect to the Verigy shares held by such shareholder, net of applicable withholding tax, if any, as payment for the transfer of such Verigy shares to Advantest under the scheme. If your shares are held in “street name” through your brokerage firm, bank, trust or other nominee, your account will be credited in accordance with your brokerage firm, bank, trust or other nominee’s applicable procedures.

The checks for the scheme consideration will be sent by first class mail to each unaffiliated, registered shareholder’s address in the Register of Members, or in the case of joint shareholders, to the address of the registered shareholder whose name appears first in the Register of Members, in each case, at the sole risk of such shareholder.

On or after the six month anniversary of the date the payments for the scheme consideration are disbursed to the unaffiliated, registered shareholders, Advantest will have the right to cancel or countermand payment of any check for the payment of the scheme consideration that has not been cashed (or returned uncashed) and is required to deposit such amount in a bank account in the name of Advantest with a licensed bank in the U.S. selected by Advantest. Advantest or its successor entity is required to maintain such deposited amount in the bank account until six years after the effective date of the scheme. Prior to such date, Advantest shall make payments from this bank account of amounts (without interest) payable to any person who satisfies Advantest or its successor entity that such person is entitled to such amounts under the scheme and (if the scheme consideration is paid by check) the check of which such person is the payee has not been cashed. Following six years from the effective date of the scheme, Advantest shall have no further obligation to make any payments under the scheme.

Shareholders Outside the U.S. or the Republic of Singapore

Shareholders Outside the United States or the Republic of Singapore.    The applicability of the scheme to shareholders whose addresses are outside the U.S. and the Republic of Singapore, as shown on the Transfer Books and the Register of Members of Verigy ordinary shares (which we refer to as overseas Verigy shareholders) may be affected by the laws of the relevant jurisdictions where such persons are located. Accordingly, such overseas Verigy shareholders should inform themselves about and observe any applicable legal requirements.

It is the responsibility of overseas Verigy shareholders to satisfy themselves as to the full observance of the laws of the relevant jurisdiction, including the obtaining of any governmental or other consent which may be required and compliance with all required regulatory or legal requirements. Any overseas Verigy shareholder in any doubt should consult his or her professional advisor in the relevant jurisdiction.

Copies of proxy statement.    Verigy shareholders, including overseas Verigy shareholders, may obtain additional copies of this proxy statement and any related documents during the normal business hours on any day prior to the date of the Court Meeting, by contacting:

Innisfree M&A Incorporated

at 50 Madison Avenue, 20th Floor,

New York, New York 10022

Shareholders May Call Toll-Free: (877) 456-3510

Banks and Brokers May Call Collect: (212) 750-5833

It is the responsibility of any overseas Verigy shareholder who requests a copy of this proxy statement and any related documents to satisfy himself or herself as to the full observance of the laws of the relevant jurisdiction in that connection, including the obtaining of any governmental or other consent which may be required and compliance with all necessary formalities or legal requirements. In requesting a copy of this proxy statement and any related documents, the overseas Verigy shareholder represents and warrants to Verigy that he or she is in full observance of the laws of the relevant jurisdiction in that connection, and that he or she is in full compliance with all necessary formalities or legal requirements.

Notice.    Verigy reserves the right to notify any or all Verigy shareholders with a registered address outside the U.S. or the Republic of Singapore of any matter, including the fact that the scheme has been proposed, by announcement through public filings with the SEC and/or paid advertisement in a daily newspaper published and circulated in the U.S. and in the Republic of Singapore, and such notice will be deemed to have been sufficiently given notwithstanding any failure by any shareholder to receive or see such filing or announcements. As long as Verigy ordinary shares remain listed on the NASDAQ Global Select Market, Verigy will continue to be subject to the applicable reporting requirements under the Exchange Act and NASDAQ rules.

Appraisal Rights

Once the scheme is approved by the requisite statutory majority of the unaffiliated, registered shareholders, is sanctioned by the Singapore court and becomes effective, it will be binding on all shareholders of Verigy. Dissenting shareholders may file an objection with the Singapore court against the granting of the Singapore court sanction, but no appraisal rights are available to dissenting shareholders in connection with a scheme effected under Singapore law.

Regulatory Matters

Pursuant to the Companies Act, Chapter 50 of Singapore, the Singapore court has directed that the Court Meeting be convened for the purpose of approving the scheme. If the requisite statutory majority of the unaffiliated, registered shareholders votes to approve the scheme at the Court Meeting, an application will be made to the Singapore court by Verigy to sanction the scheme.

Pursuant to an application made by Verigy, on March 28, 2011, the SIC confirmed the waiver of the application of the provisions of the Singapore Take-over Code to the scheme.

Opinion of Verigy Financial Advisor

Verigy retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. The board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company. At the meeting of the board of directors on March 19, 2011, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of March 19, 2011, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration to be received by holders of Verigy ordinary shares pursuant to the implementation agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of March 19, 2011, is attached to this proxy statement as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of Verigy ordinary shares pursuant to the implementation agreement as of the date of the opinion. It does not address any other aspects of the Transaction and does not constitute a recommendation to any holder of Verigy ordinary shares as to how to vote at any shareholders’ meeting held in connection with the Transaction, whether to tender shares in any takeover offer commenced in connection with the Transaction, or whether to take any other action with respect to the Transaction. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	Reviewed certain publicly available financial statements and other business and financial information of Verigy;

•	Reviewed certain internal financial statements and other financial and operating data concerning Verigy;

•	Reviewed certain financial projections prepared by Wall Street equity research analysts with the management of Verigy;

•	Discussed the past and current operations and financial condition and the prospects of Verigy with senior executives of Verigy;

•	Reviewed the reported prices and trading activity for Verigy ordinary shares;

•

Compared the financial performance of Verigy and the prices and trading activity of Verigy ordinary shares with that of certain other publicly-traded companies comparable with Verigy and their securities;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	Participated in discussions and negotiations among representatives of Verigy and Advantest and their financial and legal advisors;

•	Reviewed the implementation agreement and certain related documents; and

•	Performed such other analyses and considered such other factors, as it deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Verigy and that formed a substantial basis for its opinion. Verigy did not prepare any financial projections and therefore, for purposes of the financial advisor’s opinion, Morgan Stanley did not perform a discounted cash flow analysis or any other analyses that would require the long-term financial projections of Verigy. In addition, Morgan Stanley assumed that the Transaction will be consummated in accordance with the terms set forth in the implementation agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only, and relied upon, without independent verification, the assessment of Verigy and its legal, tax or regulatory advisors with respect to such matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Verigy’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of Verigy ordinary shares in the Transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Verigy, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, March 19, 2011. Events occurring after March 19, 2011 may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving Verigy, nor did it negotiate with any of the parties, other than Advantest and LTX-Credence, which expressed interest to Morgan Stanley in a possible combination with Verigy. Morgan Stanley’s opinion did not address the relative merits of the Transaction as compared to any other alternative business transaction, or other alternatives.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated March 19, 2011. The various analyses summarized below were based on the closing price of $9.14 per share of Verigy ordinary shares as of December 3, 2010, the last full trading day prior to the public disclosure of Advantest’s initial offer on December 6, 2010. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Trading Range Analysis.    Morgan Stanley performed a trading range analysis with respect to the historical share prices of Verigy ordinary shares. Morgan Stanley reviewed the range of closing prices of Verigy ordinary shares for various periods ending on December 3, 2010, the last full trading day prior to the public disclosure of Advantest’s initial offer on December 6, 2010. Morgan Stanley observed the following:

Period Ending December 3, 2010	Range of Closing Prices
Last 30 Trading Days	$8.13 – 9.84
Last 90 Trading Days	$7.70 – 13.64
Last 12 Months	$7.70 – 13.68

Morgan Stanley noted that the consideration to be received by holders of Verigy ordinary shares pursuant to the implementation agreement of $15.00 per share reflected a 64% premium to the closing price per Verigy ordinary share as of December 3, 2010, a 67% premium to the average closing price per Verigy ordinary share for the 30 trading days prior to and including December 3, 2010, and a 75% premium to the average closing price per Verigy ordinary share for the 60 trading days prior to and including December 3, 2010.

Comparable Company Analysis.    Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley compared certain financial information of Verigy with comparable publicly available consensus equity research estimates for companies that shared similar business characteristics with Verigy, such as those that are in the semiconductor test equipment industry and that have similar scale and operating characteristics (the “Comparable Companies”). These companies included the following companies:

•	Advantest Corporation

•	LTX-Credence Corporation

•	Teradyne, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratio of aggregate value, defined as fully diluted market capitalization plus total debt less cash and cash equivalents, to estimated revenue for calendar years 2011 and 2012;

•

the ratio of aggregate value, defined as fully diluted market capitalization plus total debt less cash and cash equivalents, to estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar years 2011 and 2012; and

•	the ratio of price to estimated earnings per share for calendar years 2011 and 2012.

Based on the analysis of the relevant metrics for each of the Comparable Companies, Morgan Stanley selected representative ranges of financial multiples and applied these ranges of multiples to the relevant Verigy financial statistic. For purposes of estimated calendar year 2011 and calendar year 2012 revenue, EBITDA, and earnings per share, Morgan Stanley utilized the average of publicly available estimates prepared by equity research analysts as of March 18, 2011, and adjusted them for calendar year end.

Based on Verigy’s outstanding shares, options, RSUs, and warrants as of March 18, 2011, Morgan Stanley estimated the implied value per Verigy ordinary share as of March 18, 2011 as follows:

Calendar Year Financial Statistic	Comparable Company Multiple Range	Implied Value Per Verigy Ordinary Share
Aggregate Value to Estimated 2011 Revenue	0.8x – 1.2x	$11.90 – $15.03
Aggregate Value to Estimated 2012 Revenue	0.7x – 1.1x	$11.88 – $15.42
Aggregate Value to Estimated 2011 EBITDA	4.5x – 5.5x	$9.27 – $10.24
Aggregate Value to Estimated 2012 EBITDA	4.0x – 5.0x	$10.24 – $11.56
Price to Estimated 2011 Earnings Per Share	8.0x – 10.0x	$4.77 – $5.97
Price to Estimated 2012 Earnings Per Share	7.0x – 9.0x	$6.58 – $8.46

Morgan Stanley noted that the consideration to be received by holders of Verigy ordinary shares pursuant to the implementation agreement was $15.00 per share.

No company utilized in the comparable company analysis is identical to Verigy. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Verigy, such as the impact of competition on the businesses of Verigy and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Verigy or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Equity Research Analysts’ Price Targets.    Morgan Stanley reviewed and analyzed future public market trading price targets for Verigy ordinary prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of Verigy ordinary shares and are not discounted to reflect present values. The range of undiscounted analyst price targets for Verigy ordinary shares was $8.00 to $16.00 as of December 3, 2010, and Morgan Stanley noted that the median and mean undiscounted analyst price targets were $10.50 and $11.14, respectively.

Morgan Stanley noted that the consideration to be received by holders of Verigy ordinary shares pursuant to the implementation agreement was $15.00 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Verigy ordinary shares and these estimates are subject to uncertainties, including the future financial performance of Verigy and future financial market conditions.

Discounted Equity Value Analysis.    Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the estimated future value of a company’s common equity as a function of such company’s estimated future earnings and a potential range of price to earnings ratios. The resulting value is subsequently discounted to arrive at a present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per Verigy ordinary share on a standalone basis. To calculate the discounted equity value, Morgan Stanley used the average of calendar year 2012 publicly available estimates, prepared by equity research analysts and available as of March 18, 2011 and adjusted them for calendar year end. Morgan Stanley applied a range of price to earnings multiples to these estimates and applied a discount rate of 10.1%. Morgan Stanley selected this discount rate based on a predicted beta of 1.37, a risk free rate of 3.2%, and a market risk premium of 5.0%.

The following table summarizes Morgan Stanley’s analysis:

Calendar Year 2012 Assumed Earnings Per Share	Comparable Company Multiple Range	Implied Present Value Per Verigy Ordinary Share
Price to Earnings	8.0x – 10.0x	$6.86 – $8.58

Morgan Stanley noted that the consideration to be received by holders of Verigy ordinary shares pursuant to the implementation agreement was $15.00 per share.

Analysis of Precedent Transactions.    Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with the Transaction. In connection with its analysis of precedent transaction premia, Morgan Stanley compared publicly available statistics for selected technology sector transactions occurring between January 1, 2010 and March 18, 2011 with a transaction value greater than $250 million and all cash consideration. In connection with its analysis of precedent transaction multiples, Morgan Stanley compared publicly available statistics for 18 selected semiconductor capital equipment sector transactions occurring between January 1, 2001 and March 18, 2011 with a transaction value greater than $100 million. The following is a list of precedent technology sector transactions with all cash consideration and precedent semiconductor capital equipment sector transactions used in this analysis:

Precedent Cash Technology Transactions (Target / Acquiror)

3PAR, Inc. / Hewlett-Packard Corporation

Actel Corporation / Microsemi Corporation

ADC Telecommunication, Inc. / Tyco Electronics Ltd.

ArcSight, Inc. / Hewlett-Packard Corporation

Art Technology Group, Inc. / Oracle Corporation

Atheros Communications, Inc. / Qualcomm, Inc.

Cogent, Inc. / 3M Corporation

Commscope, Inc. / Carlyle Group

Compellent Technologies, Inc. / Dell, Inc.

CyberSource Corporation / Visa, Inc.

Dimension Data Holdings PLC / Nippon Telegraph & Telephone Corporation

Intec Telecom Systems PLC / CSG Systems International

Isilon Systems, Inc. / EMC Corporation

L-1 Identity Solutions, Inc. / Safran SA

Lawson Software, Inc. / Infor Global Solutions, Inc.

McAfee, Inc. / Intel Corporation

Netezza Corporation / International Business Machines Corporation

Novell, Inc. / Attachmate Corporation

Palm, Inc. / Hewlett-Packard Corporation

Phase Forward, Inc. / Oracle Corporation

Silicon Storage Technology / Microchip

Sonic Solutions, Inc. / Rovi Corporation

Stanley, Inc. / CGI Group, Inc.

Sybase, Inc. / SAP AG

Syniverse Technologies, Inc. / Carlyle Group

Techwell, Inc. / Intersil Corporation

Terremark Worldwide, Inc. / Verizon Communications, Inc.

Unica Corporation / International Business Machines Corporation

Virage Logic Corporation / Synopsys, Inc.

Selected Semiconductor Capital Equipment Transactions (Target / Acquiror)

ADE Corporation / KLA-Tencor Corporation

AMIS Holdings, Inc. / ON Semiconductor Corporation

Applied Films Corporation / Applied Materials, Inc.

August Technology Corporation / Rudolph Technologies, Inc.

Axcelis Technologies, Inc. / Sumitomo Heavy Industries

Credence Systems Corporation / LTX Corporation

Eagle Test Systems, Inc. / Teradyne, Inc.

Genus, Inc. / Aixtron AG

Helix Technology Corporation / Brooks Automation, Inc.

ICOS Vision Systems Corporation NV / KLA-Tencor Corporation

Integrated Measurement Systems, Inc. / Credence Systems Corporation

LTX-Credence Corporation / Verigy, Inc.

Mykrolis Corporation / Entegris, Inc.

Nextest Systems Corporation / Teradyne, Inc.

NPTest Holding Corporation / Credence Systems Corporation

PRI Automation, Inc. / Brooks Automation Inc.

Semitool, Inc. / Applied Materials, Inc.

SEZ Group / Lam Research Corporation

SpeedFam-IPEC, Inc. / Novellus Systems, Inc.

For each precedent cash technology transaction referenced above, Morgan Stanley noted the following financial statistics where available: (1) implied premium to the acquired company’s closing share price on the last trading day prior to announcement; (2) implied premium to the acquired company’s average closing share price for the 30 trading days prior to announcement; (3) implied premium to the acquired company’s average closing share price for the 60 trading days prior to announcement; and (4) implied premium to the acquired company’s aggregate value on the last trading day prior to announcement.

For each semiconductor capital equipment transaction referenced above, Morgan Stanley noted the following financial statistics where available: (1) the ratio of aggregate value of the transaction to last twelve months revenue; (2) the ratio of aggregate value of the transaction to next twelve months revenue estimate; (3) the ratio of price to last twelve months earnings per share; and (4) the ratio of price to next twelve months estimated earnings per share.

Based on an analysis of the relevant metrics and time frame for each transaction referenced above, Morgan Stanley selected ranges of implied premia and financial multiples of the transactions and applied these ranges of premia and financial multiples to the relevant Verigy financial statistic. For purposes of estimated next twelve months revenue and earnings per share, Morgan Stanley utilized the average of publicly available estimates, prepared by equity research analysts as of March 18, 2011. The following table summarizes Morgan Stanley’s analysis:

Precedent Transaction Financial Statistic	Reference Range	Implied Value Per Verigy Ordinary Share
Premium to 1-day Prior Closing Share Price	25% – 45%	$11.43 – $13.25
Premium to 30-day Average Closing Share Price	30% – 50%	$11.68 – $13.48
Premium to 60-day Average Closing Share Price	35% – 65%	$11.59 – $14.17
Aggregate Value Premium	30% – 70%	$10.41 – $12.08
Aggregate Value to Last Twelve Months Revenue	1.0x – 2.0x	$13.43 – $20.59
Aggregate Value to Estimated Next Twelve Months Revenue	0.8x – 1.7x	$11.90 – $18.66
Price to Last Twelve Months Earnings Per Share	20.0x – 30.0x	$10.44 – $15.66
Price to Estimated Next Twelve Months Earnings Per Share	15.0x – 25.0x	$8.95 – $14.92

Morgan Stanley noted that the consideration to be received by holders of Verigy ordinary shares pursuant to the implementation agreement was $15.00 per share.

No company or transaction utilized in the precedent transactions analysis is identical to Verigy or the Transaction. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Verigy, such as the impact of competition on the business of Verigy or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Verigy or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

In connection with the review of the merger by the board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Verigy. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Verigy. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the implementation agreement from a financial point of view to holders of Verigy ordinary shares and in connection with the delivery of its opinion, dated March 19, 2011, to the board of directors. These analyses do not purport to be appraisals or to reflect the prices at which Verigy ordinary shares might actually trade.

The consideration was determined through arm’s length negotiations between Verigy and Advantest and was approved by the board of directors. Morgan Stanley provided advice to the board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to Verigy or its board of directors or that any specific consideration constituted the only appropriate consideration for the Transaction.

Morgan Stanley’s opinion and its presentation to the board of directors was one of many factors taken into consideration by the board of directors in deciding to approve, adopt and authorize the implementation agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the board of directors with respect to the Transaction consideration or of whether the board of directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

The board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading, brokerage, investment management and financing activities, Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions and may trade or otherwise effect transactions, for their own account or for the accounts of customers in the debt or equity securities or senior loans of Verigy, Advantest or any other parties, commodities or currencies that may be involved in the transactions contemplated by the implementation agreement or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided Verigy financial advisory services and a financial opinion in connection with the Transaction, and Verigy has agreed to pay Morgan Stanley a fee of approximately $14.2 million for its services. Of this fee, $1.0 million became payable upon the announcement of the LTX-Credence transaction and the balance is payable upon closing of the Transaction. Verigy has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Verigy has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement or any related transactions. In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for Verigy, and has received fees in connection with such services, including acting as underwriter in connection with Verigy’s $138 million convertible notes offering in July 2009. Morgan Stanley may also seek to provide such services to Advantest in the future and expects to receive fees for the rendering of these services. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Interests of Verigy’s Directors and Executive Officers in the Transaction

In considering the recommendations of Verigy’s board of directors with respect to its unanimous recommendation that Verigy shareholders vote to adopt the implementation agreement, Verigy shareholders should be aware that Verigy’s directors and executive officers have interests in the Transaction that are different from, or in addition to, those of Verigy shareholders generally.

Change of Control Compensation

The compensation table below reflects the amount of compensation enhancements for each of our U.S. and non-U.S. executive officers (as of October 31, 2010) in the event of the consummation of the Transaction and/or if we (or our successor) terminate such officer’s employment for other than “cause” or the officer resigns for “good reason” in connection with a “change of control.” Under the table, a termination is in connection with a

“change of control” if the termination event occurs during the period from 3 months before (or, in the case of Mr. Barnes, 12 months before), to 24 months following, a “change of control” of Verigy, or at any time more than 3 months prior to a change of control of Verigy if the triggering event or the executive’s termination is at the request of an acquirer (such period is referred to as the Double Trigger Termination Window). The Transaction will constitute a change of control of Verigy.

Regardless of the manner in which an executive officer’s employment terminates, the executive is entitled to receive amounts already earned during his or her term of employment, such as base salary earned through the date of termination and accrued vacation pay.

The table assumes that the Transaction will be completed on June 30, 2011, and a value per ordinary share of Verigy of $15.00. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information currently available, which could change in the future. As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below. For example, the actual value received per Verigy ordinary share could vary based on the actual date the Transaction occurs, the date of an executive’s qualifying termination, and/or a change in the value of Verigy ordinary shares and/or Advantest common stock (or ADRs).

Following the Change of Control Compensation table below, we describe the terms and conditions of the compensation arrangements we have with our directors and executive officers, including the severance arrangements during, as well as before and after, the individual’s Double Trigger Termination Window. We have segregated these arrangements by discussing “Existing Agreements with Current and Former Executive Officers of Verigy” and afterwards discussing “New Agreements with Existing Verigy Executive Officers and Directors” and “Treatment of Equity Awards in the Transaction.”

Executive Officer Name	Cash (S)		Change of Control Equity Acceleration ($)		Pension/Non- Qualified Deferred Compensation ($)	Perquisites ($)		Tax Reimbursement ($)		Other ($)	Total ($)
Keith Barnes	$1,164,816	(1)	N/A		N/A	$25,372	(2)	N/A		N/A	$1,190,188	(3)
Margo Smith	$985,480	(4)	$851,833	(5)	N/A	$4,075	(6)	$424,494	(7)	N/A	$2,265,882	(8)
Jorge Titinger	$2,490,948	(9)	$3,845,077	(10)	N/A	$34,481	(11)	$1,218,848	(12)	N/A	$7,589,354	(13)
Robert Nikl	$1,559,540	(14)	$2,033,207	(15)	N/A	$24,432	(16)	N/A		N/A	$3,617,179	(17)
Pascal Rondé	$292,630	(18)	$1,486,401	(19)	N/A	N/A		N/A		N/A	$1,779,031	(20)
Hans-Jürgen Wagner	$359,163	(21)	$1,149,324	(22)	N/A	N/A		N/A		N/A	$1,508,487	(23)
Warren Kocmond	$633,967	(24)	$897,949	(25)	N/A	$50,744	(26)	N/A		N/A	$1,582,660	(27)

(1)	Mr. Barnes’ employment terminated on December 31, 2010, and as a result, he has become entitled to, and in some cases has begun receiving, severance payments and benefits in accordance with his severance agreement and Non-Competition Agreement (as defined below). Additionally, Mr. Barnes may become entitled to added “double trigger” severance (that is, severance triggered by a termination in connection with a change of control). Assuming he has a qualifying “double trigger” termination, the aggregate dollar amount of his “double trigger” cash severance payments, as shown in this table, would be equal to $1,164,816, which represents two times his annual salary, totaling $1,164,816 and two times his annual target bonus, totaling $1,164,816, less the amount of standard severance he already was entitled to due to his prior termination. Mr. Barnes’ entitlement to his added “double trigger” cash severance pay is triggered if the Transaction (or other change of control) occurs by December 31, 2011, and Mr. Barnes meets the release and other requirements of his severance agreement, as described below. Alternatively, Mr. Barnes is entitled to a cash payment equal to $1,164,816, payable in a lump sum and subject to any applicable tax reporting and withholding, if the Transaction is consummated on or after January 1, 2012 and on or before the later of (x) the Termination Date (as defined in the implementation agreement), or (y) May 18, 2012.
(2)

Mr. Barnes may become entitled to continued payment of his group health premiums under COBRA for up to 24 months upon a “double trigger” termination of his employment, less the 12 months of continued payments of group health premiums he already was entitled to due to his prior termination. This 12 months of continued group health premium is estimated to have an aggregate dollar value of $25,372 (representing 12 multiplied by the cost of a single month of continued payments of group health premiums under COBRA). Mr. Barnes will be entitled to these “double trigger” health benefits if the Transaction occurs by December 31, 2011.
(3)	Mr. Barnes is entitled to an aggregate amount of $1,190,188, which represents the cash benefit and the continued health payment benefit, if the Transaction (or other change of control) occurs by December 31, 2011 and he meets the release and other requirements of his severance agreement.
(4)	Ms. Smith may become entitled to “double trigger” severance (that is, severance triggered by a termination in connection with a change of control) and is not entitled to any “single trigger” cash payments (that is, cash payments triggered by a change of control regardless of whether her employment terminates). Assuming she has a qualifying termination immediately upon the Transaction, the aggregate dollar amount of her “double trigger” cash severance payments, as shown in this table, would be equal to $985,480, which represents two times her annual salary, totaling $570,048, two times her annual target bonus, totaling $285,024 and a pro rata target bonus for year of termination, totaling $130,408. Ms. Smith will be entitled to her “double trigger” lump sum cash severance pay if Ms. Smith is terminated by Verigy without cause (as defined in the agreements and explained below) or by Ms. Smith for good reason (as defined in the agreements and explained below) (i) within 24 months following the occurrence of the Transaction; (ii) within 3 months prior to the Transaction; or (iii) anytime more than 3 months prior to the Transaction if at the request of Advantest (altogether, the “Double Trigger Termination Window”), and Ms. Smith meets the release and other requirements of her severance agreement, as described below.
(5)	Pursuant to the implementation agreement, Ms. Smith is entitled to “single trigger” vesting acceleration of her restricted share units that are outstanding and unvested as of the effective time or closing of the Transaction, as applicable, which acceleration would have an approximate value of $452,745 (representing the 30,183 restricted share units that would accelerate multiplied by the $15 acquisition price). Pursuant to her severance agreement, Ms. Smith may become entitled to equity award vesting acceleration upon a “double trigger” termination of her employment. Ms. Smith will be entitled to her “double trigger” equity award vesting acceleration if Ms. Smith is terminated by Verigy without cause (as defined in the agreements and explained below) or by Ms. Smith for good reason (as defined in the agreements and explained below) within the Double Trigger Termination Window and Ms. Smith meets the release and other requirements of her severance agreement, as described below. Assuming she becomes entitled to this “double trigger” acceleration at a time when her equity is worth $15 per share, the value to Ms. Smith of such additional acceleration will be approximately $399,088 (representing the value of her Verigy stock options with an exercise price less than or equal to $15 per share).
(6)	Ms. Smith may become entitled to continued payment of her group health premiums under COBRA for up to 24 months upon a “double trigger” termination of her employment, which is estimated to have an aggregate dollar value of $4,075 (representing 24 multiplied by the cost of a single month of continued payments of group health premiums under COBRA). Ms. Smith will be entitled to these “double trigger” health benefits if Ms. Smith is terminated by Verigy without cause (as defined in the agreements and explained below) or by Ms. Smith for good reason (as defined in the agreements and explained below) within the Double Trigger Termination Window and she meets the release and other requirements of her severance agreement, as described below.
(7)	Ms. Smith may become entitled to a gross up estimated at an aggregate dollar value of $424,494, if Ms. Smith is subject to “golden parachute” excise taxes in connection with the Transaction. These tax reimbursements to Ms. Smith are not necessarily due to a “single trigger” or “double trigger” severance event, as much as they will be triggered if Ms. Smith receives any compensation that triggers the tax reimbursement obligations to Ms. Smith under her severance agreement.
(8)	Ms. Smith is entitled to an aggregate amount of $2,265,882, related to the Transaction. Upon a “double trigger” severance event, Ms. Smith would be entitled to $1,388,643, which represents the cash benefit, the accelerated vesting of stock option benefit and the continued health payment benefit. Upon the Transaction, Ms. Smith is entitled to “single trigger” benefit of an aggregate amount of $452,745, which represents the accelerated vesting of restricted share units. In addition, Ms. Smith may be entitled to tax reimbursements of $424,494, which are not necessarily due to a “single trigger” or “double trigger” severance event, as much as they will be triggered if Ms. Smith receives any compensation that triggers the tax reimbursement obligations to Ms. Smith under her severance agreement.
(9)	Mr. Titinger may become entitled to “double trigger” severance (that is, severance triggered by a termination in connection with a change of control) and is not entitled to any “single trigger” cash payments (that is, cash payments triggered by a change of control regardless of whether his employment terminates). Assuming he has a qualifying termination immediately upon the Transaction, the aggregate dollar amount of his “double trigger” cash severance payments, as shown in this table, would be equal to $2,490,948, which represents two times his annual salary, totaling $1,150,008, two times his annual target bonus, totaling $920,006 and a pro rata target bonus for year of termination, totaling $420,934. Mr. Titinger will be entitled to his “double trigger” lump sum cash severance pay if Mr. Titinger is terminated by Verigy without cause (as defined in the agreements and explained below) or by Mr. Titinger for good reason (as defined in the agreements and explained below) within the Double Trigger Termination Window and Mr. Titinger meets the release and other requirements of his severance agreement, as described below.

(10)	Pursuant to the implementation agreement, Mr. Titinger is entitled to “single trigger” vesting acceleration of his restricted share units that are outstanding and unvested as of the effective time or closing of the Transaction, as applicable, which acceleration would have an approximate value of $2,009,250 (representing the 133,950 restricted share units that would accelerate multiplied by the $15 acquisition price). Pursuant to his severance agreement, Mr. Titinger may become entitled to equity award vesting acceleration upon a “double trigger” termination of his employment. Mr. Titinger will be entitled to his “double trigger” equity award vesting acceleration if Mr. Titinger is terminated by Verigy without cause (as defined in the agreements and explained below) or by Mr. Titinger for good reason (as defined in the agreements and explained below) within the Double Trigger Termination Window and Mr. Titinger meets the release and other requirements of his severance agreement, as described below. Assuming he becomes entitled to this double trigger acceleration at a time when his equity is worth $15 per share, the value to Mr. Titinger of such additional acceleration will be approximately $1,835,827 (representing the value of his Verigy stock options with an exercise price less than or equal to $15 per share).
(11)	Mr. Titinger may become entitled to continued payment of his group health premiums under COBRA for up to 24 months upon a “double trigger” termination of his employment, which is estimated to have an aggregate dollar value of $34,481 (representing 24 multiplied by the cost of a single month of continued payments of group health premiums under COBRA). Mr. Titinger will be entitled to these “double trigger” health benefits if Mr. Titinger is terminated by Verigy without cause (as defined in the agreements and explained below) or by Mr. Titinger for good reason (as defined in the agreements and explained below) within the Double Trigger Termination Window and he meets the release and other requirements of his severance agreement, as described below.
(12)	Mr. Titinger may become entitled to a gross up estimated at an aggregate dollar value of $1,218,848, if Mr. Titinger is subject to “golden parachute” excise taxes in connection with the Transaction. These tax reimbursements to Mr. Titinger are not necessarily due to due to a “single trigger” or “double trigger” severance event, as much as they will be triggered if Mr. Titinger receives any compensation that triggers the tax reimbursement obligations to Mr. Titinger under his severance agreement.
(13)	Mr. Titinger is entitled to an aggregate amount of $7,589,354, related to the Transaction. Upon a “double trigger” severance event, Mr. Titinger would be entitled to $4,361,256, which represents the cash benefit, the accelerated vesting of stock option benefit and the continued health payment benefit. Upon the Transaction, Mr. Titinger is entitled to “single trigger” benefit of an aggregate amount of $2,009,250, which represents the accelerated vesting of restricted share units. In addition, Mr. Titinger may be entitled to tax reimbursements of $1,218,848, which are not necessarily due to a “single trigger” or “double trigger” severance event, as much as they will be triggered if Mr. Titinger receives any compensation that triggers the tax reimbursement obligations to Mr. Titinger under his severance agreement.
(14)	Mr. Nikl may become entitled to “double trigger” severance (that is, severance triggered by a termination in connection with a change of control) and is not entitled to any “single trigger” cash payments (that is, cash payments triggered by a change of control regardless of whether his employment terminates). Assuming he has a qualifying termination immediately upon the Transaction, the aggregate dollar amount of his “double trigger” cash severance payments, as shown in this table, would be equal to $1,559,540, which represents two times his annual salary, totaling $720,000, two times his annual target bonus, totaling $576,000 and a pro rata target bonus for year of termination, totaling $263,540. Mr. Nikl will be entitled to his “double trigger” lump sum cash severance pay if Mr. Nikl is terminated by Verigy without cause (as defined in the agreements and explained below) or by Mr. Nikl for good reason within Double Trigger Termination Window and Mr. Nikl meets the release and other requirements of his severance agreement, as described below.
(15)	Pursuant to the implementation agreement, Mr. Nikl is entitled to “single trigger” vesting acceleration of his restricted share units that are outstanding and unvested as of the effective time or closing of the Transaction, as applicable, which acceleration would have an approximate value of $1,072,485 (representing the 71,499 restricted share units that would accelerate multiplied by the $15 acquisition price). Pursuant to his severance agreement, Mr. Nikl may become entitled to equity award vesting acceleration upon a “double trigger” termination of his employment. Mr. Nikl will be entitled to his “double trigger” equity award vesting acceleration if Mr. Nikl is terminated by Verigy without cause (as defined in the agreements and explained below) or by Mr. Nikl for good reason (as defined in the agreements and explained below) within the Double Trigger Termination Window and Mr. Nikl meets the release and other requirements of his severance agreement, as described below. Assuming he becomes entitled to this double trigger acceleration at a time when his equity is worth $15 per share, the value to Mr. Nikl of such additional acceleration will be approximately $960,722 (representing the value of his Verigy stock options with an exercise price less than or equal to $15 per share).
(16)

Mr. Nikl may become entitled to continued payment of his group health premiums under COBRA for up to 24 months upon a “double trigger” termination of his employment, which is estimated to have an aggregate dollar value of $24,432 (representing 24 multiplied by the cost of a single month of continued payments of group health premiums under COBRA). Mr. Nikl will be entitled to these “double trigger” health benefits if Mr. Nikl is terminated by Verigy without cause (as defined in the agreements and explained below) or by Mr. Nikl for good reason (as defined in the agreements and explained below) within the Double Trigger Termination Window and he meets the release and other requirements of his severance agreement, as described below.

(17)	Mr. Nikl is entitled to an aggregate amount of $3,617,179, related to the Transaction. Upon a “double trigger” severance event, Mr. Nikl would be entitled to $2,544,694, which represents the cash benefit, the accelerated vesting of stock option benefit, and the continued health payment benefit. Upon the Transaction, Mr. Nikl is entitled to “single trigger” benefit of an aggregate amount of $1,072,485, which represents the accelerated vesting of restricted share units.
(18)	Mr. Rondé may become entitled to “double trigger” severance (that is, severance triggered by a termination in connection with a change of control) and is not entitled to any “single trigger” cash payments (that is, cash payments triggered by a change of control regardless of whether his employment terminates). Assuming he has a qualifying termination immediately upon the Transaction, the aggregate dollar amount of his “double trigger” cash severance benefits, as shown in this table, would equal $292,630. Mr. Rondé would be eligible for certain severance payments as required under French law, including as a result of a termination due to his death or disability. Mr. Rondé would also be eligible for certain severance payments as required under the applicable collective bargaining agreement in France in the event his employment is terminated other than for gross or willful misconduct (as defined under French law). If Mr. Rondé had been terminated as of the last day of the prior fiscal year, he would have received a severance payment equal to approximately 10 times his average monthly compensation over the prior year (including base salary, bonuses and the value of certain benefits). In addition, under an addendum to his employment contract entered into in connection with the implementation agreement, Mr. Rondé will be entitled to a lump sum amount equal to the indemnity he would be entitled to in case of dismissal, calculated according to the law provisions, or the applicable collective bargaining agreement, in force on the date of the qualifying termination event if Mr. Rondé voluntarily resigns for good reason (as defined in the agreements and explained below) during the Double Trigger Window, provided Mr. Rondé meets the release and other requirements of his severance agreement, as described below. Cash severance payments paid to Mr. Rondé would be paid in Euros. For the purpose of this disclosure, we converted the cash amounts into U.S. Dollars at an exchange rate of 1.4233 U.S. Dollars per Euro. This was the exchange rate for April 18, 2011, the most recent practicable date, as reported by The Wall Street Journal.
(19)	Pursuant to the implementation agreement, Mr. Rondé is entitled to “single trigger” vesting acceleration of his restricted share units that are outstanding and unvested as of the effective time or closing of the Transaction, as applicable, which acceleration would have an approximate value of $832,500 (representing the 55,500 restricted share units that would accelerate multiplied by the $15 acquisition price). Pursuant to his severance agreement, Mr. Rondé may become entitled to equity award vesting acceleration upon a “double trigger” termination of his employment. Mr. Rondé will be entitled to his “double trigger” equity award vesting acceleration if Mr. Rondé is terminated by Verigy without cause (as defined in the agreements and explained below) or by Mr. Rondé for good reason (as defined in the agreements and explained below) within the Double Trigger Termination Window and Mr. Rondé meets the release and other requirements of his severance agreement, as described below. Assuming he becomes entitled to this double trigger acceleration at a time when his equity is worth $15 per share, the value to Mr. Rondé of such additional acceleration will be approximately $653,901 (representing the value of his Verigy stock options with an exercise price less than or equal to $15 per share).
(20)	Mr. Rondé is entitled to an aggregate amount of $1,779,031, related to the Transaction. Upon a “double trigger” severance event, Mr. Rondé would be entitled to $946,531, which represents the cash benefit and the accelerated vesting of stock option benefit. Upon the Transaction, Mr. Rondé is entitled to “single trigger” benefit of an aggregate amount of $832,500, which represents the accelerated vesting of restricted share units.
(21)

Mr. Wagner may become entitled to “double trigger” severance (that is, severance triggered by a termination in connection with a change of control) and is not entitled to any “single trigger” cash payments (that is, cash payments triggered by a change of control regardless of whether his employment terminates). Assuming he has a qualifying termination immediately upon the Transaction, the aggregate dollar amount of his “double trigger” cash severance benefits, as shown in this table, would equal $359,163 . In the event of termination without cause, Mr. Wagner would be entitled to a minimum of 0.5 times his monthly salary per year of service under applicable German law. If Mr. Wagner had been terminated as of the last day of the prior fiscal year, he would have received a severance payment equal to approximately 15 times his last monthly salary (based on the assumption of 0.5 times his monthly salary, plus 3 additional months because he is over 50). Under an addendum to his service contract entered into in connection with the implementation agreement, Mr. Wagner will be entitled to a lump sum amount equal to the indemnity he would be entitled to in case of dismissal, calculated according to the law provisions in force on the date of the qualifying termination event, less any applicable withholding of taxes and applicable social security contributions if Mr. Wagner voluntarily resigns for good reason (as defined in the agreements and explained below) during the Double Trigger Window, provided Mr. Wagner meets the release and other requirements of his severance agreement, as described below. Cash severance payments paid to Mr. Wagner would be paid in Euros. For the purpose of this disclosure, we converted the cash amounts into U.S. Dollars at an exchange rate of 1.4233 U.S. Dollars per Euro. This was the exchange rate for April 18, 2011, the most recent practicable date, as reported by The Wall Street Journal.

(22)	Pursuant to the implementation agreement, Mr. Wagner is entitled to “single trigger” vesting acceleration of his restricted share units that are outstanding and unvested as of the effective time or closing of the Transaction, as applicable, which acceleration would have an approximate value of $587,910 (representing the 39,194 restricted share units that would accelerate multiplied by the $15 acquisition price). Pursuant to his severance agreement, Mr. Wagner may become entitled to equity award vesting acceleration upon a “double trigger” termination of his employment. Mr. Wagner will be entitled to his “double trigger” equity award vesting acceleration if Mr. Wagner is terminated by Verigy without cause (as defined in the agreements and explained below) or by Mr. Wagner for good reason (as defined in the agreements and explained below) within the Double Trigger Termination Window and Mr. Wagner meets the release and other requirements of his severance agreement, as described below. Assuming he becomes entitled to this double trigger acceleration at a time when his equity is worth $15 per share, the value to Mr. Wagner of such additional acceleration will be approximately $561,414 (representing the value of his Verigy stock options with an exercise price less than or equal to $15 per share).
(23)	Mr. Wagner is entitled to an aggregate amount of $1,508,487, related to the Transaction. Upon a “double trigger” severance event, Mr. Wagner would be entitled to $920,577, which represents the cash benefit and the accelerated vesting of stock option benefit. Upon the Transaction, Mr. Wagner is entitled to “single trigger” benefit of an aggregate amount of $587,910, which represents the accelerated vesting of restricted share units.
(24)	Mr. Kocmond may become entitled to “double trigger” severance (that is, severance triggered by a termination in connection with a change of control) and is not entitled to any “single trigger” cash payments (that is, cash payments triggered by a change of control regardless of whether his employment terminates). Assuming he has a qualifying termination immediately upon the Transaction, the aggregate dollar amount of his “double trigger” cash severance payments, as shown in this table, would be equal to $633,967, which represents his annual salary, totaling $295,000, his annual target bonus, totaling $177,000 and a pro rata target bonus for year of termination, totaling $161,967. Mr. Kocmond will be entitled to his “double trigger” lump sum cash severance pay if Mr. Kocmond is terminated by Verigy without cause (as defined in the agreements and explained below) or by Mr. Kocmond for good reason (as defined in the agreements and explained below) Double Trigger Termination Window and Mr. Kocmond meets the release and other requirements of his severance agreement, as described below.
(25)	Pursuant to the implementation agreement, Mr. Kocmond is entitled to “single trigger” vesting acceleration of his restricted share units that are outstanding and unvested as of the effective time or closing of the Transaction, as applicable, which acceleration would have an approximate value of $511,950 (representing the 34,130 restricted share units that would accelerate multiplied by the $15 acquisition price). Pursuant to his severance agreement, Mr. Kocmond may become entitled to equity award vesting acceleration upon a “double trigger” termination of his employment. Mr. Kocmond will be entitled to his “double trigger” equity award vesting acceleration if Mr. Kocmond is terminated by Verigy without cause (as defined in the agreements and explained below) or by Mr. Kocmond for good reason (as defined in the agreements and explained below) within the Double Trigger Termination Window and Mr. Kocmond meets the release and other requirements of his severance agreement, as described below. Assuming he becomes entitled to this double trigger acceleration at a time when his equity is worth $15 per share, the value to Mr. Kocmond of such additional acceleration will be approximately $385,999 (representing the value of his Verigy stock options with an exercise price less than or equal to $15 per share).
(26)	Mr. Kocmond may become entitled to continued payment of his group health premiums under COBRA for up to 24 months upon a “double trigger” termination of his employment, which is estimated to have an aggregate dollar value of $50,744 (representing 24 multiplied by the cost of a single month of continued payments of group health premiums under COBRA). Mr. Kocmond will be entitled to these “double trigger” health benefits if Mr. Kocmond is terminated by Verigy without cause (as defined in the agreements and explained below) or by Mr. Kocmond for good reason (as defined in the agreements and explained below) within the Double Trigger Termination Window and he meets the release and other requirements of his severance agreement, as described below.
(27)	Mr. Kocmond is entitled to an aggregate amount of $1,582,660, related to the Transaction. Upon a “double trigger” severance event, Mr. Kocmond would be entitled to $1,070,710, which represents the cash benefit, the accelerated vesting of stock option benefit, and the continued health payment benefit. Upon the Transaction, Mr. Kocmond is entitled to “single trigger” benefit of an aggregate amount of $511,950, which represents the accelerated vesting of restricted share units.

Existing Agreements with Current and Former Executive Officers of Verigy

Mr. Barnes ceased to be an employee of Verigy on December 31, 2010, but continues to serve as Chairman of Verigy’s board of directors. Pursuant to his severance agreement with Verigy (which we refer to as the Barnes Severance Agreement), he has already become entitled to those severance payments and benefits that are payable upon a qualifying termination of his employment that is not in connection with a change of control of Verigy, and he retains the potential to become entitled to increased severance benefits in connection with a change of control of Verigy if the Transaction (or other change of control) occurs by December 31, 2011. As a result, Mr. Barnes’ severance arrangements are described in following section, along with the severance arrangements of the current U.S. executive officers of Verigy.

In addition, on March 25, 2011, Mr. Barnes entered into an acquisition payment agreement with Verigy (which we refer to as the Barnes Acquisition Payment Agreement, the terms of which are described below in the section “New Agreements with Existing Verigy Directors and Executive Officers”). Under the terms of the Barnes Acquisition Payment Agreement, if a change of control of Verigy with Advantest occurs during a designated period on or after January 1, 2012, Mr. Barnes will be entitled to a cash payment equal to $1,164,816, payable in lump sum and subject to any applicable tax reporting and withholding, if the Transaction is consummated on or after January 1, 2012 and on or before the later of (x) the Termination Date (as defined in the implementation agreement), or (y) May 18, 2012.

Verigy Severance Agreements with Verigy’s U.S. Executive Officers and Chairman

Each of Mr. Jorge Titinger, Verigy’s President and Chief Executive Officer, Mr. Robert J. Nikl, Verigy’s Chief Financial Officer, Mr. Warren Kocmond, Verigy’s Executive Vice President, Global Operations, and Ms. Margo M. Smith, Verigy’s Executive Vice President and General Counsel (whom we refer to as the U.S. executive officers) previously entered into a severance agreement with Verigy. These severance agreements provide for cash severance, health-care insurance benefit continuation and acceleration of unvested equity if they are terminated either before or in connection with a change of control (as defined under such agreements and explained below) under certain circumstances. These agreements also require Verigy to pay gross-up payments to the U.S. executive officers, if the officer is subject to a “golden parachute” excise tax in connection with the change of control benefits. However, if the golden parachute excise taxes can be avoided by reducing the payments to the U.S. executive officer, Verigy may reduce the payments by up to $25,000 in the aggregate. The Transaction is a change of control for purposes of the severance agreements. As a result, Mr. Titinger, Mr. Nikl, Kocmond and Ms. Smith may receive change of control benefits under the severance agreements if they are terminated for certain reasons in connection with the Transaction.

In connection with his resignation as an employee of Verigy on December 31, 2010, Mr. Barnes became entitled to, and in some cases has begun receiving, the severance benefits under the Barnes Severance Agreement, as summarized in the paragraph below entitled “Termination Not In Connection With a Change of Control,” and to certain other benefits described below under “Keith Barnes Noncompetition Agreement,” and may be entitled to additional severance benefits if the Transaction is completed by December 31, 2011.

Pursuant to these severance agreements, to receive the payments described below, each of the U.S. executive officers agrees to be subject to Verigy’s standard two-year employee-non-solicit requirement, confidentiality and other standard restrictions and conditions. Potential payments due by Verigy under the severance agreements in the event of a qualifying termination are described in the tables below.

The key terms of the severance arrangements upon a qualifying termination for the U.S. executive officers (including Keith Barnes, our Chairman and former Chief Executive Officer) are as follows (and are described in further detail below):

Name	Cash and COBRA Severance Benefit Following A Qualifying Termination of Employment absent change of control	Cash and COBRA Severance Benefit Following a Qualifying Termination of Employment in connection with change of control	Equity Acceleration and Extension Following a Qualifying Termination of Employment absent change of control	Equity Acceleration and Extension Following a Qualifying Termination of Employment in connection with change of control
Keith Barnes(1)	1 times annual salary + 1 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 12 months of COBRA coverage	2 times annual salary + 2 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 24 months of COBRA coverage	Full acceleration and exercisable up to the maximum term	Full acceleration and exercisable up to the maximum term(3)

Jorge Titinger(2)	1 times annual salary + 1 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 12 months of COBRA coverage	2 times annual salary + 2 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 24 months of COBRA coverage	Full acceleration and exercisable up to 15 months following termination	Full acceleration and exercisable up to 2 years following termination(3)

Robert J. Nikl	1 times annual salary + 1 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 12 months of COBRA coverage	2 times annual salary + 2 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 24 months of COBRA coverage	12 months’ acceleration and exercisable up to 15 months following termination	Full acceleration and exercisable up to 2 years following termination(3)

Warren Kocmond	1 times annual salary + 1 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 12 months of COBRA coverage	1 times annual salary + 1 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 24 months of COBRA coverage	12 months’ acceleration and exercisable up to 15 months following termination	Full acceleration and exercisable up to 2 years following termination(3)

Margo M. Smith	1 times annual salary + 1 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 12 months of COBRA coverage	2 times annual salary + 2 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 24 months of COBRA coverage	12 months’ acceleration and exercisable up to 15 months following termination	Full acceleration and exercisable up to 2 years following termination(3)

(1)

Mr. Barnes’ employment with Verigy terminated on December 31, 2010, and as a result, he has become entitled to, and in some cases has begun receiving, the payments and benefits listed in this table as applying absent a change of control. Mr. Barnes’ severance agreement with Verigy was amended pursuant to the Non-Competition Agreement (as defined below). This table indicates his severance benefits as amended by the Non-Competition Agreement, and provides that as of his December 31, 2010 resignation date, Mr. Barnes’ then-outstanding stock options shall remain exercisable until the maximum expiration date of each applicable stock option. Further, if Verigy experiences a change of control within 12 months of Mr. Barnes’ December 31, 2010 resignation date, he may become entitled to receive the remaining severance payments and benefits that would apply in connection with a change of control-related termination.

(2)	Mr. Titinger’s severance agreement with Verigy has been amended pursuant to the Promotion Letter (as explained below). This table indicates his severance benefits as amended by the Promotion Letter, which modified his (i) equity acceleration of vesting absent a change of control from 12 months’ acceleration to full acceleration and (ii) the definition of “good reason.”
(3)	As described below under the section titled “Treatment of Equity Awards in the Transaction,” the implementation agreement provides that all restricted stock unit awards will fully vest upon the completion of the Transaction, and the unexercised stock options with an exercise price above $15.00 certain identified optionholders (consisting of board members who are not current executive officers of Verigy) will be terminated.

Termination Not In Connection With A Change of Control

•

Termination by Verigy without Cause or by Executive for Good Reason; Termination due to Death or Disability:    Under their severance agreements, in the event that the employment of Messrs. Titinger, Nikl or Kocmond or Ms. Smith is terminated by Verigy without cause (as defined in the agreements and explained below), or the executive terminates his or her employment for good reason (as defined in the agreements and explained below), and in each case the benefits described under “Termination In Connection With a Change of Control” do not apply, subject to execution of a release of claims and complying with Verigy’s standard two-year employee-non-solicit requirement, confidentiality and other standard restrictions and conditions, the executive will be entitled to (i) an amount equal to the executive’s annual base salary and target bonus (as defined in the agreements and explained below), paid in a lump sum; (ii) a pro rata portion of the executive’s target bonus for the then-current performance period under Verigy’s bonus plan; (iii) immediate vesting of outstanding option, stock appreciation right, restricted stock and restricted share unit awards for Mr. Nikl, Mr. Kocmond and Ms. Smith as if he or she had completed an additional 12 months of service and, under his arrangement as amended by his Promotion Letter, for Mr. Titinger; (iv) an extended post-termination exercise period for outstanding stock options and stock appreciation rights for up to 15 months; and (v) reimbursement by Verigy of COBRA premiums for health insurance benefits for the executive and the executive’s dependents for a period of up to 12 months. In the event the executive’s employment is terminated as a result of death or disability (as defined in the agreements and explained below), the executive (or his or her survivors) would be entitled to (x) a pro rata portion of his or her target bonus for the current performance period under Verigy’s cash bonus plan; and (y) the stock award acceleration described above for the executive. In addition, if the termination is due to disability, the executive would be eligible to receive COBRA continuation benefits. Further, as described below, Mr. Barnes’ severance arrangement was amended by the Non-Competition Agreement (as explained below) to provide that: (i) if he had died prior to his December 31, 2010 resignation date, the severance pay that he otherwise would have been entitled to under his severance arrangement upon a termination of employment without cause or good reason as described in this paragraph would have been payable to Mr. Barnes’ estate; and (ii) on December 31, 2010, Mr. Barnes’ then-outstanding stock options became exercisable until the maximum expiration date of each applicable stock option. Additionally, pursuant to a letter agreement entered into in June 2008 between Verigy and Mr. Barnes, as of the date of his resignation, any remaining unpaid portion of the allowance for temporary living expenses provided under the letter agreement became due and payable. If Mr. Barnes’ employment had been terminated for Cause before April 30, 2011, any unpaid portion of the allowance for temporary living expenses would have been forfeited. As mentioned above, Mr. Barnes’ employment with Verigy terminated on December 31, 2010, at which time he became entitled to severance under this paragraph. Accordingly, he has begun receiving severance payments and benefits pursuant to his severance agreement terms. In addition, under the terms of the Barnes Acquisition Payment Agreement, if a change of control of Verigy with Advantest occurs during a designated period on or after January 1, 2012, Mr. Barnes will be entitled to a cash payment equal to $1,164,816, payable in lump sum and subject to any applicable tax reporting and withholding, if the Transaction is consummated on or after January 1, 2012 and on or before the later of (x) the Termination Date (as defined in the implementation agreement), or (y) May 18, 2012.

Termination In Connection With a Change of Control:

•

Termination By Verigy Without Cause or by Executive for Good Reason:    Under their severance agreements, in the event Messrs. Barnes, Titinger, Nikl or Kocmond or Ms. Smith is terminated by Verigy without cause (as defined in the agreements and explained below) or by the executive for good reason (as defined in the agreements and explained below) either (i) within 24 months following the occurrence of a change of control of Verigy; (ii) within three months prior to a change of control (for Mr. Barnes, this was changed to within 12 months prior to a change of control pursuant to the Non-Competition Agreement explained below); or (iii) anytime more than three months prior to a change of control at the request of an acquirer if the transaction also falls within the meaning of “change of control” under Section 409A of the U.S. Internal Revenue Code, subject to execution of a release of claims and complying with Verigy’s standard two-year employee-non-solicit requirement, confidentiality and other standard restrictions and conditions, the executive would be entitled to receive (a) a lump sum payment equal to two times the sum of the executive’s annual base salary rate and target bonus (for Mr. Kocmond, he receives a lump sum payment equal to one times the sum of his annual base salary rate and target bonus); (b) a pro rata portion of the executive’s target bonus for the current performance period under Verigy’s bonus plan; (c) immediate vesting in full of all outstanding option, stock appreciation right, restricted stock and restricted share unit awards; (d) an extended post-termination exercise period for outstanding stock options and stock appreciation rights for up to 2 years (for Mr. Barnes, this was modified to provide up to the maximum term of each option pursuant to the Non-Competition Agreement explained below as of his resignation date); and (e) reimbursement by Verigy of COBRA premiums for health insurance benefits for the executive and the executive’s dependents for a period of up to 24 months. In addition, in the event that the payments above are subject to the excise tax imposed by Code Section 4999 on “golden parachute” payments, Verigy will provide an additional gross-up payment so that the executive retains an amount equal to the payments he or she would have received if he or she had not been subject to the excise tax. However, if the excise tax could be avoided by a reduction of up to $25,000 in the payments to the executive, Verigy may reduce the payments to avoid triggering the excise tax. Further, as described below, Mr. Barnes’ severance arrangement was amended by the Non-Competition Agreement (as explained below) to provide that: (i) if he had died prior to his December 31, 2010 resignation date, the severance pay that he otherwise would have been entitled to under his severance arrangement upon a termination of employment without cause or good reason as described in this paragraph would be payable to Mr. Barnes’ estate; and (ii) on his resignation date, Mr. Barnes’ then-outstanding stock options became exercisable until the maximum expiration date of each applicable stock option. Although Mr. Barnes’ employment with Verigy terminated on December 31, 2010, and he became entitled to severance based on terminations absent a change of control of Verigy, pursuant to the terms of his severance arrangement he may still become entitled the increased severance benefits under this paragraph if the Transaction (or other change of control) is completed by December 31, 2011.

For the purposes of the above agreements, “cause,” “change of control,” “disability” and “good reason” are defined as follows:

•	“Cause”:

(i)	an unauthorized use or disclosure by an executive of Verigy’s confidential information or trade secrets, which use or disclosure causes material harm to Verigy;

(ii)	a material breach by an executive of a material agreement between the executive and Verigy;

(iii)	a material failure by an executive to comply with Verigy’s written policies or rules resulting in material harm to Verigy;

(iv)	an executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof or the equivalent under the applicable laws outside of the United States;

(v)	an executive’s gross negligence or willful misconduct resulting in material harm to Verigy;

(vi)	a continuing failure by an executive to perform assigned duties after receiving written notification of such failure; or

(vii)	a failure by an executive to cooperate in good faith with a governmental or internal investigation of Verigy or its directors, officers or employees, if Verigy has requested the executive’s cooperation.

•	“Change of Control” means:

(i)	the consummation of a merger or consolidation of Verigy with or into another entity or any other corporate reorganization, if persons who were not shareholders of combined company own 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(ii)	the sale, transfer or other disposition of all or substantially all of Verigy’s assets;

(iii)	certain changes that result in a change of more than 50% of the composition of the board of directors of Verigy; or

(iv)	any transaction where certain persons become the beneficial owners of securities, directly or indirectly, of Verigy representing at least 30% of the total voting power represented by Verigy’s then outstanding voting securities.

•

“Disability” means that the executive is unable to perform the duties of his or her office with Verigy or any subsidiary, and is unable to perform substantially equivalent duties, by reason of any medically determinable physical or mental impairment, and such condition has lasted or can be expected to last for a continuous period of not less than 12 months.

•	“Good Reason” means:

(i)	a reduction of the rate of the executive’s compensation as in effect on the effective date of the executive officer’s severance agreement or, if a change of control has occurred, as in effect immediately prior to the occurrence of a change of control, other than reductions in base salary that apply broadly to employees of Verigy or reductions due to varying metrics and achievement of performance goals for different periods under variable-pay programs;

(ii)	either (A) failure to provide a package of benefits that, taken as a whole, provides substantially similar benefits to those in which the executive officer is entitled to participate as of the effective date (except that employee contributions may be raised to the extent of any cost increases related to such benefits where such increases in employee contributions are broadly applicable to employees of Verigy) or (B) any action by Verigy that would significantly and adversely affect the executive officer’s participation or reduce his or her benefits under any of Verigy’s benefit plans, other than changes that apply broadly to employees of Verigy;

(iii)	a change in the executive officer’s duties, responsibilities, authority, job title or reporting relationships resulting in a significant diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by Verigy promptly after notice thereof is given by the executive officer;

(iv)	a request that the executive officer relocate to a worksite that is more than 25 miles from his or her prior worksite, unless he or she accepts such relocation opportunity;

(v)	a failure or refusal of a successor to Verigy to assume Verigy’s obligations under the executive officer’s severance agreement; or

(vi)	a material breach by Verigy of any of the material provisions of the executive officer’s severance agreement.

With respect to Mr. Kocmond’s agreement, Mr. Kocmond’s duties, responsibilities, authority, job title or reporting relationships will not be considered to be significantly diminished (and therefore will not constitute good reason) so long as Mr. Kocmond continues to perform substantially the same functional role for Verigy as Mr. Kocmond performed immediately prior to the occurrence of the change of control, even if Verigy becomes a subsidiary or division of another entity.

With respect to the other U.S. executive officers and our Chairman, for purposes of determining whether there is a change in the executive’s duties, responsibilities, authority, job title or reporting relationships that results in a significant diminution of position, the executive’s duties, responsibilities, authority, job title or reporting relationships will be considered to be significantly diminished (and therefore will constitute good reason) if the executive no longer to performs substantially the same functional role for Verigy as the executive performed immediately prior to the occurrence of the change of control of an entity whose equity securities are publicly traded; provided, however, that prior to terminating his or her employment for good reason under clause (iii) of the immediately preceding sentence solely as a result of the entity for which the executive is providing services not being an entity whose securities are publicly traded, the executive will notify the successor entity of his or her intention to so terminate his or her employment and will provide the successor entity with a reasonable period of time, not to exceed 90 days, to negotiate terms of employment which meet the executive’s requirements. If, at the end of the notice and negotiation period, the parties are unable to arrive at mutually satisfactory terms and conditions of employment, then the executive may exercise his or her right to termination for good reason as a result of no longer serving in a comparable role with a company whose securities are publicly traded.

•	Please see the “Jorge Titinger Promotion Letter” below for a description of certain changes made to the good reason definition that became applicable to Mr. Titinger as of January 1, 2011.

•	For purposes of the foregoing agreements with Verigy executives, Verigy has determined that the Transaction constitutes a “change of control.”

•

“Target Bonus” generally means an amount equal to an average of the annualized bonus compensation paid (for Mr. Titinger, the calculation is the total amount not the average) with respect to the two fiscal years (for Mr. Titinger, the relevant period is the two half-yearly periods) of Verigy most recently preceding the date of the termination event; provided, however, that if the individual’s target bonus in the year in which the termination event occurs, expressed as a percent of his or her base salary, is higher than the percentage target bonus levels in the years used for purposes of the average, then an equitable adjustment will be made to the prior year amounts so as to treat the individual as if he or she were at the higher target bonus percentage for the years used to determine the average.

Keith L. Barnes Noncompetition Agreement

In connection with Mr. Barnes’ transition from the position of Chief Executive Officer, Verigy entered into a non-competition agreement with Mr. Barnes dated November 17, 2010 (which we refer to as the Non-Competition Agreement).

Mr. Barnes is entitled to receive benefits as a result of his resignation under the Barnes Severance Agreement, pursuant to its terms and as described above; provided, however, that the Non-Competition Agreement expressly amended the Barnes Severance Agreement as described below.

Under the Non-Competition Agreement, Mr. Barnes is entitled to the following benefits, subject to his not breaching his obligations either thereunder (which are described below) or under the Barnes Severance Agreement:

•

If Mr. Barnes had died prior to his December 31, 2010 resignation date, the severance pay and benefits that otherwise would have been payable to Mr. Barnes pursuant to the existing Barnes Severance Agreement upon a termination of employment unrelated to a change of control (as defined in the Barnes Severance Agreement) without cause (as defined in the Barnes Severance Agreement and explained above) or for good reason (as defined in the Barnes Severance Agreement and explained above) would have been payable to Mr. Barnes’ estate in a lump sum within 30 days after his death;

•

Cash payments of (i) $146,000, less applicable withholdings, paid in 24 equal monthly payments commencing January 1, 2011, subject to any delay required by Section 409A of the Internal Revenue Code, as amended and (ii) $125,000, less applicable withholdings, in a lump sum within 5 days after the completion of the proposed transaction between Verigy and LTX-Credence Corporation. As the merger agreement between Verigy and LTX-Credence Corporation has been terminated, Mr. Barnes has no rights to payments under the foregoing clause (ii);

•

On December 31, 2010, Mr. Barnes’ then-outstanding stock options became exercisable until the maximum expiration date of each applicable stock option. Under the implementation agreement, stock options held by board members who are not current executive officers of Verigy, such as Mr. Barnes, will not be assumed and will be terminated in exchange for an amount equal to the product of: (1) the number of Verigy shares as to which each such option is exercisable at the effective time and (2) the excess, if any, of (x) $15.00 over (y) the per share exercise price of such option, which amount will be paid less any required withholdings. To the extent any unexpired and outstanding stock options held by Mr. Barnes have an exercise price that is greater than $15.00, such options will vest in full immediately prior to the effective time, and will be cancelled immediately thereafter without any payment if not exercised; and

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The Barnes Severance Agreement provides that Mr. Barnes is eligible for increased severance benefits if his qualifying termination occurred within a specified period before or after a change of control. The period prior to a change of control in which Mr. Barnes is eligible for these increased change of control-related benefits if he experiences a qualifying termination of employment was increased to 12 months from 3 months, pursuant to the Non-Competition Agreement. As a result, although Mr. Barnes is no longer an employee of Verigy, he may still become entitled to increased change of control-related severance benefits if the Transaction (or other change of control) occurs by December 31, 2011.

As a condition to receiving the benefits under the Non-Competition Agreement, Mr. Barnes agreed to be bound by a non-competition period commencing on November 17, 2010 and continuing through December 31, 2012. During that time Mr. Barnes has agreed not to directly or indirectly (i) engage in any business that is competitive with Verigy or its affiliates, (ii) become an employee, director, shareholder, owner or consultant of or hold certain other service provider positions with, such a competing business, (iii) acquire or hold an interest in, or participate in or facilitate the financing, operation, management or control of, any person, entity or business that engages in any such competitive business, or (iv) contact, solicit or communicate with customers of Verigy in connection with a competitive business.

In addition, as a condition to receiving the cash payment and exercise period extension benefits under the Non-Competition Agreement, Mr. Barnes had agreed to a 2-year non-solicitation provision during which time Mr. Barnes could neither personally solicit any employee of Verigy (or its successor) or any of their subsidiaries nor personally induce any employee of Verigy (or its successor) or any of their subsidiaries to engage in any such competitive business. However, as the merger agreement between Verigy and LTX-Credence Corporation has been terminated, this 2-year non-solicitation provision is no longer effective.

In addition, on March 25, 2011, Mr. Barnes entered into the Barnes Acquisition Payment Agreement, the terms of which are described below in the section “New Agreements with Existing Verigy Directors and Verigy Executive Officers.” Under the terms of the Barnes Acquisition Payment Agreement, if a change of control of Verigy with Advantest occurs during a designated period on or after January 1, 2012, Mr. Barnes may be entitled to a change of control bonus.

Keith L. Barnes Director Compensation

On November 13, 2010, Verigy’s board of directors accepted Mr. Barnes’ resignation as Chief Executive Officer of Verigy, effective as of midnight, Pacific Time, December 31, 2010. Mr. Barnes continued as Chairman of the board of directors.

The Compensation Committee of Verigy’s board of directors, after consultation with its independent compensation consultants, determined that as a non-executive Chairman, an annual cash retainer for the position of Chairman was appropriate. Based on various factors, the Compensation Committee determined, and Verigy’s board of directors approved, that a cash retainer of 2 times the annual cash retainer of a non-Chairman director was appropriate under its compensation philosophy. As a result, Verigy’s board of directors approved an increase to $110,000 in the annual retainer fee paid to Mr. Barnes as Chairman of the board of directors of Verigy, effective upon the 2011 Annual General Meeting of Shareholders. In addition, as a non-executive member of the board of directors as of January 1, 2011, Mr. Barnes is eligible to receive the annual equity awards made to non-employee Verigy directors automatically under the Verigy’s 2006 Equity Incentive Plan (which we refer to as the 2006 Plan). However, Mr. Barnes will not be eligible to receive an initial equity award under the 2006 Plan.

Jorge Titinger Promotion Letter

On November 17, 2010, Verigy entered into a promotion letter agreement Mr. Titinger (which we refer to as the Promotion Letter). The Promotion Letter provides the compensation and benefits described below, effective as of January 1, 2011.

•	Base Salary: Mr. Titinger’s annual base salary was increased from $400,000 to approximately $575,000.

•	Target Variable Pay: Mr. Titinger will be eligible for a target variable pay opportunity equal to 80% of his annual base salary under Verigy’s pay for results bonus program.

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Stock Options:    On January 1, 2011, Mr. Titinger was granted a nonqualified share option grant for 18,100 Verigy ordinary shares, pursuant to and subject to the terms of the 2006 Plan and Verigy’s form four-tranche share option agreement. The option will be divided in 4 tranches representing 1/4th of the shares of the total grant. The per share exercise price of the first tranche is the per share fair market value of the Verigy’s ordinary shares on the third trading day following the date of grant. The exercise prices of the second, third and fourth tranches will the per share fair market value of the ordinary shares on the third trading day following the announcement of the quarterly financial results for the 3 fiscal quarters immediately following the date of grant. The first, second, third and fourth tranches of each option grant will vest 16, 15, 14 and 13 equal quarterly installments, respectively.

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Restricted Share Units:    On January 1, 2011, Mr. Titinger was granted a restricted share unit award covering 7,300 ordinary shares, subject to the 2006 Plan and the form restricted share unit agreement for U.S. officers. The restricted share units will vest quarterly on each February 15, May 15, August 15 and November 15 following the date of grant, over the subsequent 4 years.

Under Mr. Titinger’s Promotion Letter, the “good reason” definition set forth in his First Amended and Restated Severance Agreement with Verigy dated December 18, 2008 (which we refer to as the Titinger Severance Agreement), was amended to add provisions such that: (i) Mr. Titinger’s resignation at the request of 2/3rds of the board of directors qualifies as a “good reason” resignation and (ii) the appointment of any person other than Mr. Titinger to the role of sole CEO of Verigy, or a change to Mr. Titinger’s position such that he no longer reports directly to the board of directors, in each case, constitute good reason grounds for his resignation.

The Promotion Letter for Mr. Titinger also amends the Titinger Severance Agreement to provide for 100% acceleration of vesting for Mr. Titinger’s stock options, stock appreciation rights, restricted shares and restricted share units in the event that he is involuntarily terminated without cause or he resigns for good reason and the change of control-related severance benefits under the Titinger Severance Agreement otherwise do not apply.

On November 17, 2010, the compensation committee of Verigy approved the grant of stock options and restricted share units on the terms described above.

Under the Promotion Letter, Mr. Titinger confirmed and agreed that his promotion to President and Chief Executive Officer and any related change in duties, responsibilities, authority or reporting relationship that are commensurate with such position do not and will not constitute good reason within the meaning of his severance agreement, employment agreement or any equity award agreements.

Effective January 14, 2011, Mr. Titinger was appointed to Verigy’s board of directors. As an executive officer, Mr. Titinger will not receive any additional cash or equity compensation in connection with his position as a director.

Robert Nikl Compensation Letter

On November 17, 2010, Verigy entered into a compensation letter agreement with Mr. Nikl (which we refer to as the Compensation Letter). The Compensation Letter, as amended on January 18, 2011, provides the compensation and benefits described below, which became effective on February 1, 2011.

•	Base Salary: Mr. Nikl’s annual base salary was increased from $335,076 to $360,000.

•	Target Variable Pay: Mr. Nikl will be eligible for a target variable pay opportunity equal to 80% of his annual base salary under Verigy’s pay for results bonus program.

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Stock Options:    On February 1, 2011, Mr. Nikl was granted a non-qualified share option grant for 13,700 combined company ordinary shares pursuant to and subject to the terms of 2006 Plan and Verigy’s form four-tranche share option agreement. Each option was divided in 4 tranches representing 1/4th of the shares of the total grant. The per share exercise price of the first tranche is the per share fair market value of Verigy’s ordinary shares on February 1, 2011. The exercise prices of the second, third and fourth tranches will the per share fair market value of the ordinary shares on the third trading day following the announcement of the quarterly financial results for the fiscal quarters ending April 30, 2011, July 31, 2011 and October 31, 2011. The first, second, third and fourth tranches of each option grant will vest 16, 15, 14 and 13 equal quarterly installments, respectively.

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Restricted Share Units:    On February 1, 2011, Mr. Nikl was automatically granted a restricted share unit award covering 5,500 ordinary shares subject to the 2006 Plan and the form restricted share unit agreement for U.S. officers. The restricted share units will vest quarterly on each June 13, September 13, December 13 and March 13 following the date of grant, over the subsequent 4 years.

On November 17, 2010, the compensation committee of Verigy approved the grant of stock options and restricted share units on the terms described above and, on January 18, 2011, approved grant dates of February 1, 2011.

Verigy Severance Arrangements with Non-U.S. Executive Officers

Each of Verigy’s non-U.S. executive officers, Mr. Pascal Rondé, Verigy’s Executive Vice President, Sales, Service and Support, and Mr. Hans-Jürgen Wagner, Verigy’s Executive Vice President, SOC Test has previously entered into equity award modification agreements with Verigy.

Under the equity award modification agreements, in the event that the employment of Messrs. Rondé or Wagner is terminated by Verigy without cause (as defined in the agreements and explained below) or by such executive for good reason (as defined in the agreements and explained below), or the executive is terminated due to his death or disability (as defined in the agreements and explained below), such executive will be entitled to immediate vesting of outstanding stock option, stock appreciation right, restricted stock and restricted share unit awards as if he had completed an additional 12 months of service, and (i) Mr. Rondé will be entitled to have such options and stock appreciation rights be exercisable until the later of (A) to 15 months following termination, or (B) 3 months following the 4-year anniversary of the date of grant, and (ii) Mr. Wagner will be entitled to have such options and stock appreciation rights be exercisable up to 15 months following termination. Under the implementation agreement, (i) the restricted share units of Messrs. Rondé or Wagner will be accelerated and terminated in exchange for a cash payment; and (ii) the stock options of Messrs. Rondé or Wagner will be assumed, in each case, as described in greater detail in the paragraph below titled “Treatment of Equity Awards in the Transaction.”

Notwithstanding the foregoing, in the event Mr. Rondé’s or Mr. Wagner’s employment is terminated by Verigy without cause or for good reason either (i) within 24 months following the occurrence of a change of control (as defined in the agreements and explained below) of Verigy; (ii) within three months prior to a change of control; or (iii) any time prior to a change of control at the request of an acquirer, Mr. Rondé and/or Mr. Wagner, as the case may be, would be entitled to immediate vesting of all outstanding stock option, stock appreciation right, restricted stock and restricted share unit awards. In addition, Mr. Rondé will be entitled to have such options and stock appreciation rights be exercisable until the later of (A) to 15 months following termination, or (B) three months following the 4-year anniversary of the date of grant, and Mr. Wagner will be entitled to have such options and stock appreciation rights be exercisable up to 2 years following termination.

For purposes of the equity award modification agreements with the non-U.S. executive officers, “cause,” “change of control,” and “disability” each have the same general meaning as each such term is defined for the U.S. executive officers in their severance agreements.

For purposes of the equity award modification agreements with the non-U.S. executive officers, “good reason” has the same general meaning as defined for the U.S. executive officers in their severance agreements, except the following: (i) for purposes of determining a change in the executive’s duties, responsibilities, authority, job title or reporting relationships that is resulting in a significant diminution of position, the executive’s duties, responsibilities, authority, job title or reporting relationships will not be considered to be significantly diminished (and therefore will not constitute good reason) so long as the executive continues to perform substantially the same functional role for Verigy as the executive performed immediately prior to the occurrence of the change of control, even if Verigy becomes a subsidiary or division of another entity and (ii) the unique modifications applicable to Mr. Titinger’s good reason definition, which are not applicable to the non-U.S. executive officers.

In connection with the signing of the implementation agreement, Verigy entered into agreements with Messrs. Rondé and Wagner as described below in the section titled “New Agreements with Existing Directors and Executive Officers.” Before such new agreements, Verigy had not entered into any cash severance agreement with either Messrs. Rondé or Wagner. Mr. Rondé would, however, be eligible for certain severance payments as required under French law, including as a result of a termination due to his death or disability. Mr. Rondé would also be eligible for certain severance payments as required under the applicable collective bargaining agreement in France in the event his employment is terminated other than for gross or willful misconduct (as defined under French law). If Mr. Rondé had been terminated as of the last day of the prior fiscal year, he would have received a severance payment equal to approximately 12.5 times his average monthly compensation over the prior year (including base salary, bonuses and the value of certain benefits).

In the event of termination without cause, Mr. Wagner would be entitled to a minimum of 0.5 times his monthly salary per year of service under applicable German law. If Mr. Wagner had been terminated as of the last day of the prior fiscal year, he would have received a severance payment equal to approximately 12 times his last monthly salary (based on the assumption of 0.5 times his monthly salary). In the event of termination for good reason by Mr. Wagner, he would not be entitled to severance payments under applicable law.

In addition, on March 25, 2011, Verigy approved new severance agreement with Messrs. Rondé and Wagner, the terms of which are described below in the section “New Agreements with Existing Verigy Executive Officers and Directors.” Under the terms of the new severance agreements, Messrs. Rondé and Wagner may be entitled to the same cash severance payments in the event of a voluntary termination for “good reason” as they would be entitled to under applicable law for a termination by Verigy other than for cause, as more fully described below.

New Agreements with Existing Verigy Directors and Verigy Executive Officers

In connection with the signing of the implementation agreement, Verigy entered into new agreements with Mssrs. Barnes, Rondé and Wagner, as described below.

Barnes Acquisition Payment Agreement

On March 25, 2011, Verigy and Keith L. Barnes, chairman of Verigy’s board of directors, entered into the Barnes Acquisition Payment Agreement.

As an incentive for Mr. Barnes to continue leading Verigy through the Transaction, should it not occur by December 31, 2011, the Compensation Committee of the Board of Directors determined that it was in the best interests of the Company and its shareholders that Mr. Barnes receives a change of control bonus if the Transaction closes after December 31, 2011. Pursuant to the Barnes Acquisition Payment Agreement, Mr. Barnes will be entitled to receive a single lump sum amount equal to $1,164,816, payable in cash and subject to any applicable tax reporting and withholding, if the Transaction is consummated on or after January 1, 2012 and on or before the later of (x) the Termination Date (as defined in the implementation agreement as 11:59 pm (Pacific Time) on May 18, 2012) or (y) May 18, 2012. If the Transaction is consummated before January 1, 2012, Mr. Barnes will be entitled to receive an amount equal to $1,164,816 pursuant to the terms of the Non-Competition Agreement and the Barnes Severance Agreement (as described above) and will not receive any payment pursuant to the Barnes Acquisition Payment Agreement.

New Severance Agreements for Non-U.S. Officers

In 2006, Verigy approved change of control and severance benefits for most of Verigy’s officers that included benefits for voluntary termination for “good reason.” When the change of control and severance agreements for the non-U.S. officers were approved, they did not include provisions for cash severance in the event of a voluntary termination with “good reason” because Verigy was advised that such payments were mandated under applicable law in Germany and France, the two non-U.S. jurisdictions where Verigy has executive officers, making contractual terms providing for such payments unnecessary. Verigy, however, recently learned that while applicable law in Germany and France does provide for cash severance for involuntary termination without cause, there is no similar benefit under the law if the officer were to voluntarily terminate for “good reason.” Accordingly, the compensation committee of Verigy approved Verigy entering into agreements with the non-U.S. officers to provide for cash severance payments in the event of a voluntary termination for “good reason”, as described below.

•	Addendum to the Managing Director’s Service Contract with Mr. Hans-Jürgen Wagner

On March 25, 2011, Verigy’s subsidiary in Germany entered into an addendum to the managing director’s service contract with Mr. Hans-Jürgen Wagner, Verigy’s Executive Vice President, SOC Test (which we refer to as the Wagner Addendum). Under the Wagner Addendum, the parties agreed to add a termination indemnity provision to the existing service contract governing Mr. Wagner’s employment with Verigy’s subsidiary in Germany.

The Wagner Addendum provides that in the event Mr. Wagner voluntarily terminates his service contract within 3 months of the occurrence of an event constituting “good reason” (as defined in the Wagner Addendum) and on account of an event constituting good reason, and the event occurs during the period from 3 months before, to 24 months following, a “change of control” (as defined in the Wagner Addendum) of Verigy or at any time more than 3 months prior to a change of control of Verigy if the triggering event or Mr. Wagner’s termination is at the request of an acquirer (in each case, a “Wagner Termination Event”), Verigy shall pay Mr. Wagner a lump sum amount equal to the indemnity he would be entitled to in case of dismissal, calculated according to the law provisions in force on the date of the Wagner Termination Event, less any applicable withholding of taxes and applicable social security contributions (the “Wagner Termination Indemnity”). Payment of the Wagner Termination Indemnity will be subject to Mr. Wagner’s entering into a settlement and release agreement following the termination of the service contract.

•	Addendum to the Employment Contract with Mr. Pascal Rondé

On March 25, 2011, Verigy’s subsidiary in France entered into an addendum to the employment contract with Mr. Pascal Rondé, Verigy’s Executive Vice President, Sales, Service and Support (which we refer to as the Rondé Addendum). Under the Rondé Addendum, the parties agreed to add a termination indemnity provision to the existing service contract governing Mr. Rondé’s employment with Verigy’s subsidiary in France.

The Rondé Addendum provides that in the event Mr. Rondé terminates his employment within 3 months of the occurrence of an event constituting “good reason” (as defined in the Rondé Addendum) and such event occurs during the period from 3 months before, to 24 months following, a “change of control” (as defined in the Rondé Addendum) of Verigy or at any time more than 3 months prior to a change of control of Verigy if the triggering event or Mr. Rondé’s termination is at the request of an acquirer (in each case, a “Rondé Termination Event”), Verigy shall pay Mr. Rondé a lump sum amount equal to the indemnity he would be entitled to in case of dismissal, calculated according to the law provisions, or the applicable collective bargaining agreement, in force on the date of the Rondé Termination Event (the “Rondé Termination Indemnity”). Payment of the Rondé Termination Indemnity will be subject to Mr. Rondé’s entering into a settlement and release agreement following the termination of the employment contract and social security contributions applicable on the date of payment.

Treatment of Equity Awards in the Transaction

Accelerated Vesting of Restricted Share Units

Restricted share units held by Verigy award holders will not be assumed by Advantest and pursuant to the implementation agreement as of the effective time of the scheme, except as otherwise agreed to by Advantest and the holder, the unvested portion of each issued and outstanding restricted share unit award will become fully vested and each restricted share unit so vested will thereupon be converted into the right to receive a cash payment with respect thereto equal to $15.00 per share, less any required tax withholdings.

In addition, under the terms of the 2006 Plan, all restricted share units granted to non-employee directors accelerate and become settled upon a “change in control.” The Transaction constitutes a “change in control” for purposes of the 2006 Plan. The aggregate value of the acceleration of the restricted share units and their conversion into the right to receive the cash acquisition consideration as described above of such restricted share units held by all non-employee directors is approximately $1,367,655.

The aggregate value of the acceleration of the restricted share units and their conversion into the right to receive the cash acquisition consideration for our executive officers is set forth in the table above under “Change of Control Compensation.”

Accelerated Vesting of Certain Stock Options

Except for stock options held by board members who are not current executive officers of Verigy. all stock options that are unexpired, unexercised and outstanding immediately prior to the Transaction will be assumed by

Advantest (each, an “assumed option”). Each such assumed option will, except as otherwise agreed to by Advantest and a holder of such assumed option, be subject to the same terms and conditions as were applicable to such option immediately prior to the effective time of the scheme, including the vesting schedule applicable thereto, except that (i) the number of shares of Advantest common stock (or american depository receipts) representing shares of Advantest common stock subject to each assumed option will be determined by multiplying the number of Verigy ordinary shares subject to the assumed option by the “exchange ratio” (as defined in the implementation agreement and described below) with the resulting number rounded down to the nearest whole share (or american depository receipt), and (ii) the per share exercise price of Advantest common stock (or american depository receipt) issuable upon the exercise of each assumed option will be equal to the quotient determined by dividing the exercise price per Verigy ordinary share as of immediately prior to the effective time of the scheme, by the “exchange ratio” (as defined in the implementation agreement and described below), with the resulting price per share rounded up to the nearest whole cent.

Under the terms of the implementation agreement, stock options that are unexpired, unexercised and outstanding immediately prior to the Transaction and held by certain identified option holders (consisting of board members who are not current executive officers of Verigy), and that have a per share exercise price that is less than or equal to $15.00 per share will vest in full and become exercisable immediately prior to the effective time, and terminate in their entirety at the time of at the effective time. Such options will be terminated in exchange for an amount equal to the product of: (i) the number of Verigy shares as to which each such option is exercisable at the effective time, after giving effect to the accelerated vesting, and (ii) the excess, if any, of (x) $15.00 over (y) the per share exercise price of such option, which amount will be paid less any required withholdings. To the extent any unexpired and outstanding stock options held by an identified optionholder have an exercise price that is $15.00 or greater, such options will vest in full immediately prior to the effective time, and will be cancelled immediately thereafter without any payment.

The “exchange ratio” under the implementation agreement means a fraction determined by dividing the “scheme price” (which is $15.00) by the volume weighted average per share price of Advantest common stock (denominated in U.S. dollars) on the New York Stock Exchange for the 10 consecutive trading days immediately preceding but not including the scheme closing date, rounded to four decimal places.

All stock options granted to non-employee directors will accelerate and become fully exercisable upon a “change in control” (as defined in the 2006 Plan). The Transaction constitutes a “change in control” for purposes of the 2006 Plan. The aggregate value of the acceleration and/or the applicable conversion into the right to receive the cash acquisition consideration as described above of such stock options held by all non-employee directors would be $0, as all stock options to non-employee directors would have already vested prior to the occurrence of the Transaction.

The aggregate value of the acceleration and/or the applicable conversion into the right to receive the cash acquisition consideration for our executive officers is set forth in the table above under “Change of Control Compensation.”

Treatment of ESPP Options

The implementation agreement provides that the Verigy ESPP will be terminated no later than the day immediately prior to the effective time of the scheme and participants will be allowed to purchase prior to the effective time of the scheme, Verigy ordinary shares based on any purchase rights accrued as of such date. To the extent Verigy ordinary shares are not purchased as provided in the preceding sentence, no later than on the day immediately preceding the effective time of the scheme, all accumulated payroll deductions allocated to each participant’s account under the Verigy ESPP will be returned to each participant as provided by the terms of the Verigy ESPP, and no Verigy ordinary shares will be purchased under the Verigy ESPP for such final offering period.

Indemnification and Insurance

Article 92 of Verigy’s current charter provides that, subject to the Singapore Companies Act, every director or other officer of Verigy and its subsidiaries and affiliates will be entitled to be indemnified out of Verigy’s assets against any liability incurred by him or her in defending any proceedings, civil or criminal, in which judgment is given in his or her favor, in which he or she is acquitted, or in connection with any application under the Singapore Companies Act in which relief is granted to him or her by the court. The Singapore Companies Act prohibits a company from indemnifying its directors or officers against any liability which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to us. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability; or (b) indemnifying such officer against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor or in which he or she is acquitted, or in connection with any application under certain provisions of the Singapore Companies Act in which relief is granted to him or her by the court.

Verigy has entered into indemnification agreements with its officers and directors that provide Verigy’s officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. In addition, Verigy US, Inc., Verigy’s primary U.S. subsidiary, has entered into indemnification agreements (which we refer to as the U.S. Indemnity Agreement) with each of Verigy’s executive officers and directors that are substantially similar to the indemnity agreements between us, as the parent company, and each of Verigy’s officers and directors and Verigy’s direct and indirect subsidiaries. The U.S. Indemnity Agreement is intended to supplement the indemnity agreements with us as the parent company. The laws of the State of Delaware, where Verigy’s primary U.S. subsidiary is incorporated, permit indemnification of directors and officers under a broader range of circumstances than is permitted under the laws of Singapore, where we are incorporated. As a result of these differences in law, Verigy’s directors and officers and Verigy’s subsidiaries may be entitled to indemnification under the U.S. Indemnity Agreements in circumstances where we would not be permitted to provide indemnification.

The implementation agreement provides that, following effective time of the scheme, Advantest will cause Verigy to indemnify Verigy’s and its subsidiaries’ current and former directors and officers, referred to as the indemnified parties, for all damages and other expenses relating to their status as a director or officer of Verigy, or any of its subsidiaries, according to the indemnification provisions of Verigy’s memorandum and articles of association in effect on the date the implementation agreement was executed. Advantest also agreed to cause Verigy to fulfill and honor, to the fullest extent permitted by law, all of Verigy’s obligations, pursuant to any indemnification agreement in existence prior to the date of the implementation agreement, to each indemnified party. The implementation agreement also provides that the memorandum and articles of association of Verigy will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the indemnified parties as those contained in the memorandum and articles of association of Verigy as in effect on the date of the implementation agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the scheme, in any manner that would adversely affect the rights thereunder of the indemnified parties, unless such modification is required by law.

Delisting and Deregistration of Verigy Ordinary Shares

If the Transaction is completed, Verigy’s ordinary shares will be delisted from and will no longer be traded on the NASDAQ Global Select Market. Verigy ordinary shares will also be deregistered under the Exchange Act, and Verigy will no longer be a public company.

Regulatory Approvals Required for the Transaction

Verigy and Advantest have each agreed to use reasonable best efforts in order to obtain all regulatory approvals required to complete the Transaction.

Under the HSR Act, the Transaction cannot be completed until (i) the expiration or termination of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division of the DOJ and the Federal Trade Commission (which we refer to as the FTC) by Verigy and Advantest, or (ii) if, during the initial 30-day waiting period following the filing of notification and report forms, the DOJ and FTC issue a request for additional information and documentary material (which we refer to as a second request) in a transaction under 16 C.F.R. § 801.30, the expiration or termination of a 30-day waiting period following the certification of substantial compliance with the second request by the buyer. Verigy and Advantest each filed notification and report forms under the HSR Act with the FTC and the DOJ. The DOJ issued a second request in connection with the Transaction. Both companies and their advisors are working closely with the DOJ to comply with the second request expeditiously. In addition, Verigy and Advantest are preparing pre-transaction notification filings in Taiwan and South Korea.

The DOJ and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Transaction. At any time before or after the Transaction, the DOJ, the FTC, a state attorney general, or a foreign competition authority, such as those in Taiwan or South Korea, could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Transaction or seeking divestiture of substantial businesses or assets of Verigy or Advantest or their subsidiaries. Private parties may also bring legal actions under antitrust laws under certain circumstances. As in every transaction, a challenge to the Transaction on antitrust grounds may be made, and, if such a challenge is made, it is possible that Verigy and Advantest will not prevail.

Prior to completing the Transaction, Verigy and Advantest must satisfy the material antitrust requirements of any other regulatory authorities that the parties reasonably determine apply to the Transaction. While we believe that we will receive the requisite approvals and clearances for the Transaction, there can be no assurance that a challenge to the Transaction on antitrust grounds will not be made, or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that Verigy and Advantest will obtain the regulatory approvals necessary to consummate the Transaction or that the granting of these approvals will not involve the imposition of conditions to the consummation of the Transaction or require changes to the terms of the Transaction. These conditions or changes could result in the conditions to the Transaction not being satisfied prior to the end date or at all. Such conditions or changes could materially impair the benefits of the Transaction to Advantest, and under the terms of the implementation agreement, Advantest is not obligated to consent to any divestiture, any license of technology, or any material limitation on the ability to conduct its businesses or to own or exercise control of any assets, properties and stock that in Advantest’s judgment would alter the benefits that Advantest would expect to receive from the Transaction.

Material U.S. Federal Income Tax Consequences of the Transaction

The following discussion is a summary of the material U.S. federal income tax consequences of the Transaction to “U.S. holders” and “non-U.S. holders” (as defined below) of Verigy ordinary shares whose shares are exchanged for cash in the Transaction. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this proxy statement.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Verigy ordinary shares, the tax treatment of a partner in such entity will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Verigy ordinary shares, you should consult your own tax advisor.

This discussion assumes that a holder holds the Verigy ordinary shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). The following discussion does not address all aspects of U.S. federal income tax that might be relevant to holders in light of their particular circumstances, or holders that may be subject to special rules (including, for example, dealers in securities or currencies, traders in securities that are required to use or elect mark-to-market treatment, financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other flow-through entities and their partners or members, certain former U.S. citizens or residents, U.S. holders whose functional currency is not the U.S. dollar, holders who hold Verigy ordinary shares as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Verigy ordinary shares pursuant to the exercise of employee stock options or otherwise as compensation, holders of restricted stock or holders who exercise statutory appraisal rights). In addition, this discussion does not address any aspect of non-U.S., state, local, estate, gift or other tax law that may be applicable to a shareholder or the tax consequences of transactions effected before, after or at the same time as the Transaction (whether or not in connection with the Transaction).

Holders should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for Verigy ordinary shares pursuant to the Transaction.

Consequences to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the Transaction to U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Verigy ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

The receipt of cash in exchange for Verigy ordinary shares in the Transaction will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Verigy ordinary shares pursuant to the Transaction will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the holder’s adjusted tax basis in such shares. Such gain or loss will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the Transaction. Long-term capital gains of non-corporate U.S. holders, including individuals, are generally eligible for reduced rates of federal income taxation under current law. The deductibility of capital losses is subject to certain limitations. If a U.S. holder acquired different blocks of Verigy ordinary shares at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of Verigy ordinary shares. Holders who own separate blocks of Verigy ordinary shares should consult their own tax advisors with respect to these rules.

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the Transaction to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto.

For purposes of this discussion, a non-U.S. holder is any holder (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

A non-U.S. holder generally will not be required to pay U.S. federal income tax on the receipt of cash in exchange for Verigy ordinary shares in the Transaction unless:

•

the gain is effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the Transaction occurs and certain other conditions are met.

A non-U.S. holder described in the first bullet above will generally be required to pay tax on the gain derived from the sale (net of certain deductions or credits) under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though such holder is not considered a resident of the United States). All non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Payments of cash made to a holder of Verigy ordinary shares may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 28% for U.S. federal income tax purposes), unless such holder provides a correct taxpayer identification number on Internal Revenue Service Form W-9 (or other appropriate withholding form) or otherwise establishes an exemption from backup withholding, and otherwise complies with the backup withholding rules. Certain holders, including non-U.S. holders, are exempt from backup withholding. To establish eligibility for such exemption, a non-U.S. holder should properly certify its non-U.S. status on Internal Revenue Service Form W-8BEN or other applicable Form W-8. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or a credited against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

THE IMPLEMENTATION AGREEMENT

The following discussion summarizes material provisions of the implementation agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the implementation agreement and not by this summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the implementation agreement. We urge you to read the implementation agreement carefully in its entirety, as well as this proxy statement, before making any decisions regarding the Transaction.

The representations and warranties described below and included in the implementation agreement were made by Verigy, on the one hand, and Advantest on the other hand, to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the implementation agreement and may be subject to important qualifications and limitations agreed to by Verigy and Advantest in connection with negotiating the terms of the implementation agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between Verigy and Advantest rather than establishing matters as facts. The implementation agreement is described in this proxy statement and included as Annex A only to provide you with information regarding the terms and conditions of the implementation agreement, and not to provide any other factual information regarding Verigy, Advantest or their respective businesses. Accordingly, you should not rely on the representations and warranties in the implementation agreement as characterizations of the actual state of facts about Verigy or Advantest, and you should read the information provided elsewhere in this proxy statement and in the documents that we incorporate by reference into this proxy statement for information regarding Verigy and Advantest and their respective businesses. See “Where You Can Find More Information” beginning on page 88 of this proxy statement.

The Transaction

Subject to the terms and conditions of the implementation agreement and in accordance with the laws of the Republic of Singapore, all of the outstanding Verigy ordinary shares, other than shares owned by Advantest or its subsidiaries, will be transferred to Advantest pursuant to the scheme of arrangement proposed by Verigy on the terms and conditions set forth in the implementation agreement.

In lieu of proceeding by way of the scheme of arrangement, Advantest may elect to effect the Transaction by way of a takeover offer on the terms and conditions set forth in the implementation agreement. We refer to this takeover offer as the “offer,” and, in such case, the Transaction would be consummated at the “offer closing” rather than at the effective time of the scheme. Advantest may only proceed with the offer if it obtains the prior written consent of Verigy, which consent may be granted or withheld by Verigy in its sole discretion.

Consideration to be Received in the Transaction

•

Verigy Ordinary Shares.    Pursuant to the scheme of arrangement, the holders of Verigy ordinary shares that are transferred to Advantest will receive a per share payment from Advantest of $15.00 in cash, without interest and subject to any withholding and any other taxes. If the Transaction proceeds by way of the offer, Advantest will purchase each Verigy ordinary share validly tendered and not withdrawn pursuant to the offer at a per share price of $15.00 in cash, without interest and subject to any withholding and any other taxes.

•

Treatment of Verigy Stock Options—General.    All stock options that are not scheduled to be terminated (as described below) and that are unexpired, unexercised and outstanding immediately prior to the Transaction will be assumed by Advantest (each, an “assumed option”). Each such assumed option will, except as otherwise agreed to by Advantest and a holder of such assumed option, be subject to the same terms and conditions as were applicable to such option immediately prior to the effective time or offer closing, as applicable, including the vesting schedule applicable thereto, except that (1) the number of shares of Advantest common stock (or ADRs) representing shares of Advantest common stock subject to each assumed option will be determined by multiplying the number of shares of Verigy common stock subject to the assumed option by the exchange ratio, with the resulting number rounded down to the nearest whole share (or american depository receipt), and (2) the per share exercise price of Advantest common stock (or american depository receipt) issuable upon the exercise of each assumed option will be equal to the quotient determined by dividing the exercise price per share of Verigy common stock as of immediately prior to the effective time or offer closing, as applicable, by the exchange ratio, with the resulting price per share rounded up to the nearest whole cent. Under the implementation agreement, the exchange ratio is a fraction determined by dividing the scheme price (which is $15.00) by the volume weighted average per share price of Advantest common stock (denominated in U.S. dollars) on the New York Stock Exchange for the 10 consecutive trading days immediately preceding but not including the Transaction closing date or offer closing date, as applicable, rounded to four decimal places.

•

Treatment of Verigy Stock Options—Identified Option Holders.    At the effective time of the scheme, or at the offer closing, as applicable, each unexpired, unexercised and outstanding stock option held by certain identified option holders (consisting of board members who are not current executive officers of Verigy) that has a per share exercise price that is less than or equal to $15.00 per share will vest in full and become exercisable immediately prior to effective time or the offer closing, as applicable, and terminate in their entirety at the effective time or offer closing, as applicable. Such stock options will be terminated in exchange for an amount equal to the product of: (1) the number of Verigy shares as to which each such option is exercisable at the effective time or the offer closing, as applicable, after giving effect to the accelerated vesting, and (2) the excess, if any, of (x) $15.00 over (y) the per share exercise price of such option, which amount will be paid less any required withholdings. To the extent any unexpired and outstanding stock options held by an identified optionholder have an exercise price that is greater than $15.00, such options will vest in full immediately prior to effective time or the offer closing, as applicable, and will be cancelled immediately thereafter without any payment.

•

Treatment of Verigy Stock Options—Non-employee Directors.    Notwithstanding the foregoing, all stock options granted to non-employee directors will accelerate and become fully exercisable upon a “change in control” (as defined in the 2006 Plan). The Transaction constitutes a “change in control” for purposes of the 2006 Plan.

•

Treatment of Verigy Restricted Share Units—General.    At the effective time of the scheme, or at the offer closing, as applicable, and except as otherwise agreed to by Advantest and the holder, each unvested Verigy restricted share unit will fully vest and be converted into the right to receive an amount in cash equal to $15.00, less any required tax withholdings. Such payments will be made as promptly as reasonably practicable after the effective time of the scheme or the offer closing, as applicable, except that, if and to the extent necessary to avoid a violation or adverse tax consequences under Section 409A of the Code, such payments will be made in accordance with the vesting schedule of such restricted share unit, unless otherwise agreed by Advantest and Verigy. In addition, under the terms of the 2006 Plan, all restricted share units granted to non-employee directors accelerate and become settled upon a “change in control.” The Transaction constitutes a “change in control” for purposes of the 2006 Plan.

•

Treatment of Verigy ESPP.    Prior to the effective time of the scheme or the offer closing, as applicable, all participants under the Verigy ESPP will be allowed to purchase prior to the effective time of the scheme or the offer closing, as the case may be, Verigy ordinary shares based on any purchase rights accrued as of such date. To the extent Verigy ordinary shares are not purchased as provided in the preceding sentence, no later than on the day immediately preceding the effective time of the scheme or the offer closing, as applicable, all accumulated payroll deductions allocated to each participant’s account under the Verigy ESPP shall be returned to each participant as provided by the terms of the Verigy ESPP and no Verigy ordinary shares shall be purchased under the Verigy ESPP for such final offering period. The implementation agreement provides that Verigy’s ESPP will be terminated no later than the day immediately prior to the effective time of the scheme or the offer closing, as applicable.

Representations and Warranties

The implementation agreement contains customary representations and warranties made by Verigy to Advantest relating to, among other things:

•	organization; standing; charter documents; subsidiaries;

•	capital structure;

•	authority; non-contravention; necessary consents;

•	SEC filings;

•	financial statements;

•	absence of certain changes or events;

•	taxes;

•	intellectual property;

•	compliance;

•	permits;

•	litigation;

•	brokers’ and finders’ fees;

•	transactions with affiliates;

•	employee benefit plans and labor matters;

•	title to properties;

•	environmental matters;

•	contracts;

•	insurance;

•	board approval;

•	opinion of financial advisor;

•	rights plan;

•	shell company status;

•	termination of the merger agreement with LTX-Credence; and

•	absence of other representations and warranties.

The implementation agreement also contains customary representations and warranties made by Advantest to Verigy, relating to, among other things:

•	organization; standing; power;

•	authority; non-contravention; necessary consents;

•	litigation;

•	available funds;

•	ownership of Verigy ordinary shares; and

•	absence of other representations and warranties.

Conduct of Business Pending the Transaction

Under the implementation agreement Verigy has agreed to:

•

use commercially reasonable efforts to carry on its business in the ordinary course, in substantially the same manner as conducted prior to the date of the implementation agreement and in compliance with all applicable laws;

•

pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other material obligations when due, subject to good faith disputes over such obligations; and

•	use commercially reasonable efforts to:

•	preserve intact its present business organization;

•	keep available the services of its present executive officers and key employees; and

•	preserve its relationships with material customers, suppliers, licensors, licensees and others with which it has material business dealings.

The implementation agreement also contains a number of specific restrictions on Verigy and its subsidiaries regarding operations following the execution of the implementation agreement, including with respect to:

•	declaring, setting aside or paying any dividends or any other actual, constructive or deemed distribution in respect of any capital stock or splitting, combining or reclassifying any capital stock;

•

purchasing, redeeming or otherwise acquiring any shares of its capital stock, other than in connection with the withholding of shares to pay tax withholding obligations and/or exercise or purchase price, or repurchases in connection with the termination of the employment relationship with any employee, in each case, pursuant to stock option, equity award or purchase agreements in effect on the date of the implementation agreement, provided that Verigy may dissolve and/or merge into any of its subsidiaries certain other subsidiaries that are not material to it and its subsidiaries, taken as a whole;

•

authorizing for issuance, issuing or selling shares of capital stock or options or other rights to acquire shares of capital stock, other than upon exercise of stock options, settlement of restricted share units, pursuant to employee stock purchase plans or pursuant to routine stock grants;

•	amending organizational documents;

•

proposing or adopting a plan of reorganization of it or any of its subsidiaries, provided, that Verigy may dissolve and/or merge into any of its subsidiaries certain other subsidiaries that are not material to it and its subsidiaries, taken as a whole;

•

acquiring any other person or an equity interest therein or any material property or assets in any single transaction or series of related transactions, except for transactions not in excess of $500,000 individually, or $1,000,000 in the aggregate;

•

entering into any agreement with respect to any joint venture, strategic partnership or alliance that is material, individually or in the aggregate, to the business of it and its subsidiaries, taken as a whole;

•

selling or disposing of any material properties or assets, other than sales of (i) inventory, product or equipment or (ii) obsolete property or assets, in each case in the ordinary course of business consistent with past practice;

•

making any loans or capital contributions to any person, other than loans to wholly-owned subsidiaries or loans to employees for travel and entertainment expenses made in the ordinary course of business consistent with past practice;

•	making any material change in accounting principles or practices;

•

making or changing any material tax election, filing any material amended tax return or settling or compromising any material tax liability or agreeing to extend any limitation period with respect thereto;

•	materially revaluing any properties or assets, unless required by GAAP or applicable law or in the ordinary course of business consistent with past practice;

•

paying or settling any claims or litigation, other than payments that do not exceed $250,000 individually or $500,000 in the aggregate made in the ordinary course of business consistent with past practice, as fully reserved against on Verigy’s balance sheet, or covered by insurance policies or that does not involve any payment obligation and does not impose any other obligation on Verigy;

•	waiving the benefits of or amending any confidentiality, standstill or similar agreement to which Verigy is a party or of which it is a beneficiary;

•

writing up, writing down or writing off the book value of any assets, individually or in the aggregate, other than in the ordinary course of business consistent with past practice, as may be required by GAAP or otherwise not in excess of $500,000;

•	taking any action to render inapplicable or to exempt any third person (other than Advantest) from state takeover laws;

•

making any material increase in employee compensation, benefits or bonus, other than increases in base salary of less than 3.5% or grants or payments in the ordinary course of business consistent with past practice;

•	making any material increase in the benefits under any of its benefits plans or adopting or amending any benefit plans;

•

waiving any stock repurchase rights or accelerating, amending or changing the exercise period of options, restricted shares or restricted share units, other than pursuant to arrangements in effect as of the date of the implementation agreement;

•

entering into any employment, severance, termination or indemnification agreement with any employee or entering into any collective bargaining agreement, other than offer letters in the ordinary course of business consistent with past practice for “at will” employment with compensation of less than $200,000 or severance agreements with non-officer employees in the ordinary course of business consistent with past practice;

•	granting any stock appreciation rights, phantom stock awards or stock related awards other than routine awards;

•	entering into any agreement with employees the benefits of which are contingent on or the terms of which are materially altered upon the occurrence of the Transaction;

•	entering into, amending or extending any collective bargaining agreement;

•

transferring or licensing to any person, or otherwise materially amending or modifying any rights to, intellectual property, or entering into any agreement to grant or license material future patent rights, other than in the ordinary course of business consistent with past practice, or granting any exclusive rights with respect to any intellectual property;

•	entering into any agreement containing any material non-competition or material exclusivity restrictions on the operation of the business of Verigy, Advantest or any of their respective subsidiaries;

•

entering into any agreement that would result in Advantest or any of its subsidiaries granting any third party rights with respect to intellectual property or being obligated to pay royalties or offer discounts that would otherwise not be payable or offered;

•

incurring any indebtedness for borrowed money or guaranteeing any indebtedness of another person other than a wholly-owned subsidiary or entering into any arrangement having the economic effect of the foregoing, other than guarantees or letters of credit issued to suppliers in the ordinary course of business, loans or advances to subsidiaries or in connection with the financing of ordinary course trade payables, in each case consistent with past practice;

•	hiring or promoting any officer-level employee or appointing a new member of the board of directors;

•	forgiving any loans of any employee, officer or director;

•	making any capital expenditures other than in the ordinary course of business consistent with past practice and in an amount not in excess of $1,000,000 individually or $7,500,000 in the aggregate;

•

entering into or amending or terminating any material contract, or waiving, releasing or assigning any material rights or claims under a material contract, in each case in a manner materially adverse to Verigy;

•	knowingly taking any action that is intended or would reasonably be expected to result in the closing conditions set forth in the implementation agreement not being satisfied;

•	taking any actions that would result in restructuring charges pursuant to GAAP in excess of $250,000;

•	entering into any new material line of business;

•

failing to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date of the implementation agreement; or

•	agreeing to take any of the actions described above.

The restrictions described above are subject to certain limitations set forth in the implementation agreement and would not prohibit actions for which Verigy has received the written consent of Advantest, which consent may not be unreasonably withheld.

Other Agreements

The implementation agreement also contains the following agreements that apply during the period beginning with the signing of the implementation agreement and ending at the earlier to occur of (i) the effective time of the scheme or the offer closing, as applicable, or (ii) the termination of the implementation agreement in accordance with its terms:

Scheme of Arrangement; Proxy Statement.    If the Transaction proceeds by way of the scheme of arrangement, as promptly as practicable after the date of the implementation agreement, Verigy is required to file with the SEC and the Singapore court the scheme of arrangement, this proxy statement and certain other related documents, which we refer to as the “scheme documents,” as well as any other documents required to be filed with any governmental entity in connection with the scheme of arrangement. As promptly as practicable after the scheme documents are cleared by the SEC and approved by the Singapore court, Verigy is required to send the scheme documents to the Verigy shareholders.

Scheme Meeting; Singapore Court Approval and Confirmation; ACRA Registration.    If the Transaction proceeds by way of the scheme of arrangement, Verigy is required to take all action necessary or advisable to apply to the Singapore court for order(s) convening the Court Meeting. Verigy has agreed to use reasonable best efforts to solicit from its shareholders the requisite votes or proxies to approve the implementation agreement and the scheme of arrangement. Unless the implementation agreement is terminated in accordance with its terms, Verigy is required to hold the Court Meeting, even if the board of directors has changed its recommendation such that it no longer supports the Transaction. If the scheme of arrangement is approved by Verigy’s shareholders and the other conditions to closing are satisfied, Verigy must promptly apply to the Singapore court for, and use its reasonable best efforts to obtain, the Singapore court’s approval and confirmation of the scheme of arrangement. As soon as reasonably practicable following the approval and confirmation of the scheme of arrangement by the Singapore court, Verigy must deliver such approval and confirmation to the ACRA for registration.

Tender Offer Documents.    If the Transaction proceeds by way of the offer, Advantest is required to prepare and file with the SEC on the commencement date of the offer a Tender Offer Statement on Schedule TO and customary exhibits thereto, and Verigy is required to file with the SEC on the same date a Solicitation/Recommendation Statement on Schedule 14D-9. Each of Advantest and Verigy has agreed to cooperate in providing the other party with information with respect to such party that is required to be included in such filings made by the other party, in responding to comments made by governmental entities with respect to such filings and otherwise in preparing such filings.

Waiver of the Singapore Code.    As promptly as reasonably practicable after the execution of the implementation agreement, Verigy is required to use reasonable best efforts to obtain from the SIC, confirmation that the Singapore Take-over Code and its requirements do not apply to the Transaction, and if it does apply, that certain of its rules do not apply to the scheme of arrangement, subject to any conditions the SIC may deem fit to impose. Pursuant to an application made by Verigy, on March 28, 2011 the SIC confirmed the waiver of the application of the provisions of the Singapore Take-over Code to the scheme, subject to the Verigy board of directors submitting a written confirmation that it is in the interests of Verigy to obtain such waiver in respect of the scheme. This written confirmation was provided to the SIC.

Access to Information.    Verigy will afford Advantest reasonable access during reasonable hours to its properties, books, records and personnel upon reasonable notice and in a manner that does not unreasonably interfere with business operations, provided that such access would not result in a waiver of attorney-client privilege or the violation of any law, fiduciary duty or contract entered into prior to the date of the implementation agreement.

Public Disclosure.    Each of Verigy and Advantest will consult with the other before issuing, and will provide the other a reasonable opportunity to review, comment upon and concur with, and will use its reasonable best efforts to agree on, any press release or public statement with respect to the implementation agreement or the Transaction, and subject to certain exceptions will not issue a press release or make any public statement without the prior consent of the other party, which consent will not unreasonably be withheld.

Regulatory Filings; Reasonable Best Efforts.    As promptly as practicable after the date of the implementation agreement, each of Verigy and Advantest will make all filings with government entities that are required as a condition to closing the Transaction, and have made filings pursuant to the HSR Act with the DOJ and the FTC and are preparing premerger notification filings in Taiwan and South Korea, as further described under the heading “The Transaction—Regulatory Approvals Required for the Transaction.” Each of Verigy and Advantest has agreed to use reasonable best efforts to, among other things, cause all of the closing conditions to the Transaction to be satisfied, to obtain from any governmental entity or other third party any consents or approvals required to close the Transaction and to resolve any objection that may be raised by any governmental entity. However, Advantest is not required to agree to (i) any divestiture, by itself or any of its affiliates, of shares of capital stock or of any business, assets or property of Verigy or its subsidiaries or affiliates, or of Advantest or its subsidiaries or affiliates or (ii) the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock, in each case if in Advantest’s judgment such agreement would alter the benefits that Advantest expects to receive from the Transaction. The obligations described in this paragraph will not be applicable to the extent they conflict with specified provisions of the implementation agreement providing for the implementation of the scheme of arrangement or the offer, as applicable.

Notification of Certain Matters.    Each of Verigy and Advantest will give prompt notice to the other if any representation or warranty made by it in the implementation agreement becomes untrue or inaccurate, if it fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the implementation agreement, if it receives any notice regarding the Transaction from a government entity or, in the case of Verigy, from any person claiming a material breach of or a material default under a contract or that such person’s consent is required in connection with the Transaction, or if any litigation relating to the Transaction is commenced after the date of the implementation agreement.

Third-Party Consents.    Each of Verigy and Advantest must use commercially reasonable efforts to obtain any material consents, waivers and approvals required from third parties for the consummation of the transactions contemplated by the implementation agreement, provided that neither party will be obligated to obtain any consents, waivers or approvals that are conditioned upon any material payments or incurrence of other material obligations by such party or any of its subsidiaries.

Form S-8.    Advantest will use commercially reasonable efforts to file with the SEC, no later than 30 days after the closing of the scheme of arrangement or the offer closing date, as applicable, a registration statement on Form S-8 for the shares of Advantest common stock issuable upon exercise of options assumed by Advantest and to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

Section 16 Matters.    Prior to the effective time of the scheme of arrangement or the acceptance for payment of shares in the offer, as applicable, Advantest and Verigy shall take all such steps as may be required, to the extent permitted under applicable legal requirements, to cause any dispositions of Verigy ordinary shares or derivatives thereof resulting from the transactions contemplated by the implementation agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Verigy to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Acquisition of Verigy Ordinary Shares.    Advantest has agreed that, except as expressly contemplated by the implementation agreement, none of Advantest, its related corporations (as defined in Singapore law) or any of their respective nominees will acquire record or beneficial ownership of any Verigy ordinary shares or otherwise obtain any rights to acquire, or other economic interest in, any Verigy ordinary shares.

Effects of the Offer.    The implementation agreement provides that, if the Transaction proceeds by way of the offer, then at the time Verigy ordinary shares are initially accepted for payment in the offer:

•	Advantest will be entitled to designate such number of directors on Verigy’s board of directors representing the percentage of Verigy ordinary shares held by Advantest;

•	Verigy will, at Advantest’s request, take all action reasonably necessary to elect to be treated as a “controlled company” as defined by NASDAQ; and

•

if Advantest accepts for payment 90% or more of the issued Verigy ordinary shares (other than those held by Advantest), Advantest will exercise its rights under Singapore law to compulsorily acquire, at US$15.00 per share, the Verigy ordinary shares held by Verigy shareholders who do not tender in the offer.

Conditions to Completion of the Transaction

Conditions to Completion of the Scheme of Arrangement.    If the Transaction proceeds by way of the scheme of arrangement, the obligation of each party to complete the Transaction is subject to the satisfaction or waiver of several conditions set forth in the implementation agreement, which are summarized below:

•	the approval of the implementation agreement and the scheme of arrangement by Verigy’s shareholders;

•	the approval and confirmation of the scheme of arrangement by the Singapore court;

•	the registration of the Singapore court’s approval with ACRA;

•	the absence of certain governmental orders or proceedings that make the Transaction illegal or otherwise prohibit the consummation of the Transaction; and

•

the expiration or termination of the waiting period (and any extension thereof) under the HSR Act relating to the Transaction and the receipt of clearance under specified foreign antitrust requirements.

The obligation of Verigy to consummate the Transaction is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Advantest contained in the implementation agreement shall be true and correct on and as of the date the scheme of arrangement is considered by the Singapore court and the date of the closing of the scheme of arrangement except for:

•

failures that, individually or in the aggregate, would not have the effect of preventing or prohibiting Advantest from effecting the Transaction or fulfilling its obligations under the implementation agreement;

•	changes expressly required by the implementation agreement; and

•

representations and warranties which address matters only as of a particular date, which need only be true and correct as of such date, subject to the qualifications described above in the first sub-bullet point; and

•

Advantest shall have performed or complied in all material respects with all agreements and covenants required by the implementation agreement to be performed or complied with by it on or prior to the date of the closing of the scheme of arrangement.

The obligation of Advantest to consummate the Transaction is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Verigy contained in the implementation agreement shall be true and correct on and as of the date the scheme of arrangement is considered by the Singapore court and the date of the closing of the scheme of arrangement except for:

•	failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Verigy and its subsidiaries, taken as a whole;

•	changes expressly required by the implementation agreement; and

•

representations and warranties which address matters only as of a particular date, which need only be true and correct as of such date, subject to the qualifications described above in the first sub-bullet point;

•

Verigy shall have performed or complied in all material respects with all agreements and covenants required by the implementation agreement to be performed or complied with by it at or prior to the date of the closing of the scheme of arrangement;

•	no material adverse effect on Verigy shall have occurred since the date of the implementation agreement and be continuing;

•

no suit, action or proceeding initiated by a governmental entity shall be pending in a court of competent jurisdiction that challenges or seeks to restrain the consummation of the scheme of arrangement or any other transaction contemplated by the implementation agreement or that seeks to require Advantest, Verigy or any of their subsidiaries or affiliates to effect any of the actions described in the third sentence under the heading “—Other Agreements—Regulatory Filings; Reasonable Best Efforts” above; and

•

Verigy shall have received a consent to the scheme from Agilent, for purposes of the several agreements that Verigy entered into as part of its spin-off from Agilent relating to the licensing of certain intellectual property and other related matters. There can be no assurances that Verigy will receive this consent from Agilent.

The implementation agreement provides that any or all of the conditions described above may be waived, in whole or in part, by Verigy or Advantest, as applicable, to the extent legally allowed.

As used in the implementation agreement, a material adverse effect on Verigy is any change, event, development, violation, circumstance or effect, any such item being referred to as an effect, that, individually or when taken together with all other effects that exist at the date of determination of the occurrence of the material adverse effect, has a material adverse effect on the business, operations, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of Verigy and its subsidiaries, taken as a whole, provided, that none of the following, alone or in combination, will be deemed to constitute, nor taken into account in determining whether there has been or will be, a material adverse effect:

•

any effect resulting from national, regional or world economic or political conditions, except in any case to the extent Verigy and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to their industry peers;

•

conditions in the semiconductor industry, and effects therein, except to the extent Verigy and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to their industry peers;

•	any effect resulting from actions required to be taken by Verigy pursuant to the terms of the implementation agreement, subject to certain exceptions;

•	any effect attributable to the announcement, performance or pendency of the Transaction or the other transactions contemplated by the implementation agreement;

•

a change in the stock price or trading volume of Verigy, or any failure of Verigy to meet published revenue or earnings projections, provided that this exception shall not exclude any underlying effect which may have caused such change in stock price or trading volume or failure to meet internal or published revenue or earnings projections;

•

any adverse effect resulting from any act of terrorism, war, national or international calamity, force majeure or any other similar event, except in either case to the extent Verigy and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to their industry peers;

•	any effect resulting from or relating to any change in generally accepted accounting requirements or principles; or

•

any effect resulting from changes in legal requirements, except to the extent Verigy and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to their industry peers.

Conditions to the Offer.    If the Transaction proceeds by way of the offer, the obligation of Advantest to accept shares for payment in the offer will be subject to the satisfaction or waiver of several conditions set forth in the implementation agreement, which are summarized below:

•

there shall have been validly tendered and not withdrawn Verigy ordinary shares representing 90% of the issued Verigy ordinary shares not owned by Advantest, provided that Advantest may, in its discretion, reduce such condition to require that there be validly tendered and not withdrawn Verigy ordinary shares representing 51% of the voting rights attributable to the maximum potential issued Verigy ordinary shares, as of the expiration of the offer, when added to the Verigy ordinary shares owned by Advantest;

•	the implementation agreement has not been terminated;

•	any waiting period under the HSR Act shall have expired or been terminated and satisfaction of other specified foreign antitrust requirements shall have been obtained;

•	the representations and warranties of Verigy contained in the implementation agreement shall be true and correct on and as of the date shares are accepted for payment in the offer except for:

•	failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Verigy and its subsidiaries, taken as a whole;

•	changes expressly required by the implementation agreement; and

•	representations and warranties which address matters only as of a particular date, which need only be true and correct as of such date, subject to the qualifications described above;

•

Verigy shall have performed or complied in all material respects with all agreements and covenants required by the implementation agreement to be performed or complied with by it at or prior to the date shares are accepted for payment in the offer;

•	no material adverse effect on Verigy shall have occurred since the date of the implementation agreement and be continuing;

•

no suit, action or proceeding initiated by a governmental entity shall be pending in a court of competent jurisdiction that challenges or seeks to restrain the consummation of the offer or any other transaction contemplated by the implementation agreement or that seeks to require Advantest, Verigy or any of their subsidiaries or affiliates to effect any of the actions described in the third sentence under the heading “—Other Agreements—Regulatory Filings; Reasonable Best Efforts” above;

•	the absence of certain governmental orders or proceedings that make the Transaction illegal or otherwise prohibit the consummation of the Transaction; and

•

Verigy shall have received a consent to the scheme from Agilent, for purposes of the several agreements that Verigy entered into as part of its spin-off from Agilent relating to the licensing of certain intellectual property and other related matters. There can be no assurances that Verigy will receive this consent from Agilent.

The implementation agreement provides that any or all of the conditions described above may be waived by Advantest, subject to certain other restrictions set forth in the implementation agreement, and provides that the minimum condition as described in the first bullet above may not be waived.

Closing of the Transaction

The scheme of arrangement will become effective upon the filing of the approval and confirmation of the Singapore court with ACRA. If the Transaction proceeds by way of the offer, the closing of the offer will occur when Advantest pays for the Verigy ordinary shares accepted for payment in the offer. Such payment will occur within three business days after the expiration of the offer.

No Solicitation

The implementation agreement contains customary “no solicitation” provisions, subject to a “fiduciary exception,” requiring Verigy not to, and not to permit its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents or other representatives to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal;

•

participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to or for the purpose of facilitating, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any acquisition proposal;

•

terminate, amend, release or authorize the release of any person or entity from or expressly waive any provision of any confidentiality, “standstill” or similar agreement under which it has any rights, or fail to enforce in all material respects each such agreement at the request of Advantest;

•

take any action to render inapplicable, or to exempt any third person from, any legal requirement that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

•	publicly approve, endorse or recommend any acquisition proposal;

•

enter into any letter of intent or similar contract contemplating or otherwise relating to any acquisition proposal or transaction contemplated thereby, other than a confidentiality agreement in connection with a superior offer; or

•	propose publicly or agree to any of the foregoing with respect to an acquisition proposal.

In addition, Verigy must notify Advantest promptly, and in any event within one business day, of the receipt of an acquisition proposal or a request for non-public information or an inquiry that could reasonably be expected to lead to an acquisition proposal. Such notice must include the material terms and conditions of such acquisition proposal, request or inquiry and the identity of the person making the acquisition proposal, request or inquiry, and Verigy must provide Advantest with a copy of all materials provided in connection with the acquisition proposal, request or inquiry. After such notice, Verigy must also keep Advantest informed in all material respects of the status and details of the acquisition proposal, request or inquiry.

Despite the foregoing nonsolicitation provision, Verigy may respond to an unsolicited, bona fide acquisition proposal from a third party that the board of directors has in good faith concluded, following consultation with its outside legal counsel and its financial advisors, is or is reasonably likely to lead to a superior offer, but only if:

•	Verigy has not breached its nonsolicitation obligations under the implementation agreement in connection with such acquisition proposal;

•	the Court Meeting has not occurred; and

•

to the extent the board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable legal requirements.

Permissible responses by Verigy include:

•	furnishing nonpublic information to the third party making such acquisition proposal, provided that:

•

at least forty-eight hours prior to furnishing any such nonpublic information to such party, it gives Advantest written notice of its intention to furnish such nonpublic information and the identity of the person making the acquisition proposal and a copy of all written and electronic materials provided in connection with such acquisition proposal;

•

it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such third party on Verigy’s behalf, the terms of which are at least as restrictive as the terms contained in the confidentiality agreement between Verigy and Advantest;

•	contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Advantest; and

•	it does not supply such third party with any information unless specifically requested by such third party and does not in any way assist such third party to refine or supplement its request; and

•

engaging in negotiations with the third party with respect to the acquisition proposal, provided that at least forty-eight hours prior to entering into negotiations with such third party, it gives Advantest written notice of its intention to enter into negotiations with such third party.

As used in the implementation agreement, an acquisition proposal means any transaction or series of related transactions involving any:

•

acquisition or purchase by any person or “group,” as defined in or under Section 13(d) of the Exchange Act, directly or indirectly, of a 15% or greater interest in the total issue equity interests or voting securities of Verigy, or any tender offer or exchange offer that if consummated would result in any person or “group” beneficially owning 15% or more of the total issued equity interests or voting securities of Verigy;

•

acquisition or purchase of 50% or more of any class of equity or other voting securities of one or more subsidiaries of Verigy, the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the net revenue, net income or assets of Verigy and its subsidiaries, taken as a whole;

•

merger, consolidation, business combination or other similar transaction involving Verigy or one or more of its subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the net revenue, net income or assets of Verigy and its subsidiaries, taken as a whole, pursuant to which the Verigy shareholders or such subsidiary or subsidiaries, as applicable, immediately preceding such transaction hold less than 85% of the equity interests and voting securities in the surviving or resulting entity of such transaction;

•

sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of Verigy or its subsidiaries that generate or constitute 15% or more of the net revenue, net income or assets of Verigy and its subsidiaries, taken as a whole;

•

liquidation, dissolution, recapitalization or other significant corporate reorganization of Verigy or one or more of its subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the net revenue, net income or assets of Verigy and its subsidiaries, taken as a whole; or

•	combination of the foregoing.

In addition, the implementation agreement contains a “fiduciary exception,” pursuant to which, in response to the receipt of a superior offer (described below) that has not been withdrawn, the board of directors may change its recommendation to its shareholders that they vote in favor of the approval of the scheme of arrangement or tender their shares in the offer, as applicable, if all of the following conditions are met:

•	the Court Meeting has not occurred;

•

it provides Advantest with written notice of its intention to change its recommendation at least five business days prior to a change, which notice must state the material terms and conditions of the superior offer, the identity of the person making the superior offer and that the board of directors intends to change its recommendation and the manner in which it intends to do so;

•	it provides to Advantest a copy of all materials and information delivered or made available to the person making the superior offer or any of its representatives;

•	it provides Advantest with the opportunity to meet and discuss modification of the terms of the implementation agreement so that the superior offer may no longer constitute a superior offer;

•

either on or before the expiration of the five business day period following the delivery of the notice of the change of recommendation, Advantest does not make a matching bid in a written, binding offer or, following receipt of a matching bid, the board of directors, determines in good faith, after consultation with outside counsel and its financial advisors, and after taking into account the matching bid, that the superior offer continues to be a superior offer;

•

it concludes in good faith, following consultation with its outside legal counsel, that, in light of such superior offer and after taking into consideration the matching bid, if any, the failure of the board of directors to change its recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable legal requirements; and

•	it has not breached any of its nonsolicitation or recommendation obligations under the implementation agreement in connection with such superior offer.

In addition, at any time prior to obtaining shareholder approval of the implementation agreement and the scheme of arrangement, the board of directors, may, in response to a material development or change in circumstances occurring, arising or coming to the attention of the board of directors after the date of the implementation agreement, and not relating to any acquisition proposal, change its recommendation if the board of directors has concluded in good faith, after consultation with its outside legal advisors, that, in light of such intervening event, the failure of the board of directors to change its recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable legal requirements, provided that it:

•

provides Advantest with written notice of its intention to change its recommendation at least five business days prior to a change, which notice must specify in reasonable detail the reasons for the change in recommendation;

•

provides Advantest with the opportunity to meet and discuss the basis of the change in recommendation and any possible modifications to the implementation agreement so that the Transaction may be effected; and

•

after such discussions, the board of directors has concluded in good faith, after consultation with its outside legal advisors, that failure to effect the change of its recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable legal requirements.

A superior offer means an unsolicited, bona fide written offer made by a third party to acquire all or substantially all of the assets of Verigy or 100% of the total issued voting securities of Verigy, on terms that the board of directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisors), taking into account, among other things, the legal, financial, regulatory and other aspects of the offer and the person making the offer and the strategic and other benefits of the Transaction, as well as any binding counter-offer or proposal made by Advantest:

•	is reasonably capable of being consummated on the terms proposed;

•	if consummated on such terms would result in a transaction that is more favorable to Verigy’s shareholders than the terms of the implementation agreement; and

•	is not subject to financing contingencies, and if financing is required, then such financing is fully committed to the third party making the acquisition proposal.

Termination of the Implementation Agreement

Either Verigy or Advantest may terminate the implementation agreement and the Transaction may be abandoned at any time prior to the effective time of the scheme of arrangement if:

•	the parties mutually agree in writing;

•

the closing of the Transaction does not occur on or before May 18, 2012, except that a party may not terminate under this provision if the party’s action or failure to fulfill any covenant or obligation under the implementation agreement was the proximate cause of the failure of the Transaction to be completed on or before such date and such action or failure to fulfill any covenant or obligation constitutes a material breach of the implementation agreement;

•

a governmental entity shall have issued a nonappealable, final order, ruling or action (including a failure to take action) or nonappealable, final denial of a required consent or approval, in each case permanently preventing or making illegal the consummation of the Transaction; or

•

the offer has not been commenced and either (i) Verigy’s shareholders do not approve the implementation agreement at a duly convened meeting of Verigy’s shareholders or (ii) the Singapore court does not approve the scheme of arrangement, in each case provided that the terminating party has complied in all material respects with its obligations to try to obtain such approvals.

Verigy may terminate the implementation agreement if:

•

Advantest materially breaches its obligations to try to obtain regulatory approval for the Transaction, as described above under the heading “—Other Agreements—Regulatory Approvals; Reasonable Best Efforts;” or

•

unless Verigy has materially breached the implementation agreement, Advantest breaches any of its representations, warranties, covenants or agreements in a manner that causes the closing conditions regarding its representations, warranties and covenants not to be satisfied after a 30-day cure period.

Advantest may terminate the implementation agreement if:

•

Verigy materially breaches its obligations to try to obtain regulatory approval for the Transaction, as described above under the heading “—Other Agreements—Regulatory Approvals; Reasonable Best Efforts;”

•

unless Advantest has materially breached the implementation agreement, Verigy breaches any of its representations, warranties, covenants or agreements in a manner that causes the closing conditions regarding its representations, warranties and covenants not to be satisfied after a 30-day cure period; or

•	a triggering event with respect to Verigy shall have occurred, provided that Advantest terminates the implementation agreement within ten business days after the triggering event.

Under the implementation agreement, a triggering event will occur if:

•

the board of directors for any reason changes its recommendation that Verigy shareholders approve the implementation agreement and the scheme of arrangement or tender their shares in the offer, as applicable;

•	in the event Advantest elects to commence the offer in accordance with the terms of the implementation agreement, Verigy fails to file the Schedule 14D-9 as required by the implementation agreement;

•

Verigy fails to include in the scheme documents, or the Schedule 14D-9, if applicable, the unanimous recommendation of the board of directors that Verigy shareholders approve the implementation agreement and the scheme of arrangement or tender their shares in the offer;

•	the board of directors approves or recommends any acquisition proposal;

•

Verigy enters into any letter of intent or similar document or any agreement accepting any acquisition proposal, other than a confidentiality agreement permitted pursuant to the exceptions to Verigy’s nonsolicitation obligations;

•

a tender or exchange offer relating to Verigy’s securities is commenced by a person or entity unaffiliated with Advantest, and Verigy does not send to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act within 10 business days after such tender or exchange offer is first made, a statement disclosing that the board of directors recommends rejection of such tender or exchange offer;

•	Verigy publicly announces its intention to do any of the foregoing; or

•	Verigy knowingly commits a material breach of its obligations under the non-solicitation provision of the implementation agreement.

Effect of Termination

In the event of the termination of the implementation agreement as described in “—Termination of the Implementation Agreement” above, the implementation agreement will be of no further force or effect, except that:

•	designated provisions of the implementation agreement, including, if applicable, the termination fees described below, will survive termination;

•	each party will remain liable for damages for any fraud in connection with, or any intentional or willful breach of, the implementation agreement; and

•

termination of the implementation agreement will not affect the obligations of the parties contained in their confidentiality agreement, which will survive termination of the implementation agreement in accordance with its terms.

Termination Fees

Verigy will be required to pay Advantest a termination fee of $7,500,000 if the implementation agreement is terminated:

•	by Advantest as a result of a triggering event (or if a triggering event occurs and Verigy terminates the implementation agreement for a different reason);

•

by Advantest or Verigy as a result of the failure to close the Transaction on or before May 18, 2012 or the failure to obtain the approval of Verigy’s shareholders or the Singapore court and (i) after the date of the implementation agreement and prior to the termination of the implementation agreement, any acquisition proposal has been made known to Verigy or publicly disclosed and not withdrawn, or any person shall have publicly announced an intention, whether or not conditional, to make an acquisition proposal which is not withdrawn and (ii) within 12 months following the termination of the implementation agreement, an alternative transaction is consummated or Verigy enters into an agreement providing for an alternative transaction; or

•

by Advantest or Verigy as a result of the failure to close the Transaction on or before May 18, 2012 or the failure to obtain the approval of Verigy’s shareholders or the Singapore court, and if the recommendation of the independent financial advisor that Verigy shareholders vote in favor of the scheme of arrangement or tender their shares, as applicable, is not included in the scheme documents or the Schedule 14D-9, as applicable, or if the independent financial advisor does not recommend (or recommended and then changes its recommendation) that Verigy shareholders vote in favor of the scheme of arrangement or tender their shares, as applicable.

For purposes of the termination fee provisions, an alternative transaction means the transactions contemplated by an acquisition proposal, other than the implementation agreement, except that references to “15%” in the definition of acquisition proposal are deemed to be “50%.” See “—No Solicitation” above.

Expenses

All fees and expenses incurred in connection with the implementation agreement and the Transaction will be paid by the party incurring such fees and expenses whether or not the Transaction is completed.

Notwithstanding the foregoing, Advantest will be required to reimburse Verigy for $7,500,000 if the implementation agreement is terminated:

•	by Advantest or Verigy due to the failure to close the Transaction on or before May 18, 2012 solely as a result of the failure to obtain antitrust approvals;

•

by Advantest or Verigy due to a nonappealable, final governmental order, ruling or action (including a failure to take action) or nonappealable, final denial of a required consent or approval, in each case permanently preventing or making illegal the consummation of the Transaction; or

•

by Verigy as a result of a material breach by Advantest of its obligations to try to obtain regulatory approvals for the Transaction or a breach by Advantest of any of its representations, warranties, covenants or agreements in a manner that causes the closing conditions regarding its representations, warranties and covenants not to be satisfied after a 30-day cure period.

Employee Matters

The implementation agreement provides that, following the effective time of the scheme of arrangement or the time shares are accepted for payment in the offer, as applicable, Advantest will cause Verigy to recognize the prior service with Verigy or its subsidiaries of each employee of Verigy or its subsidiaries as of the effective time of the scheme of arrangement or the time shares are accepted for payment in the offer, as applicable, in connection with all employee benefit plans, programs or policies, including vacation, of Verigy, or its affiliates in which Verigy employees are eligible to participate following the effective time of the scheme of arrangement or the time shares are accepted for payment in the offer, as applicable, for purposes of eligibility, but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or vesting of or eligibility for future equity based awards, or to the extent that such recognition would result in duplication of benefits. Following the effective time of the scheme of arrangement or the acceptance of shares for payment in the offer, as applicable, Verigy or Advantest will provide Verigy employees salary and benefits (including health and welfare benefits but excluding equity-based awards) pursuant to employee benefit plans, programs, policies or arrangements maintained by Advantest, Verigy, or any subsidiary of Advantest that provide coverage and benefits that are substantially equivalent to those provided to employees of Verigy immediately preceding the effective time of the scheme of arrangement or the time shares are accepted for payment in the offer, as applicable, which salary and comparable benefits will continue until at least 12 months after the effective time of the scheme of arrangement or the time shares are accepted for payment in the offer, as applicable. From and after the effective time of the scheme of arrangement or the time shares are accepted for payment in the offer, as applicable, Advantest will cause Verigy to use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods, to the extent that such waiting periods would be inapplicable, taking into account service with Verigy, under any group health plans of Advantest or its affiliates to be waived with respect to Advantest employees and their dependents to the extent waived under the corresponding plan in which such Verigy employees participated immediately prior to the effective time of the scheme of arrangement or the time shares are accepted for payment in the offer, as applicable or, if more favorable, the plan in which they participate after the effective time of the scheme of arrangement or the time shares are accepted for payment in the offer, as applicable.

Indemnification and Insurance

The implementation agreement provides that, following effective time of the scheme of arrangement or the closing of the offer, as applicable, Advantest will cause Verigy to indemnify Verigy’s and its subsidiaries’ current and former directors and officers, referred to as the indemnified parties, for all damages and other expenses relating to their status as a director or officer of Verigy, or any of its subsidiaries, according to the indemnification provisions of Verigy’s memorandum and articles of association in effect on the date the implementation agreement was executed. Advantest also agreed to cause Verigy to fulfill and honor, to the fullest extent permitted by law, all of Verigy’s obligations, pursuant to any indemnification agreement in existence prior to the date of the implementation agreement, to each indemnified party.

The implementation agreement also provides that the memorandum and articles of association of Verigy will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the indemnified parties as those contained in the memorandum and articles of association of Verigy as in effect on the date of the implementation agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the scheme of arrangement or the closing of the offer, as applicable, in any manner that would adversely affect the rights thereunder of the indemnified parties, unless such modification is required by law.

The implementation agreement provides that Advantest will cause Verigy to maintain for a period of six years after the effective time of the scheme of arrangement or the closing of the offer, as applicable, the current directors’ and officers’ liability insurance maintained by Verigy covering those persons who were covered by such insurance as of the date of the implementation agreement for events occurring at or prior to the effective time of the scheme of arrangement or the closing of the offer, as applicable, including for acts or omissions occurring in connection with the implementation agreement and the consummation of the transactions contemplated by the implementation agreement, to the extent that such acts or omissions are covered by Verigy’s current insurance, on terms and in amounts at least as favorable to such persons as provided in such insurance; provided, however, that in no event will Verigy be required to expend in any one year in excess of 200% of the annual premium currently paid by Verigy for such coverage, and to the extent the annual premium would exceed 200% of the annual premium currently paid by Verigy for such coverage, Advantest will cause Verigy to maintain the maximum amount of coverage as is reasonably available for such 200% of such annual premium. To the extent that a six year “tail” policy to extend Verigy’s existing insurance is available at or prior to the completion of the scheme of arrangement or the closing of the offer, as applicable, such that the lump sum payment for such coverage does not exceed 250% of the annual premium currently paid by Verigy for such coverage, Verigy may, at its option, obtain such “tail” policy. In the event that Verigy purchases such “tail” policy prior to the completion of the scheme of arrangement or the closing of the offer, as applicable, Verigy will not take any action to cause the “tail” policy to cease to be in full force and effect and such “tail” policy will satisfy Advantest’s and Verigy’s insurance obligations.

Amendment; Extension; Waiver

Subject to applicable laws, the implementation agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the implementation agreement and the Transaction by the Verigy shareholders, except that, after such approval, no amendment may be made which under applicable laws or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further shareholder approval.

At any time before the effective time of the scheme of arrangement, any party to the implementation agreement, by action taken or authorized by its board of directors, may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties made to such party contained in the implementation agreement or in any document delivered pursuant to the implementation agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the implementation agreement.

Governing Law

The implementation agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that the scheme of arrangement will be governed by the laws of the Republic of Singapore and the laws of a particular party’s jurisdiction of incorporation will govern such party’s fiduciary obligations.

THE SCHEME OF ARRANGEMENT

The following is a summary of the material terms of the scheme of arrangement, which is qualified in its entirety by the terms of the scheme of arrangement and the implementation agreement. A copy of each of the implementation agreement and the scheme of arrangement is attached to this proxy statement as Annex A and Annex B, respectively, and each is incorporated herein by reference. This summary may not contain all of the information that is important to you. Verigy shareholders are urged to read the scheme of arrangement and implementation agreement in their entirety.

Structure of the Scheme

Pursuant to the scheme of arrangement and the implementation agreement, Verigy and Advantest have agreed that the acquisition of all outstanding Verigy ordinary shares (other than those held by Advantest and its subsidiaries) will be implemented by way of the scheme, which will involve, on the effective date of the scheme, the transfer of all Verigy ordinary shares (other than those held by Advantest and its subsidiaries) to Advantest and the payment by Advantest of $15.00 per Verigy ordinary share. Following the effectiveness of the scheme, Verigy will become a wholly-owned subsidiary of Advantest. See the section entitled “The Scheme of Arrangement; Special Factors Regarding the Scheme—Effects of the Scheme” on page 32 of this proxy statement.

Effective Date of the Scheme

Subject to the fulfillment of all conditions to the scheme set forth in the implementation agreement, the scheme will become effective on the date a copy of the Singapore court order sanctioning the scheme is filed with ACRA. The date the scheme becomes effective is referred to as the effective date.

Scheme Consideration

Upon the effectiveness of the scheme, unaffiliated, registered shareholders as of the effective date of the scheme will be entitled to receive $15.00 in cash for each Verigy ordinary share held by such Verigy shareholder.

Scheme Consideration Entitlement

The entitlement of each Scheme Shareholder to the scheme consideration will be determined on the basis of their holdings of Verigy ordinary shares appearing in the Register of Members (other than those held by Advantest and its subsidiaries, if any) at — p.m. on the effective date of the scheme.

The effective date of the scheme will also be the “books closure date” on which the Register of Transfer and the Register of Members of Verigy, and the register of The Depository Trust Company in respect of Verigy, will be closed for the purpose of determining which shareholders will be entitled to the scheme consideration pursuant to the scheme. See “The Scheme of Arrangement; Special Factors Regarding the Scheme—Closure of Books” on page 33.

Share Certificates

On and from the effective date of the scheme, each existing certificate representing a holding of the Verigy ordinary shares (other than Verigy shares held in treasury by Verigy) prior to such effective date shall cease to have effect as a document of title for the Verigy shares comprised therein. Each of the registered shareholders (other than those holding shares in book entry form) will be notified of the procedures to submit share certificates.

Governing Law

The implementation agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that the scheme of arrangement will be governed by the laws of the Republic of Singapore and the laws of a particular party’s jurisdiction of incorporation will govern such party’s fiduciary obligations.

FUTURE SHAREHOLDER PROPOSALS

This proxy statement is being disseminated in connection with a Court Meeting, for the purpose of approving the Transaction. If the Transaction is consummated, you will no longer be a shareholder of Verigy, and we would not hold any Annual General Meetings of Shareholders in the future. However, we anticipate holding our 2011 Annual General Meeting of Shareholders later in the year if the Transaction is not consummated by that time.

Under Section 183 of the Singapore Companies Act, registered shareholders representing at least 5% of the total voting rights, or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least $500 each, may, at their expense, require us to include and give notice of their proposal for the 2011 Annual General Meeting of Shareholders. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, any such requisition must be signed by all the requisitionists and be deposited at our registered office in Singapore, 1 Yishun Avenue 7, Singapore 768923, at least six weeks prior to the date of the 2011 Annual General Meeting of Shareholders in the case of a requisition requiring notice of a resolution, or at least one week prior to the date of the 2011 Annual General Meeting of Shareholders in the case of any other requisition.

In addition, pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our proxy statement for our 2011 Annual General Meeting of Shareholders. Any such shareholder proposals must be submitted, along with proof of ownership of Verigy ordinary shares in accordance with Rule 14a-8(b)(2), to the office of our principal U.S. subsidiary, Verigy US, Inc., located at 10100 North Tantau Avenue, Cupertino, California, 95014-2540, Attention: General Counsel. We must receive all submissions within a reasonable time before the printing of our proxy statement. Any shareholder interested in submitting a proposal is strongly encouraged to contact our General Counsel as soon as possible to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that it will be included it in our proxy statement. Verigy’s Nominating and Governance Committee will review any shareholder proposals and will make recommendations to Verigy’s board of directors for action on such proposals. These shareholder proposals may be included in our proxy statement for the 2011 Annual General Meeting of Shareholders so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC.

HISTORICAL MARKET PRICE OF ORDINARY SHARES

We did not pay or declare cash dividends in fiscal year 2008, fiscal year 2009, fiscal year 2010, or fiscal year 2011 to date, and we do not currently anticipate paying any cash dividends in the foreseeable future.

Verigy ordinary shares trade on the NASDAQ Global Select Market under the symbol “VRGY.” The following table sets forth the high and low sales prices of Verigy ordinary shares for the periods indicated as reported by the Nasdaq Global Select Market.

	Verigy Ordinary Shares
	High	Low
Fiscal Year 2011
November 1, 2010 through January 31, 2011	$13.79	$8.00
February 1, 2011 through April 21, 2011	$15.09	$12.27
Fiscal Year 2010
November 1, 2009 through January 31, 2010	$13.75	$8.95
February 1, 2010 through April 30, 2010	$13.29	$9.57
May 1, 2010 through July 31, 2010	$12.45	$7.50
August 1, 2010 through October 31, 2010	$9.56	$7.48
Fiscal Year 2009
November 1, 2008 through January 31, 2009	$14.80	$7.35
February 1, 2009 through April 30, 2009	$11.43	$6.14
May 1, 2009 through July 31, 2009	$13.38	$9.60
August 1, 2009 through October 31, 2009	$13.46	$9.65
Fiscal Year 2008
November 1, 2007 through January 31, 2008	$27.96	$19.46
February 1, 2008 through April 30, 2008	$22.17	$17.04
May 1, 2008 through July 31, 2008	$26.11	$20.13
August 1, 2008 through October 31, 2008	$22.87	$11.81

The following table sets forth the closing price of our ordinary shares, as reported on the Nasdaq Global Select Market on March 25, 2011, the last full trading day before we publicly announced the signed implementation agreement with Advantest, and on April 21, 2011, the last full trading day before the filing of this proxy statement:

Ordinary Share Price
March 25, 2011	$14.18
April 21, 2011	$14.40

You are encouraged to obtain current market quotations for Verigy ordinary shares in connection with voting your shares. Following the Transaction, there will be no further market for our ordinary shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 18, 2011, except as otherwise indicated, regarding the beneficial ownership of our ordinary shares by:

•

Cadian Capital Management, LLC, Diamond Hill Capital Management, Inc., Soros Fund Management LLC, and Ameriprise Financial, Inc., the only beneficial owners known to us to hold more than 5% of our ordinary shares;

•	each director and each of the named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Ordinary shares subject to options that are exercisable within 60 days and restricted share units scheduled for payout within 60 days of April 18, 2011, are deemed to be outstanding and to be beneficially owned by the person holding such options or restricted share units for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

In the table below, percentage ownership is based on 60,786,124 ordinary shares outstanding as of April 18, 2011.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent
5% Shareholders
Cadian Capital Management, LLC 461 Fifth Avenue, 24th Floor, New York, NY 10017	5,919,156	(1)	9.7%

Diamond Hill Capital Management, Inc. 325 John H. McConnell Blvd. Columbus, OH 43215	3,721,345	(2)	6.1%

Soros Fund Management LLC 888 Seventh Avenue, 33rd Floor New York, NY 101064	5,049,760	(3)	8.3%

Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	3,752,182	(4)	6.2%

Named Executive Officers and Directors:
Jorge Titinger	264,740	(5)	*
Robert J. Nikl	262,596	(6)	*
Pascal Rondé	197,986	(7)	*
Hans-Jürgen Wagner	209,933	(8)	*
Keith L. Barnes	1,174,498	(9)	1.9%
Steven W. Berglund	41,873	(10)	*
C. Scott Gibson	52,694	(11)	*
Ernest L. Godshalk	71,028	(12)	*
Edward C. Grady	52,100	(13)	*
Bobby Cheng	43,170	(14)	*
Eric Meurice	69,108	(15)	*
All executive officers and directors as a group (13 persons)	2,503,759	(16)	4.1%

*	Less than 1%.

(1)	According to a Schedule 13G filed February 14, 2011, the 5,919,156 shares are reported to be beneficially owned by Cadian Capital Management, LLC (“Cadian”) and Eric Bannasch. Mr. Bannasch and Cadian hold shared voting power and dispositive power over the 5,919,156 shares.
(2)	According to a Schedule 13G filed February 11, 2011, the 3,721,345 shares reported by Diamond Hill Capital Management, Inc. (“DH”) are owned, or may be deemed to be beneficially owned by DH, which holds sole voting power of 3,493,632 shares and sole dispositive power of 3,721,345 shares.
(3)	According to a Schedule 13G filed on February 14, 2011, 5,049,760 shares are held for the account of a Quantum Partners LP, a Cayman Islands exempted limited partnership for which Soros Fund Management LLC (“SFM”) serves as principal investment manager with investment discretion over portfolio investments. SFM has sole voting and dispositive power over the 5,049,760 shares. According to the Schedule 13G, the 5,049,760 shares consists of 6,100 shares and 5,043,660 shares issuable upon the conversion of our 5.25% Convertible Senior Notes due 2014.
(4)	According to a Schedule 13G filed February 11, 2011, the 3,752,182 shares reported by Ameriprise Financial, Inc. (“AFI”) are owned, or may be deemed to be beneficially owned by AFI and Columbia Management Investment Advisors, LLC (“CMIA”), each of which hold shared voting power of 3,420,899 shares and shared dispositive power of 3,752,182 shares. AFI, as the parent company of CMIA, may be deemed to beneficially own the shares reported therein by CMIA. Accordingly, the shares reported therein by AFI include those shares separately reported therein by CMIA.
(5)	Includes 196,212 shares subject to options exercisable, and 14,029 shares subject to restricted share units that vest, within 60 days of April 18, 2011.
(6)	Includes 235,589 shares subject to options exercisable, and 8,386 shares subject to restricted share units that vest, within 60 days of April 18, 2011.
(7)	Includes 95,546 shares subject to options exercisable, and 2,750 shares subject to restricted share units that vest, within 60 days of April 18, 2011.
(8)	Includes 177,436 shares subject to options exercisable, and 4,593 shares subject to restricted share units that vest within 60 days of April 18, 2011.
(9)	Includes 1,093,000 shares subject to options exercisable within 60 days of April 18, 2011.
(10)	Includes 37,824 shares subject to options exercisable within 60 days of April 18, 2011.
(11)	Includes 40,080 shares subject to options exercisable within 60 days of April 18, 2011.
(12)	Includes 58,414 shares subject to options exercisable within 60 days of April 18, 2011.
(13)	Includes 45,182 shares subject to options exercisable within 60 days of April 18, 2011.
(14)	Includes 43,170 shares subject to options exercisable within 60 days of April 18, 2011.
(15)	Includes 57,169 shares subject to options exercisable within 60 days of April 18, 2011.
(16)	Includes 2,122,260 shares subject to options exercisable, and 35,739 shares subject to restricted share units that vest, within 60 days of April 18, 2011.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. We maintain a website where copies of our reports, proxy statements and other information, accessed at www.verigy.com, can be found. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference. Verigy shareholders may request a copy of information incorporated by reference into this proxy statement by contacting the investor relations department of Verigy at:

Verigy Ltd.

c/o Verigy US Inc.

10100 North Tantau Avenue

Cupertino, California 95014-2540

Attention: Investor Relations

(408) 864-7549

In addition, Verigy shareholders may obtain copies of our information by submitting a request through the online form provided at http://investor.verigy.com/contactus.cfm.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Court Meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE COURT MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED —, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Verigy shareholders should contact Verigy’s proxy solicitor at the address or telephone number listed below with any questions about the Transaction and the Court Meeting described in this proxy statement:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: (877) 456-3510

Banks and Brokers May Call Collect: (212) 750-5833

Registered holders of Verigy ordinary shares who have questions regarding their share ownership may write or call Verigy’s transfer agent, Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021, (800) 736-3001. If calling from outside of the U.S., +1 781 575 3100.

Annex A

EXECUTION VERSION

IMPLEMENTATION AGREEMENT

BY AND BETWEEN

ADVANTEST CORPORATION

AND

VERIGY LTD.

Dated as of March 28th, 2011

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Term	Reference
401(k) Plans	5.11(e)
Acceptance Time	Annex I
Acquiror	Preamble
Acquiror Disclosure Schedules	3.5
Acquiror Necessary Consents	3.2(c)
Acquisition	Recitals
Acquisition Proposal	7.3(b)(v), 5.4(g)(i)
ACRA	5.1(a)(v)
ADR	5.11(b)(i)
Agreement	Preamble
Alternative Transaction	7.3(b)(v)
Antitrust Laws	2.3(c)
Approval	2.12(d)(ii)
Assumed Option	5.11(b)(i)
Briefings	5.7(b)
business day	8.3(a)
Cashed-Out Company Options	5.11(b)(ii)
Certificate	1.5
Change of Recommendation	5.4(d)(i)
Change of Recommendation Notice	5.4(d)(i)(2)
Closing Date	5.1(a)(v)
Company	Preamble
Company Balance Sheet	2.4(b)
Company Benefit Plan	2.12(a)(i)
Company Board Approval	2.17
Company Charter Documents	2.1(b)
Company Convertible Notes	2.2(a)
Company Current Employees	5.11(c)
Company Designated SEC Reports	8.3(b)
Company Disclosure Schedule	Article II
Company Employee	2.12(a)(ii)
Company Employee Agreement	2.12(a)(iv)
Company Employee Shares Purchase Plan	2.2(c)
Company Environmental Permits	2.14(d)
Company Financials	2.4(b)
Company International Plan	2.12(m)(i)
Company IP	2.7(a)(i)
Company IP Contract	2.7(a)(ii)
Company Lease	2.13(a)
Company Leased Property	2.13(a)
Company Licensed IP	2.7(a)(iii)
Company Material Contract	2.15(a)
Company Necessary Consents	2.3(c)
Company Options	2.2(c)
Company Owned Property	2.13(b)
Company Permits	2.8(b)
Company Products	2.7(a)(iv)
Company Real Property	2.13(b)
Company Registered Intellectual Property	2.7(a)(v)

A-iv

INDEX OF DEFINED TERMS

Term	Reference
Company Restricted Share Unit	2.2(b)
Company Restricted Shares	2.2(b)
Company SEC Reports	2.4(a)
Company Share Plans	2.2(c)
Company Third Party IP Contract	2.7(a)(vi)
Confidentiality Agreement	5.5(a)
Contract	3.2(b)
Court	5.1(a)(i)
D&O Insurance	5.12(b)
DOJ	5.7(a)
Domain Names	2.7(a)(vii)
Effect	8.3(d)
Effective Time	5.1(a)(v)
Environment	2.14(a)(ii)
Environmental Law	2.14(a)(iii)
Environmental Matters	2.14(i)
ERISA Affiliate	2.12(a)(iii)
Exchange Act	Annex I, 2.3(c)
Exchange Ratio	5.11(b)(i)
Fairness Opinion	2.18
FTC	5.7(a)
GAAP	2.4(b)
Government Official	2.8(c)(i)
Governmental Entity	3.2(c)
Hazardous Material	2.14(b)
HSR Act	3.2(c)
Identified Option Holder	5.11(b)(i)
include, includes and including	8.3(a)
Indemnification Agreements	5.12(a)
Indemnified Parties	5.12(a)
Independent Financial Advisor	5.1(a)(ii)
Individual Insurance	5.12(a)(i)
Information Statement	Annex I
Initial Offer Expiration Date	Annex I
Intellectual Property	2.7(a)(vii)
Intervening Event	5.4(d)(ii)
Know-How	2.7(a)(vii)
Knowledge	8.3(c)
Laws	2.2(d)
Legal Requirements	2.2(d)
Liens	3.2(b)
LTX-Credence Merger Agreement	2.21
made available	8.3(a)
Matching Bid	5.4(d)(i)(3)
Material Adverse Effect	8.3(d)
Minimum Tender Condition	Annex II
Morgan Stanley	2.10
Nasdaq	2.4(e)
Necessary Consents	2.3(c)

A-v

INDEX OF DEFINED TERMS

Term	Reference
Offer	1.1(b)
Offer Closing	Annex I
Offer Closing Date	Annex I
Offer Conditions	Annex I
Offer Documents	Annex I
Offer End Date	Annex I
Offer Price	Annex I
Offer Shares	Annex I
Permits	2.8(b)
Person	8.3(e)
PTO	2.7(b)(i)
Qualifying Amendment	5.2(c)
Recommendation	5.3(b)
Record Date	5.1(a)(iv)
Reference Date	2.2(a)
Registered Intellectual Property	2.7(a)(viii)
Release	2.14(a)(i)
Relevant Documents	5.1(a)(i)
Representatives	5.4(a)
Sarbanes-Oxley Act	2.4(d)
Schedule 14D-9	Annex I
Schedule TO	Annex I
Scheme Announcement	1.1(a)
Scheme Clearance Date	5.1(a)(iii)
Scheme Court Order	5.1(a)(iv)
Scheme Document	5.1(a)(i)
Scheme of Arrangement	Recitals
Scheme Price	1.1(a)
Scheme Shareholders	1.1(a)
Scheme Shares	1.1(a)
SEC	5.1(a)(i)
Section 409A	2.12(i)
Securities Act	2.4(a)
SIC	5.1(a)(i)
Significant Subsidiary	2.1(b)
Singapore Code	5.1(c)
Subsequent Offering Period	Annex I
Subsidiary	2.1(a)
Subsidiary Charter Documents	2.1(b)
Superior Offer	5.4(g)(ii)
Tax	2.6(a)(i)
Tax Returns	2.6(a)(ii)
Taxes	2.6(a)(i)
Termination Date	7.1(b)
Termination Fee	7.3(b)(i)
the business of	8.3(a)
Triggering Event	7.1(f)
URLs	2.7(a)(vii)

A-vi

INDEX OF ANNEXES AND SCHEDULES

ANNEX I	The Offer

ANNEX II	Conditions to the Offer

Schedule 5.11(b)	Identified Option Holders

Schedule 6.1(f)	Antitrust Laws Jurisdictions

Schedule 6.3(e)	Contract Consents

A-vii

IMPLEMENTATION AGREEMENT

This IMPLEMENTATION AGREEMENT (this “Agreement”) is made and entered into as of March 28, 2011, by and between Advantest Corporation, a corporation organized under the laws of Japan (“Acquiror”), and Verigy Ltd. (Company Registration No. 200601091C), a corporation organized under the laws of Singapore with its registered address at No. 1 Yishun Ave 7, Singapore 768923 (the “Company”).

RECITALS

A. WHEREAS, Acquiror proposes to acquire the entire issued share capital of the Company (the “Acquisition”) subject to, and Acquiror and the Company have agreed in good faith to implement the Acquisition upon, the terms and conditions set forth in this Agreement.

B. WHEREAS, the respective Boards of Directors of Acquiror and the Company have adopted, approved and declared the advisability of this Agreement, the Acquisition and the transactions contemplated hereby.

C. WHEREAS, the Board of Directors of the Company has resolved to recommend to its shareholders approval of this Agreement.

D. WHEREAS, the Board of Directors of the Company has authorized that a Scheme of Arrangement be proposed to the holders of Company Ordinary Shares under Section 210 of the Companies Act, Chapter 50 of Singapore law (the “Scheme of Arrangement”).

E. WHEREAS, each of Acquiror and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe certain conditions to the Acquisition.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.1 Structure.

(a) Subject to and upon the terms and conditions of this Agreement, the parties hereto shall effect the Acquisition by way of the Scheme of Arrangement. The Company agrees to propose the Scheme of Arrangement under which, inter alia, (i) all issued Company Ordinary Shares other than those held by or on behalf of Acquiror or its Subsidiaries (the “Scheme Shares”) will be transferred to Acquiror fully paid, free from all Liens and together with all rights, benefits and entitlements attaching thereto as of the date of this Agreement, including the right to receive and retain all dividends, rights and other distributions (if any) declared, paid or made by the Company on or after the date of this Agreement, and (ii) in consideration for the transfer of the Scheme Shares, the holders of Scheme Shares (the “Scheme Shareholders”) will receive a payment from Acquiror of US$15.00 in cash per share, without any interest thereon, but subject to any withholding and any other Taxes (the “Scheme Price”). Subject to the terms and conditions of this Agreement, the parties shall implement the Scheme of Arrangement in accordance with the requirements of Section 5.1, Section 5.2 and Section 5.3. The parties shall procure the release of the joint announcement of Acquiror and the Company of the proposed Scheme of Arrangement in the form agreed by the parties (the “Scheme Announcement”) on the date of this Agreement.

(b) Notwithstanding Section 1.1(a), subject to the prior written consent of the Company (which may be granted or withheld by the Company in its sole discretion), Acquiror shall have the right to elect to effect the Acquisition by way of a takeover offer pursuant to the terms and conditions set forth in Annexes I and II (the “Offer”) in lieu of proceeding by way of the Scheme of Arrangement, whether or not the Scheme Document has been dispatched. If the Acquiror elects to effect the Acquisition by way of an Offer, and the Company consents to such election in its sole and absolute discretion, Section 5.1 and Article VI (to the extent that such provisions relate only to the Scheme of Arrangement) will not apply but Annexes I and II will apply, and the other provisions of this Agreement, to the extent applicable to the implementation of the Acquisition by way of an Offer, will continue to apply mutantis mutandis to such Offer.

Section 1.2 Stock Options; Stock-Based Awards. In connection with the Acquisition, all Company Options and Company Restricted Share Units under Company Share Plans shall be treated as set forth in Section 5.11.

Section 1.3 Withholding Rights. Acquiror, and any paying agent of Acquiror, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder of Company Ordinary Shares, Company Options or Company Restricted Share Units such amounts as Acquiror (or its paying agent) are required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirements, and to collect IRS Forms W-8 or W-9, as applicable, or similar information from the recipients of payments hereunder. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

Section 1.4 No Liability. None of Acquiror, its paying agent or the Company shall be liable to any person in respect of any cash otherwise payable to any holder of Company Ordinary Shares, Company Options or company Restricted Share Units pursuant to this Agreement delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. If any Company Ordinary Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such shares would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such shares shall, to the extent permitted by applicable Legal Requirement, become the property of Acquiror, free and clear of all claims or interest of any person previously entitled thereto.

Section 1.5 Lost, Stolen or Destroyed Certificates. In the event any certificates representing Company Ordinary Shares (“Certificate”) shall have been lost, stolen or destroyed, Acquiror or its paying agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the consideration to which the holder thereof is entitled pursuant to this Article I (or in the event the Acquisition is effected by way of the Offer, Annex I); provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against it or its paying agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Designated SEC Reports or as set forth in the disclosure schedule delivered by the Company to Acquiror dated as of the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Acquiror as follows:

Section 2.1 Organization; Standing; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company is a public company limited by shares. Each of the Company’s Subsidiaries is a corporation or other organization. Each of the Company and its Subsidiaries

(i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except to the extent such concepts are not recognized or applicable under the laws of the jurisdiction in which any such entity is organized), (ii) has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. For purposes of this Agreement, “Subsidiary” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(b) Charter Documents. The Company has delivered or made available to Acquiror true and correct copies of (i) the memorandum and articles of association of the Company, as amended to date (the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, “Subsidiary Charter Documents”), of each Significant Subsidiary (as defined in Rule 1.02 of Regulation S-X promulgated by the SEC, a “Significant Subsidiary”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, and each Subsidiary of the Company is not in violation of its respective Subsidiary Charter Documents.

(c) Minutes. The Company has made available to Acquiror and its representatives true and complete copies of the minutes of all meetings of the shareholders, the Board of Directors and each committee of the Board of Directors of the Company held since November 1, 2008.

(d) Subsidiaries. Section 2.1(d) of the Company Disclosure Schedule lists each Subsidiary of the Company and indicates each Significant Subsidiary of Company, identifying for all Subsidiaries the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or affiliate of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and, where applicable as a legal concept, nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, the Company does not own, directly or indirectly, any securities or capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other Person, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent (1%) of the outstanding stock of such company.

Section 2.2 Capital Structure.

(a) Capital Stock. At the close of business on March 16, 2011 (the “Reference Date”), (i) 60,755,228 Company Ordinary Shares were issued and outstanding and (ii) 10,524,307 Company Ordinary Shares are issuable upon conversion of the Company’s 5.25% Convertible Notes Due 2014 (the “Company Convertible Notes”). No Company Ordinary Shares are owned or held by any Subsidiary of the Company. All of the outstanding Company Ordinary Shares are, and all Company Ordinary Shares which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued and fully paid and not subject to any preemptive rights.

(b) Company Restricted Shares and Company Restricted Share Units. As of the close of business on the Reference Date, there are no Company Restricted Shares outstanding. Section 2.2(c) of the Company Disclosure Schedule sets forth (A) the name of each holder of Company Restricted Share Units, (B) the number of Company Ordinary Shares subject to each Company Restricted Share Unit, (C) the date on which such Company Restricted Share Unit was granted, (D) the applicable vesting and settlement and/or delivery schedule for such Company Restricted Share Unit, any provisions for the acceleration of vesting and whether the vesting is time or performance based, and (E) the extent to which such Company Restricted Share Unit has vested or settled as of the Reference Date. There are no commitments or agreements to which Company is bound obligating Company to waive its right of repurchase or forfeiture with respect to any Company Restricted Shares or Company Restricted Share Unit as a result of the Acquisition (whether alone or upon the occurrence of any additional or subsequent events). For purposes of this Agreement, “Company Restricted Shares” shall mean Company Ordinary Shares that are unvested or subject to a Contract pursuant to which Company has the right or obligation to repurchase, redeem or otherwise reacquire such Company Ordinary Shares, including by forfeiture, and “Company Restricted Share Unit” shall mean all restricted share units and rights to receive Company Ordinary Shares or an amount in cash measured by the value of a number of Company Ordinary Shares.

(c) Stock Options. As of the close of business on the Reference Date: (i) 5,121,366 Company Ordinary Shares were subject to issuance pursuant to outstanding Company Options (as defined below) to purchase Company Ordinary Shares under the applicable Company Share Plans (as defined below) (equity or other equity-based awards, whether payable in cash, shares or otherwise, whether or not granted under or pursuant to the Company Share Plans, other than Company Restricted Shares or Company Restricted Share Units, are referred to in this Agreement as “Company Options”), and (ii) 4,336,867 Company Ordinary Shares are reserved for future issuance under the Company Share Plans, including 746,812 shares reserved for issuance under Company’s 2006 Employee Shares Purchase Plan (the “Company Employee Shares Purchase Plan”). Section 2.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by Company that provides for the issuance of equity to any Person (the “Company Share Plans”). Company has made available to Acquiror complete and accurate copies of all Company Share Plans and the forms of all award agreements evidencing outstanding awards under such plans. Company has made available to Acquiror a true and complete list of each Company Option outstanding as of the Reference Date, and (1) the particular Company Share Plan or other arrangement pursuant to which such Company Option was granted, (2) the name of the holder of such Company Option, (3) the number of Company Ordinary Shares subject to such Company Option, (4) the exercise price of such Company Option, (5) the date on which such Company Option was granted, (6) the applicable vesting schedule, and the extent to which such Company Option was vested and exercisable as of the Reference Date, (7) the date on which such Company Option expires and (8) whether such Company Option is intended to qualify as a nonstatutory stock option or an “incentive stock option” within the meaning of Section 422 of the Code. All Company Ordinary Shares subject to issuance under the applicable Company Share Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issued, would be duly authorized, validly issued and fully paid. All grants of Company Options were validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable Legal Requirements and recorded on the Company Financials in accordance with GAAP. As of the Reference Date, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights or equity based awards (whether payable in cash, shares or otherwise) with respect to the Company other than as set forth in Sections 2.2(b) and (c).

(d) Other Securities. Except as otherwise set forth in this Section 2.2, as of the Reference Date, there are no securities, warrants, calls, rights or Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue (including on a deferred basis), deliver or sell, or cause to be issued, delivered or sold, or otherwise granting the Company or any of its Subsidiaries the right to have a third party issue, deliver or sell to the Company or any of its Subsidiaries, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, warrant, call, right or Contract. All outstanding Company Ordinary Shares, all outstanding Company Options, all outstanding Company Restricted Shares, all outstanding Company Restricted Share Units, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in material compliance with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Except for Company Restricted Shares or shares subject to Company Restricted Share Units, as of the Reference Date, there are not any outstanding Contracts of the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Company or any of its Subsidiaries or (B) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Company and its Subsidiaries have not entered into any swaps, caps, collars, floors or other derivative contracts or securities relating to interest rates, equity securities, debt securities or commodities. Neither Company nor any of its Subsidiaries is a party to any voting agreements, irrevocable proxies, voting trusts, registration rights agreements or other voting arrangements with respect to shares of the capital stock of, or other equity or voting interests in, Company or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” or “Laws” shall mean any federal, state, local, municipal or foreign law, statute, constitution, ordinance, code, or published order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(e) No Changes. Between the Reference Date and the date of this Agreement, there has been no change in (i) the outstanding share capital of Company, (ii) the number of Company Options outstanding, (iii) the number of Company Restricted Shares outstanding, (iv) the number of shares subject to Company Restricted Share Units or (v) the number of other options, warrants or other rights to purchase Company Ordinary Shares, other than pursuant to the exercise, vesting or settlement of Company Options, Company Restricted Shares or Company Restricted Share Units outstanding as of the Reference Date, issued pursuant to Company Share Plans, pursuant to the terms of such awards as in effect on the Reference Date.

Section 2.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Acquisition and the other transactions contemplated hereby, subject to the approval of the Scheme of Arrangement by the affirmative vote of a majority in number representing not less than seventy-five percent (75%) in value of the holders of Company Ordinary Shares, which are entitled to one (1) vote per share, present or represented and entitled to vote at the general meeting of the Company on a poll on the Scheme of Arrangement being the only vote of the holders of any class or series of Company shares or other securities necessary to approve the Scheme of Arrangement.

There are no bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Company may vote. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Acquiror, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(b) Non–Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement and consummation of the transactions contemplated by this Agreement by the Company will not: (i) conflict with or violate any provision of any of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to the approvals contemplated in

Section 5.3 and compliance with the requirements set forth in or disclosed pursuant to Sections 2.3(a) and 2.3(c), conflict with or violate any material Legal Requirement applicable to any of the Company or its Subsidiaries or by which any of the Company or its Subsidiaries or any of their respective properties is bound or affected, or (iii) subject to providing the notices and obtaining the consents set forth in Section 2.3(c) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of their respective Subsidiaries pursuant to, any Contract (to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties is bound or affected), except, in the case of clauses (ii) and (iii) above, for any such conflicts, breaches, defaults, impairments, alterations, rights of termination, amendments, acceleration or cancellation, Liens or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental entity or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental function (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Acquisition and other transactions contemplated hereby, except for (i) the filing of the Scheme Documents with the Court, (ii) the Scheme Court Order and the lodgment of the Scheme Court Order (and such other information as may be required) with the Accounting and Corporate Regulatory Authority of Singapore in accordance with Section 210 of the Companies Act (Chapter 50 of Singapore), (iii) the filing of the Scheme Documents with the SEC in accordance with the Securities Exchange Act of 1934 as amended (the “Exchange Act”) (iv) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, clearances, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition (collectively, “Antitrust Laws”) of the jurisdictions set forth in Schedule 6.1(f), and (vi) such other consents, clearances, approvals, orders, authorizations, registrations, declarations and filings with respect to any Governmental Entity the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) are referred to herein as the “Company Necessary Consents” and together with Acquiror Necessary Consents are referred to as the “Necessary Consents.”

Section 2.4 SEC Filings; Financial Statements.

(a) SEC Filings. Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since November 1, 2008. Company has made available to Acquiror all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC that are not publicly available through the SEC’s EDGAR database. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. All Company SEC Reports (x) were or will be filed on a timely basis, (y) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (z) did not or will not at the time they were filed or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. The Company has heretofore made available to Acquiror correct and complete copies of all material correspondence with the SEC occurring since November 1, 2008 that is not publicly available through the SEC’s EDGAR database. As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (as amended), including any Company SEC Reports filed after the date hereof until the Closing (the “Company Financials”), as of their respective dates: (i) complied or when filed will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing, (ii) was or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented or will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments, as permitted by GAAP and the applicable rules and regulations promulgated by the SEC which were not, or are not expected to be, material in amount or effect). The balance sheet of the Company as of January 31, 2011, contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S K promulgated by the SEC).

(c) No Undisclosed Liabilities. There are no liabilities of the Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or otherwise, other than:

(i) liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto;

(ii) liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet;

(iii) liabilities arising, or expressly permitted to be incurred, under this Agreement;

(iv) liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole; and

(v) liabilities that have been disclosed in Section 2.4(c) of the Company Disclosure Schedule.

(d) Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting, as such terms are defined in, and as required by, Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. The Company and each of its Subsidiaries has established and maintains a system of internal control over financial reporting, which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Company Financials) for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements of the Company and its Subsidiaries. To the Knowledge of the Company, since the date of the Company’s most recent periodic report filed with the SEC, neither the Company nor any of its Subsidiaries (including any Company Employee), nor the Company’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other Company Employees, or (C) any claim or allegation regarding any of the foregoing. In connection with the periods covered by the Company Financials filed prior to the date of this Agreement, the Company has disclosed to Acquiror (I) all deficiencies and weaknesses identified in writing by the Company or the Company’s independent auditors (whether current or former) in the design or operation of internal controls over financial reporting utilized by the Company and its Subsidiaries and (II) any fraud, whether or not material, that involves the Company’s management or other Company Employees, or any claim or allegation regarding the foregoing.

(e) Sarbanes-Oxley Act; Nasdaq. The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Global Select Market (“Nasdaq”).

(f) Independent Auditors. PricewaterhouseCoopers LLP, the Company’s current auditors, are and have been at all times since their engagement by the Company (i) “independent” with respect to the Company within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

Section 2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date hereof, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and, since such date, there has not (i) occurred any Effect that has had or would be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; or (ii) been any other action taken by the Company or event that would have required the consent of Acquiror pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.6 Taxes.

(a) Definitions. For the purposes of this Agreement:

(i) “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(ii) “Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes (including any schedule or attachment thereto) filed or required to be filed with any Governmental Entity.

(b) Tax Returns and Audits. The Company and each of its Subsidiaries have properly filed on a timely basis all material Tax Returns that they were required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid on a timely basis all material Taxes that were due and payable. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements and all unpaid Taxes of the Company and each of its Subsidiaries for all tax periods commencing after the date of such financial statements arose in the ordinary course of business consistent with past practice. No material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension remains in effect.

(c) The Company and each of its Subsidiaries have timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Taxing authority to the extent due) all foreign, federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld and material to the Company and its Subsidiaries taken as a whole.

(d) No audit or other examination of any material Tax Return of the Company or any of its Subsidiaries is in progress as of the date hereof, nor has the Company or any of its Subsidiaries been notified in writing as of the date hereof of any request for such an audit or other examination.

(e) The Company has made available (for this purpose in the Company electronic data room or otherwise) to Acquiror copies of all material Tax Returns for the Company and each of its Subsidiaries filed for all periods beginning November 1, 2007 or later.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which otherwise (i) constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Acquisition or (ii) failed to qualify as tax-free to any party thereto and in which the Company or its Subsidiaries has, or could reasonably be expected to have, liability for Taxes (whether directly or by agreement).

(g) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treasury Regulations section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(h) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(i) Neither the Company nor any of its Subsidiaries (A) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or any of its Subsidiaries, or (B) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(j) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it or its successor to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code, determined without regard to Section 280G(b)(4)(B) of the Code.

Section 2.7 Intellectual Property.

(a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:

(i) “Company IP” shall mean any Intellectual Property owned by the Company or any of its Subsidiaries and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(ii) “Company IP Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party with respect to the grant of any license or ownership interest in any Company IP (other than “shrink wrap” and similar widely available commercial end-user licenses).

(iii) “Company Licensed IP” shall mean any Intellectual Property licensed by the Company or any of its Subsidiaries from a third party and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(iv) “Company Products” shall mean all products or service offerings of the Company that, since November 1, 2008, have been marketed, sold, licensed, offered or distributed by the Company or its Subsidiaries, or that the Company or its Subsidiaries currently intends to market, sell, license, offer or distribute, including any products or service offerings currently under development.

(v) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

(vi) “Company Third Party IP Contract” shall mean all contracts pursuant to which a third party has licensed any Company Licensed IP to the Company or its Subsidiaries.

(vii) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all rights in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer data and all documentation necessary to any of the foregoing (“Know-How”); (C) all works of authorship, copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (E) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”), (F) all rights in computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (G) all rights in industrial designs and any registrations and applications therefor throughout the world; (H) all rights in trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (I) all rights in databases and data collections and all rights therein throughout the world; (J) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (K) any similar or equivalent rights to any of the foregoing anywhere in the world.

(viii) “Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks and applications to register trademarks; (C) registered copyrights and applications for copyright registration; (D) Domain Names; and (E) any other material Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(b) Company Intellectual Property.

(i) Registered Intellectual Property; Proceedings. Section 2.7(b)(i) of the Company Disclosure Schedule contains a complete and accurate list of (i) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, the filing and/or issue dates, and the corresponding application and registration numbers and similar identifiers, and (ii) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”)) or equivalent authority anywhere else in the world, but excluding prosecution of any intellectual property applications) related to any Company Registered Intellectual Property.

(ii) Registration. To the Knowledge of the Company, each item of Company Registered Intellectual Property that is not an application is valid and subsisting.

(iii) Intellectual Property Contracts. Neither the Company nor any of its Subsidiaries is in material breach of any Company IP Contracts or any Company Third Party IP Contracts and, to the Company’s Knowledge, no other party has materially failed to perform under any of the Company IP Contracts or Company Third Party IP Contracts. Section 2.7(b)(iii) of the Company Disclosure Schedule contains a complete and accurate list of all material Company Third Party IP Contracts and all material Company IP Contracts.

(c) Ownership.

(i) No Company IP or Company Product is as of the date hereof subject to any legal proceeding or outstanding legal decree, order, judgment or stipulation restricting in any material manner, the use, transfer, or licensing thereof by the Company or any of its Subsidiaries.

(ii) The Company or its Subsidiaries owns each item of Company IP free and clear of any security interest, pledge or mortgage, the Company or its Subsidiaries are the exclusive owners of the material Company IP.

(iii) Except where a failure to obtain such assignment would not reasonably be expected to be material, to the extent that any Intellectual Property has been developed or created independently or jointly by any Person (including employees and contractors) for which the Company or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, the Company or such Subsidiary, as the case may be, has a written agreement with such Person with respect thereto, and the Company or such Subsidiary, as the case may be, thereby has obtained ownership of such Intellectual Property by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including all author or moral rights.

(d) Non-Infringement. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries, including the design, development, manufacture, use, import, sale and licensing of

Company Products, has not and does not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and there are no claims pending or, to the Knowledge of the Company, threatened against the Company claiming that the Company Products infringe or misappropriate the Intellectual Property of any third party.

(e) Intellectual Property Contracts.

(i) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will automatically result in the breach, modification, cancellation, termination or suspension of any material Company Third Party IP Contract.

(ii) Neither this Agreement nor the transactions contemplated by this Agreement will because of a Company IP Contract result in (A) any third party being automatically granted rights or access to, or the placement in or release from escrow, of any Company IP or software covered by Company IP, or (B) the Company automatically granting to any third party any right in any Company IP.

(iii) Neither this Agreement nor the transactions contemplated by this Agreement will because of a Company IP Contract result in: (A) Acquiror or any of its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (B) Acquiror or any of its Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (C) Acquiror or any of its Subsidiaries being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(iv) The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and the Company’s and its Subsidiaries’ applicable privacy policies.

(v) Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(f) Third-Party Infringement. As of the date hereof, there are no legal proceedings or written threats of legal proceedings in which the Company or its Subsidiaries have alleged the misappropriation or infringement of Company IP. To the Knowledge of the Company, no third party is infringing, violating or misappropriating in any material respect any of the Company IP.

(g) Trade Secret Protection. With respect to Company IP, the Company and each of its Subsidiaries have taken commercially reasonable steps to protect the rights of the Company and its Subsidiaries in the Company’s and its Subsidiaries’ confidential information and trade secrets and any trade secrets or confidential information of third parties provided to the Company or any of its Subsidiaries under an obligation of confidentiality.

Section 2.8 Compliance; Permits.

(a) Compliance. Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of, (i) any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, or (ii) any Contract or Permit (as defined below) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective businesses or properties is bound or affected. To the Knowledge of the Company, no material investigation or review by any Governmental Entity is pending or has been threatened against the Company or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing (A) any business practices of the Company and its Subsidiaries, taken as a whole, or (B) the conduct of business by the Company and its Subsidiaries as currently conducted.

(b) Permits. The Company and its Subsidiaries hold all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries as currently conducted, other than Permits the absence of which would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (collectively, “Company Permits” other than Company Environmental Permits which are covered exclusively under Section 2.14). No suspension or cancellation of any Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

(c) Certain Business Practices.

(i) From and after November 1, 2008, neither the Company, any Subsidiary of the Company nor any director, officer, or, to the Knowledge of the Company, employee or agent of the Company or any Subsidiary of the Company acting on behalf of the Company or any Subsidiary of the Company has (A) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (B) directly or indirectly, used or contemplated the use of funds, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Official”), for the purpose, with respect to subclauses (A) and (B), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any Subsidiary of the Company or (C) directly or indirectly, made any unlawful payment.

(ii) From and after November 1, 2008, to the Knowledge of the Company, (A) there have been no false or fictitious entries made in the books or records of the Company or any Subsidiary of the Company relating to any illegal payment or secret or unrecorded fund, and (B) neither the Company nor any Subsidiary of the Company has established or maintained a secret or unrecorded fund.

(iii) Since November 1, 2008, the Company and each Subsidiary of the Company have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Legal Requirements, the export Legal Requirements of the countries where it conducts business and the trade embargo and anti-boycott provisions of any applicable Legal Requirements. Without limiting the foregoing: (A) to the Knowledge of the Company, the Company and each Subsidiary of the Company have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the U.S. and other countries where it conducts business; (B) to the Knowledge of the Company, the Company and each Subsidiary of the Company are in compliance in all material respects with the terms of such applicable export licenses or other approvals; and (C) as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened audits, investigations or claims against the Company or any Subsidiary of the Company with respect to such export licenses or other approvals.

Section 2.9 Litigation. There are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, Governmental Entity, or any arbitrator (a) that seek to restrain or enjoin the consummation of the transactions contemplated hereby or

(b) which, either individually or in the aggregate with all such claims, suits, actions or proceedings, have had or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

Section 2.10 Brokers’ and Finders’ Fees. Except for fees payable to Morgan Stanley & Co. Incorporated (“Morgan Stanley”) pursuant to an engagement letter dated July 20, 2010, as amended by letter agreement dated December 21, 2010, copies of which have been provided to Acquiror, no agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 2.11 Transactions with Affiliates. Except as set forth in the Designated Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 2.12 Employee Benefit Plans and Labor Matters.

(a) Definitions.

(i) “Company Benefit Plan” shall mean each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and any other material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control pay, termination pay, deferred compensation, performance awards, equity or equity-related awards, pension benefits, retirement benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of two or more Company Employees, or with respect to which the Company or any ERISA Affiliate has or is likely to have any material liability or obligation.

(ii) “Company Employee” shall mean any current or former or retired employee, consultant or director of the Company or any ERISA Affiliate, provided that references to former or retired persons only include those with respect to which the Company has or is reasonably likely to have any post-Effective Time liability or obligation.

(iii) “ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(iv) “Company Employee Agreement” shall mean (A) each management, employment, severance, change of control, separation, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between the Company or any ERISA Affiliate and any current, former or retired executive officer or director of the Company and (B) each management, employment, severance, change of control, separation, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between the Company or any ERISA Affiliate and any Company Employee, other than a current, former or retired executive officer or director of the Company, in each case that is material either individually or in the aggregate with all such similar Contracts.

(b) Schedule. Section 2.12(b) of the Company Disclosure Schedule contains an accurate and complete list of each Company Benefit Plan and each Company Employee Agreement (except for (i) contracts that provide for employment that is terminable at will and that are without severance, retention, or change of control pay or benefits, in which case only forms of such contracts shall be scheduled, (ii) employment contracts for employees hired and based in locations outside the U.S., in which case only forms of such contracts shall be scheduled, unless any such contract provides for notice of termination, retention, severance or change of control pay or benefits that are greater than required by applicable Legal Requirements, (iii) individual Company Option, Company Restricted Shares and Company Restricted Share Unit agreements, in which case only forms of such individual agreements shall be scheduled, unless such individual agreements provide acceleration of vesting of awards in a manner not provided for under the applicable form(s) or that otherwise materially differ from such forms, and (iv) consulting contracts that are terminable without material cost or material liability, in which case only forms of such contracts shall be scheduled, unless any such contract provides severance, retention or change of control pay or benefits that are, in each case, greater than required by applicable Legal Requirements). Neither the Company nor any ERISA Affiliate has any plan or commitment to establish, adopt or enter into any new Company Benefit Plan or Company Employee Agreement or to modify any Company Benefit Plan or Company Employee Agreement (except to the extent required by Legal Requirements or to conform any such Company Benefit Plan or Company Employee Agreement to any applicable Legal Requirements, or as required by this Agreement) that would reasonably be expected to result in material liability to Company and its ERISA Affiliates, taken as a whole.

(c) Documents. The Company has provided or made available to Acquiror correct and complete copies of: (i) all documents embodying each Company Benefit Plan and each Company Employee Agreement required to be disclosed pursuant to Section 2.12(b) above including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each such Company Benefit Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan; (iv) if any Company Benefit Plan is funded, the most recent annual and periodic accounting of Company Benefit Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Benefit Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications from the Company or its ERISA Affiliates to any Company Employee or Company Employees relating to any Company Benefit Plan and any proposed Company Benefit Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability material to the Company and its Subsidiaries, taken as a whole; (viii) all material correspondence to or from any governmental agency relating to any Company Benefit Plan; and (ix) the three (3) most recent plan years’ discrimination tests for each Company Benefit Plan for which such tests are required.

(d) Benefit Plan Compliance.

(i) With respect to each Company Benefit Plan and Company Employee Agreement, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its ERISA Affiliates would be subject to any liability material to the Company and its Subsidiaries, taken as a whole, under ERISA, the Code or any other applicable Legal Requirement.

(ii) Each Company Benefit Plan and Company Employee Agreement has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements and the terms of any applicable collective bargaining agreements. Each Company Benefit Plan, including any material amendments thereto, that is capable of approval by, and/or registration for and/or qualification for special tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an “Approval”) has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval, except for the lack of such Approvals which, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company and its Controlled Group Affiliates, taken as a whole. Except as required by Legal Requirements, no condition exists that would prevent the

Company or Acquiror from terminating or amending any Company Benefit Plan or Company Employee Agreement at any time for any reason without material liability to the Company and its ERISA Affiliates, taken as a whole (other than ordinary administration expenses or routine claims for benefits).

(iii) No material written representation or commitment with respect to any material aspect of any Company Benefit Plan or Company Employee Agreement has been made to a Company Employee by an authorized Company Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plans if such representation or commitment would reasonably be expected to result in material liability to the Company and its ERISA Affiliates, taken as a whole. Neither the Company nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other Company Employee representative body or any material number or category of its Company Employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(iv) There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan or Company Employee Agreement (other than routine claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of the Company, is threatened or reasonably anticipated (other than routine claims for benefits), with respect to any claim, which would reasonably be expected to result in material liability to the Company and its Controlled Group Affiliates, taken as a whole.

(e) Plan Funding. With respect to Company Benefit Plans, there are no material benefit obligations for which required contributions have not been made or accrued to the extent required by GAAP or applicable Legal Requirements and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of the Company. The assets of each Company Benefit Plan which is funded are reported at their fair market value on the books and records of such Company Benefit Plan.

(f) No Pension or Funded Welfare Plans. Neither the Company nor any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any (i) Company Benefit Plan which is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) “multiple employer plan” as defined in ERISA or the Code, (iv) “funded welfare plan” within the meaning of Section 419 of the Code or (v) a multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries. No Company Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Benefit Plan provides health benefits that are not fully insured through an insurance contract. No capital stock of the Company is used as a funding vehicle or otherwise permitted as an investment option (other than via any personal brokerage account) with respect to any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(g) Continuation Coverage. No Company Benefit Plan provides post-termination or retiree welfare benefits (whether or not insured) with respect to any Person for any reason other than coverage mandated by applicable Legal Requirements, and neither the Company nor any ERISA Affiliate has ever contracted to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by applicable Legal Requirements or, individually or in the aggregate, as has not resulted or would not reasonably be expected to result in material liability to the Company and its ERISA Affiliates, taken as a whole.

(h) Effect of Acquisition. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or Company Employee Agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration of any material payment, forgiveness of material indebtedness, vesting (except as required under Section 411(d)(3) of the Code), distribution, material increase in benefits or obligation to fund benefits with respect to any Company Employee. No payment or benefit which will or may be made in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) by the Company or any ERISA Affiliate with respect to any Company Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it or its successor is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.12(h) of the Company Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(i) Section 409A. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company and each ERISA Affiliate has been operated since January 1, 2005 in applicable operational compliance with Section 409A of the Code and applicable IRS guidance (together, “Section 409A”). Since January 1, 2009, each such nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A, including the final Treasury Regulations issued thereunder. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. Except as set forth on Section 2.12(i)(1) of the Company Disclosure Schedule, no compensation shall be includable in the gross income of any Company Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect on or prior to the Effective Time. Except as set forth on Section 2.12(i)(2) of the Company Disclosure Schedule, to the extent required, the Company and each of its Subsidiaries has, in all material respects, properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code. Except as set forth on Section 2.12(i)(3) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Company Employee, which individually or collectively is reasonably likely to require the Company or any of its ERISA Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Company Employee for Tax-related payments under Section 409A, give rise to a Company, Acquiror, or Subsidiary Tax or other penalty or reporting obligations under Section 409A of the Code. No Company Option or other Company stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) or other equity of the Company (y) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (z) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

(j) Stock Option Grant Practices. The Company’s past and current stock option grant practices (i) complied and comply with all applicable Company Share Plans, stock exchange rules and applicable Legal Requirements, (ii) have been fairly presented in accordance with GAAP in the Company Financials, and (iii) have resulted only in exercise prices that are no less than the fair market value on the date that the grants were actually authorized under applicable Legal Requirements, in each case except for any such failures, individually or in the aggregate, that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, the Company has no ongoing internal review of any past or current stock option practice, and the Company is not aware of the existence of any reports on any such reviews completed since November 1, 2008.

(k) Labor. Neither the Company nor any of its Subsidiaries is presently a party to, or bound by, any collective bargaining agreement, trade union agreement, works council, employee representative agreement, union contract, or information or consultation agreement, other than national or industry-wide agreements, with respect to employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened or reasonably anticipated which would reasonably be expected to materially interfere with the business activities of the Company and its Subsidiaries, taken as a whole. The Company is not required to obtain any opinion or consent from any works council or other employee representative in connection with the execution of this Agreement or any transaction contemplated hereby. None of the Company, any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries have incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied that is material to the Company and its Subsidiaries, taken as a whole.

(l) Employment Matters. The Company is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment (including but not limited to the classification of any Person as an employee or independent contractor), employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(m) International Employee Matters.

(i) With respect to each Company Benefit Plan that is maintained outside the jurisdiction of the United States or primarily covers Company Employees residing or working outside the United States (a “Company International Plan”), (A) the Company International Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable Legal Requirements, (B) all contributions and expenses that are required to be made have been made or properly accrued, (C) with respect to any such Company International Plan that is intended to be eligible to receive favorable tax treatment under the Legal Requirements applying to such Company International Plan, all requirements necessary to obtain such favorable tax treatment have been satisfied, and (D) the Company International Plan has no unfunded liabilities that, as of the Effective Time, will not be offset by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any of its Subsidiaries). No promise has been made to any Company Employee residing or working outside the United States that his or her defined contribution benefits under any funded Company International Plan will at any point in the future equate to or not be less than any particular amount.

(ii) There is no term of employment for any Company Employee residing or working outside the United States providing that the consummation of the transactions contemplated by this Agreement shall entitle such Company Employee (A) to treat the change of control as a breach of any contract, (B) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event) or (C) to treat himself or herself as redundant or released from any obligation to his or her employer.

Section 2.13 Title to Properties.

(a) Leases. Section 2.13(a) of the Company Disclosure Schedule sets forth a list of all real property leases or other agreements for the occupancy of real property to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof and all amendments, guaranties and modifications thereof (each, a “Company Lease”). Except as set forth in the Company Leases, no party has a right to occupy any of the premises subject to a Company Lease (“Company Leased Property”) except for the Company or its Subsidiaries. The Company has made available to Acquiror a true and complete copy of leases for all material Company Leased Property. All such Company Leases are valid and in full force and effect against the Company or any Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity, and, with respect to the Company or any of its Subsidiaries, under any of such leases, no rental payments are past due and there is no existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b) Properties. Section 2.13(b) of the Company Disclosure Schedule sets forth a list of all real property owned by the Company or any of its Subsidiaries (the “Company Owned Property” and collectively with Company Leased Property, the “Company Real Property”). With respect to Company Owned Property, the Company has made available to Acquiror copies of the deeds and other instruments (as recorded) by which the Company or any of its Subsidiaries acquired such parcel of property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company or any of its Subsidiaries relating thereto. There are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to materially adversely affect the Company’s title to Company Real Property. To the Knowledge of the Company, there are no facts or conditions which would, in the aggregate, reasonably be expected to have a material and adverse effect on the transferability, financability, ownership, leasing, use, development, occupancy or operation of any Company Real Property. Neither the Company nor any Subsidiary has received any written notice from any insurance company of any defects or inadequacies in any Company Real Property or any part thereof which would reasonably be expected to materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any written notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made. There are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Company or any of its Subsidiaries) the right of use or occupancy of any portion of the Company Real Property. There are no outstanding options or rights of first refusal to purchase the Company Real Property or any portion thereof or interest therein.

(c) Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business that are material to the Company and its Subsidiaries, taken as a whole, free and clear of any Liens, except for (i) Liens imposed by law in respect of obligations not yet due which are owed in respect of Taxes, (ii) Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, (iii) statutory or common law landlord Liens or (iv) Liens upon the underlying fee interest of the Company Leased Property.

Section 2.14 Environmental Matters.

(a) For purposes of this Agreement, the following terms have the meanings provided below.

(i) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

(ii) “Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or indoor or outdoor air.

(iii) “Environmental Law” means any Legal Requirement or Permit relating to the Environment, occupational health and safety, or exposure of persons or property to Hazardous Materials, including any statute, regulation, administrative decision or order pertaining to: (A) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the Release, threatened Release, or accidental Release into the Environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (E) transfer of interests in, or control of, real property which may be contaminated; (F) right-to-know disclosures with respect to Hazardous Materials; (G) the protection of wild life, marine life and wetlands, and endangered and threatened species; (H) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (I) health and safety of employees and other persons.

(b) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, no amount of any substance, emission, or waste that has been designated by any Governmental Entity or by any applicable Environmental Law as radioactive, toxic, hazardous, biohazardous, or a danger to health, reproduction or the environment, or a pollutant or contaminant, including PCBs, friable asbestos, petroleum, urea-formaldehyde, oil, petroleum and petroleum products (including fractions thereof), including substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, or pursuant to analogous state Legal Requirements or regulations, but excluding office and janitorial supplies properly and safely maintained (a “Hazardous Material”) is present as a result of the actions of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any real property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries currently owns, operates, occupies or leases. Neither the Company nor any Subsidiary has any liabilities or obligations arising from the Release of any Hazardous Materials into the Environment, except for such liabilities or obligations, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(c) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with and have at all times during the past five (5) years complied with applicable Environmental Laws.

(d) The Company and its Subsidiaries hold all Permits issued under or pursuant to Environmental Laws that are required for the operation of the business of the Company and its Subsidiaries as currently conducted, except for such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole

(“Company Environmental Permits”). No suspension or cancellation of any of the Company Environmental Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Environmental Permits.

(e) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, no civil or criminal litigation, action, order, written notice of violation or claim or, to the Knowledge of the Company, investigation, inquiry, information request or proceeding is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries arising out of Environmental Laws.

(f) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Laws.

(g) The Company and its Subsidiaries are in compliance in all material respects with the European Directive 2002/96/EC on waste electrical and electronic equipment and European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment, and their respective implementing Legal Requirements.

(h) The Company and its Subsidiaries have made available to Acquiror all material environmental site assessments and audit reports prepared within the last five (5) years and in their possession, custody or control relating to premises currently or previously owned or operated by the Company or any Subsidiary.

(i) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries have any liability or obligation arising under any Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability, or other legal or equitable theory, including (i) any failure to comply with applicable Environmental Laws and (ii) any liabilities or obligations arising from the presence of, Release or threatened Release of, or exposure of persons or property to, Hazardous Materials (collectively, “Environmental Matters”).

(j) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, no underground storage tanks are present in, on or under any real property, including the land and the improvements thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased.

Section 2.15 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or its Subsidiaries;

(ii) any severance or consulting Contract or any written employment agreement providing for a guaranteed minimum term of employment (excluding, for this purpose, any offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), in each case, under which the Company or any of its Subsidiaries may have continuing obligations as of the date hereof, with (A) any current or former executive officer or other employee of the Company who earned or is expected to earn an annual base salary in excess of $300,000 during the fiscal year ended October 31, 2010 or the fiscal year ending October 31, 2011 or (B) any member of the Company’s Board of Directors;

(iii) any Contract or plan, including any share plan, stock appreciation right plan or share purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any collective bargaining agreement, trade union agreement, work council agreement, employee representative agreement or union contract;

(v) any agreement of indemnification or any guaranty under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof, other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business or any indemnification obligations contained in any Company Lease;

(vi) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business, to make use of any material Intellectual Property or to compete with any Person in any material line of business or geographic area, (B) granting exclusive rights, or (C) otherwise prohibiting the Company or its Subsidiaries from selling, distributing or manufacturing any material products or services or purchasing or otherwise obtaining any material software, components, parts or subassemblies in any material respect;

(vii) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business;

(viii) any Contract governing the terms of any material ownership or investments of the Company or any of its Subsidiaries in any other Person or business enterprise other than the Company’s Subsidiaries (other than short-term, liquid investments), or any Contract pursuant to which the Company or its Subsidiaries has any material obligation or commitment (whether conditional or otherwise) to make any investment or acquire any ownership interest in any other Person or business enterprise other than the Company’s Subsidiaries;

(ix) any material dealer, distributor, joint marketing or development agreement under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any agreement pursuant to which the Company or any of its Subsidiaries have continuing obligations to jointly develop any material Intellectual Property that will not be wholly owned by the Company or any of its Subsidiaries and which may not be terminated without penalty upon notice of ninety (90) days or less;

(x) any material Contract to license any third party to manufacture or reproduce any Company Products or any Contract to sell or distribute any of such Company Products, except agreements with distributors or sales representatives in the ordinary course of business consistent with past practice and terminable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Acquiror;

(xi) any Contract containing any support, maintenance or service obligation on the part of the Company or any of its Subsidiaries, which represents a value or liability in excess of $1,000,000 on an annual basis, other than (A) those obligations that are terminable by the Company or any of its Subsidiaries on no more than sixty (60) days notice without liability or financial obligation to the Company or its Subsidiaries or (B) purchase orders with end-user customers entered into in the ordinary course of business consistent with past practice or (C) customary repair and maintenance obligations contained in any Company Lease;

(xii) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $1,500,000;

(xiii) any dispute settlement agreement with continuing material obligations thereunder entered into within five (5) years prior to the date of this Agreement;

(xiv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business; or

(xv) any Contract the termination or breach of which, or the failure to obtain consent in respect of which, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b) Schedule. Section 2.15(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof and which are described in Sections 2.15(a)(i) through 2.15(a)(xv) hereof other than those listed as an exhibit to the Company’s most recent Annual Report on Form 10-K and other than the Company Benefit Plans and Company Employment Agreements disclosed in Section 2.12(b) of the Company Disclosure Schedule.

(c) No Breach. Each Company Material Contract is in full force and effect except to the extent it has expired since the date hereof in accordance with its terms, and except as enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity. Neither the Company nor any of its Subsidiaries is in violation of any provision of, or has failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract, in each case in such a manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages or other remedies, for any or all of such breaches, violations or defaults, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no third party has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Company Material Contract.

Section 2.16 Insurance. The Company maintains insurance policies covering the Company, its Subsidiaries and their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, against such losses and risks and in such amounts as are customary for the businesses in which the Company and its Subsidiaries are currently engaged. As of the date hereof, such policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

Section 2.17 Board Approval. The Board of Directors of the Company has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof (the “Company Board Approval”), (a) determined that this Agreement, the Acquisition and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its shareholders and declared this Agreement, the Acquisition and the other transactions contemplated hereby to be advisable, (b) approved this Agreement, the Acquisition and the other transactions contemplated hereby, including the Scheme of Arrangement and the Offer, (c) recommended that the shareholders of the Company approve this Agreement, the Acquisition and the other transactions contemplated hereby, including the Scheme of Arrangement, and (d) subject to Section 5.3 and Section 5.4, directed that this Agreement, the Acquisition and the transactions contemplated hereby, including the Scheme of Arrangement, be submitted to the Company’s shareholders at the Scheme Meeting.

Section 2.18 Opinion of Financial Advisor. The Company’s Board of Directors has received a written opinion from Morgan Stanley, dated as of March 19, 2011, to the effect that, as of such date, the Scheme Price is fair, from a financial point of view, to the holders of Company Ordinary Shares other than the Company, Acquiror or their respective subsidiaries (the “Fairness Opinion”). A signed copy of such opinion will be provided to Acquiror as promptly as practicable following receipt thereof by the Company.

Section 2.19 Shell Company Status. The Company is not a “shell company,” other than a “business combination related shell company,” as those terms are defined in Rule 405 promulgated under the Securities Act.

Section 2.20 Rights Plan. Neither the Company nor any of its Subsidiaries has in effect a shareholder rights plan or “poison pill.”

Section 2.21 Termination of LTX-Credence Merger Agreement. Prior to the execution of this Agreement: (i) the Agreement and Plan of Merger made and entered into as of November 17, 2010, by and among the Company, Alisier Limited, a corporation organized under the laws of Singapore, Lobster-1 Merger Corporation, a Massachusetts corporation and a wholly-owned subsidiary of the Company, Lobster-2 Merger Corporation, a Massachusetts corporation and a wholly-owned subsidiary of Alisier Limited, and LTX-Credence Corporation, a Massachusetts corporation (the “LTX-Credence Merger Agreement”) has been duly and validly terminated in accordance with its terms and (ii) the Company has no further liability or obligation under the LTX-Credence Merger Agreement, including with respect to the payment of any termination fee (as defined in the LTX-Credence Merger Agreement), if any. As of March 16, 2011, the Company has not received notice of any breach of the LTX-Credence Merger Agreement.

Section 2.22 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, and any certificate delivered by Acquiror in connection with Closing, the Company acknowledges and agrees that neither Acquiror or any other Person on behalf of Acquiror makes, nor has the Company relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Acquiror or with respect to any other information provided to or made available to Acquiror in connection with the transactions contemplated hereunder. Except as provided in Section 5.12, neither Acquiror nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain data rooms or management presentations in expectation of the transactions contemplated in this Agreement, unless any such information is expressly included in a representation or warranty contained in this Agreement or the certificate referred to above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Company as of the date hereof as follows:

Section 3.1 Organization; Standing and Power. Acquiror (i) is a corporation duly organized and validly existing under the laws of Japan, (ii) has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so organized and existing or so qualified, individually or in the aggregate, has not had and would not reasonably be expected to materially and adversely affect Acquiror’s ability to effect the Acquisition.

Section 3.2 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Acquiror has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize the execution and delivery of this Agreement or to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming due execution and delivery by the Company, constitutes a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(b) Non-Contravention. The execution and delivery of this Agreement by Acquiror does not, and performance of this Agreement and consummation of the transactions contemplated by this Agreement by Acquiror will not: (i) conflict with or violate any provision of the Articles of Association of Acquiror, (ii) subject to the approvals contemplated in Section 5.3 and compliance with the requirements set forth in or disclosed pursuant to Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Acquiror or by which Acquiror or any of its properties is bound or affected, or (iii) assuming the consents, approvals and authorizations specified in Section 3.2(c) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Acquiror’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”) on any of the properties or assets of Acquiror pursuant to, any agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect (each, a “Contract”) (to which Acquiror is a party or by which Acquiror or any of its respective properties is bound or affected), except, in the case of clauses (ii) and (iii) above, for any such conflicts, breaches, defaults, impairments, alterations, rights of termination, amendments, acceleration or cancellation, Liens or violations that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect Acquiror’s ability to effect the Acquisition.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Acquiror in connection with the execution and delivery of this Agreement or the consummation of the Acquisition, and other transactions contemplated hereby, except for: (i) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (ii) such consents, clearances, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and the Antitrust Laws of the jurisdictions set forth in Schedule 6.1(f), (iii) the approval of the SIC of the conditions to the Offer as set forth in Annex II, and (iv) such other consents, clearances, approvals, orders, authorizations, registrations, declarations and filings with respect to any Governmental Entity the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Acquiror’s ability to effect the Acquisition. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iii) are referred to herein as the “Acquiror Necessary Consents.”

Section 3.3 Litigation. There are no claims, suits, actions or proceedings pending or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries before any court, Governmental Entity, or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated hereby.

Section 3.4 Available Funds. Acquiror has sufficient cash resources to enable it to pay the Scheme Consideration pursuant to this Agreement.

Section 3.5 Ownership of Company Ordinary Shares. Except as set forth in Section 3.5 of the disclosure schedule delivered by Acquiror to the Company dated as of the date hereof (the “Acquiror Disclosure Schedules”), Acquiror, its related corporations (as such term is defined in the Companies Act, Chapter 50 of Singapore law) and their respective nominees do not own or hold, of record or beneficially, any Company Ordinary Shares or any rights to acquire or other economic interest in any Company Ordinary Shares.

Section 3.6 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, and any certificate delivered by the Company in connection with Closing or the Offer Closing, Acquiror acknowledges and agrees that neither the Company or any other Person on behalf of the Company makes, nor has Acquiror relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to or made available to Acquiror in connection with the transactions contemplated hereunder. Except as provided in Section 5.12, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Acquiror or any other Person resulting from the distribution to Acquiror, or Acquiror’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Acquiror in certain data rooms or management presentations in expectation of the transactions contemplated in this Agreement, unless any such information is expressly included in a representation or warranty contained in this Agreement or a certificate referred to above.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 4.1 Conduct of Business by Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time or the Acceptance Time, if applicable, Company shall, and shall cause each of its Subsidiaries to, except as otherwise expressly required by this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to Acquiror or to the extent that Acquiror shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) (i) use commercially reasonable efforts to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other material obligations when due, subject to good faith disputes over such obligations, and (iii) use commercially reasonable efforts to (A) preserve intact its present business organization, (B) keep available the services of its present executive officers and key employees, and (C) preserve its relationships with material customers, suppliers, licensors, licensees and others with which it has material business dealings.

(b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as required by the terms of this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to Acquiror or as provided in Article IV of the Company Disclosure Schedule, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time or Acceptance Time, if applicable, Company shall not do any of the following, and shall not permit any of the Company’s Subsidiaries to do any of the following:

(i) Declare, set aside or pay any dividends on or make any other actual, constructive or deemed distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock other than a cash management transaction between Company and a wholly-owned Subsidiary of it, or between wholly-owned Subsidiaries of Company in the ordinary course of business consistent with past practice;

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except in connection with the withholding of shares to pay tax withholding obligations and/or exercise or purchase price, or repurchases of shares at cost in connection with the termination of the employment relationship with any Company Employee, in each case, pursuant to stock option, equity award or purchase agreements in effect on the date hereof or entered into in the ordinary course of business after the date hereof pursuant to Section 4.1(b)(iii)(C); provided, however, that nothing in this subparagraph (ii) shall prohibit Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(iii) Authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments obligating it to issue any such securities or rights, other than: (A) issuances of Company Ordinary Shares upon the exercise of Company Options, warrants or other rights of Company or the settlement of Company Restricted Share Units existing on the date hereof in accordance with their present terms or granted pursuant to clause (C) hereof, (B) issuances of Company Ordinary Shares to participants in any employee share purchase plan of Company pursuant to the terms thereof or (C) grants of stock options or other stock based awards (including Company Restricted Shares and Company Restricted Share Units) of, or to acquire, Company Ordinary Shares granted under the Company Share Plans in effect on the date hereof, in each case (x) in the ordinary course of business consistent with past practice, (y) with respect to stock options, granted with an exercise price no less than the fair market value of Company Ordinary Shares on the date of grant and not subject to any accelerated vesting or other provision that would be triggered solely as a result of the consummation of the transactions contemplated hereby and (z) for up to 1,600,000 Company Ordinary Shares in the aggregate (“Company Routine Grants”);

(iv) Propose, cause or permit any amendments to any of the Company Charter Documents or Subsidiary Charter Documents of any Subsidiary of the Company;

(v) Propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph shall prohibit the

Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(vi) (A) Acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, or (B) acquire any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts disclosed in the Company Disclosure Schedule or (ii) transactions not in excess of $500,000 individually, or $1,000,000 in the aggregate;

(vii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, joint development, strategic partnership or alliance that is material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(viii) Sell, lease, exclusively license, encumber or otherwise convey or dispose of any properties or assets material to the business of the Company and its Subsidiaries, taken as a whole, except (A) sales of inventory, products or equipment in the ordinary course of business consistent with past practice or (B) the sale, lease or disposition of excess or obsolete property or assets in the ordinary course of business consistent with past practice, in each case, which are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries taken as a whole;

(ix) Make any loans, advances or capital contributions to any Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it or (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice;

(x) Except as required by GAAP or applicable Legal Requirements, make any material change in its methods, principles or practices of accounting;

(xi) Make or change any material Tax election, adopt or change any accounting method in respect of Taxes that affects in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, file any material amended Tax Return, enter into any closing agreement in respect of material Taxes, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to material Taxes;

(xii) Except as required by GAAP or applicable Legal Requirements, materially revalue any of its properties or assets other than in the ordinary course of business consistent with past practice;

(xiii) (A) Pay, discharge, settle or satisfy any threatened or actual litigation or any dispute that would reasonably be expected to lead to litigation (whether or not commenced prior to the date of this Agreement), other than (x) the payment, discharge, settlement or satisfaction, solely for cash in amounts (I) not exceeding $250,000 individually or $500,000 in the aggregate, in the ordinary course of business consistent with past practice, (II) as reserved against in full in the Company Balance Sheet, or (III) as covered by existing insurance policies, (y) the discharge, settlement or satisfaction of any such litigation or dispute that does not involve any payment by the Company or any of its Subsidiaries and does not impose any obligation on the Company or any of its Subsidiaries (other than a non-exclusive license of Intellectual Property that is not material to the Company and its Subsidiaries, taken as a whole), or (B) waive the benefits of, modify in any manner, amend, terminate, assign, release any Person from or knowingly fail to enforce, any confidentiality, “standstill,” or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(xiv) Write up, write down or write off the book value of any assets, individually or in the aggregate, for Company and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice, (B) as may be required by GAAP or (C) otherwise not in excess of $500,000;

(xv) Take any action to render inapplicable, or to exempt any third Person (other than Acquiror) from the provisions of any applicable Legal Requirement that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

(xvi) (A) Make any material increase in the amount of compensation or any material increase in the fringe benefits of, pay any bonus to or grant severance or termination pay to any Company Employee other than increases in base salary of less than three and five-tenths percent (3.5%) or grants, fringe benefit increases or payments in the ordinary course of business consistent in time and amount with past practice, (B) make any material increase in or commitment to materially increase the benefits or expand the eligibility under any Company Benefit Plan (including any severance plan or arrangement), adopt or materially amend or make any commitment to adopt or materially amend any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options, Company Restricted Shares or Company Restricted Share Units, or reprice any Company Options or authorize cash payments in exchange for any Company Options, other than pursuant to arrangements in effect as of the date hereof or disclosed pursuant to this Section 4.1, (D) enter into any employment, severance, termination or indemnification agreement with any Company Employee or enter into any collective bargaining, works council or trade union agreement, (other than (i) offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” provided that any such offer letter does not provide for annual compensation in excess of $200,000 or equity awards other than Company Routine Grants, or (ii) severance agreements with non-officer Company Employees entered into in the ordinary course of business consistent with past practice), (E) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Company Employee), or (F) enter into any agreement with any Company Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby; provided, however, that in each case of (A) - (F), nothing herein shall be construed as prohibiting Company from granting Company Options or Company Restricted Share Units that are Company Routine Grants;

(xvii) Enter into, amend or extend any collective bargaining agreement;

(xviii) Transfer or license to any Person or otherwise extend, amend or modify in any material respect any rights to Company IP, or enter into any agreements or make other commitments to grant, transfer or license to any Person material future patent rights, in each case, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices, or grant any exclusive rights with respect to any Intellectual Property;

(xix) Enter into any Contracts: (A) containing, or otherwise subjecting the Company or Acquiror or any of their respective Subsidiaries to, any material non-competition or material exclusivity restrictions on the operation of the business of the Company or Acquiror or any of their respective Subsidiaries; or (B) resulting in Acquiror or any of its Subsidiaries (1) granting to any third party any right to or with respect to any intellectual property owned by, or licensed to, any of them or (2) being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them in the absence of this Agreement or the transactions contemplated hereby;

(xx) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (A) guarantees and letters of credit issued to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (B) loans or advances to direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practice or (C) in connection with the financing of ordinary course trade payables, in any such case consistent with past practice;

(xxi) Hire or promote any officer-level employee or appoint a new member of the board of directors of the Company or any of the Company’s Subsidiaries;

(xxii) Forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries;

(xxiii) Make any capital expenditures other than in the ordinary course of business consistent with past practice and in an amount not in excess of $1,000,000 individually or $7,500,000 in the aggregate;

(xxiv) Enter into, modify or amend in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner materially adverse to the Company and its Subsidiaries, taken as a whole;

(xxv) Knowingly take any action that is intended or would reasonably be expected to result in any of the conditions to the Scheme of Arrangement set forth in Article VI or to the Offer set forth in Annex II not being satisfied;

(xxvi) Except as expressly contemplated by this Agreement, take any actions that would result in restructuring charges pursuant to GAAP in excess of $250,000 in the aggregate;

(xxvii) Enter into any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xxviii) Fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof; or

(xxix) Agree (whether or not in writing) to take any of the actions described in (i) through (xxviii) above.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Implementation of the Scheme of Arrangement.

(a) Obligations of the Company:

(i) Preparation and Filing of Scheme Document. As promptly as reasonably practicable after the execution of this Agreement , the Company shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) and the High Court of the Republic of Singapore (the “Court”) the document containing the Scheme of Arrangement to be sent to all shareholders of the Company, an explanatory statement and notice of meeting, proxy statement and proxy form, all in such form and substance as shall be agreed by the parties hereto and in compliance with all applicable Legal Requirements, (the “Scheme Document”), and any other document required to be filed by the Company with the SEC, the Court, the Securities Industry Council of Singapore (“SIC”), or any other Governmental Entity in relation to the Scheme of Arrangement (the “Relevant Documents”).

(ii) Independent Financial Advisor. The Company will promptly appoint an independent financial adviser to advise the holders of Company Ordinary Shares on the Scheme of Arrangement and, if applicable, the Offer (the “Independent Financial Advisor”). The Scheme Documents will include the advice of the Independent Financial Advisor and the advice of the independent directors of the Company on the Scheme of Arrangement.

(iii) Dispatch of Documents. The Company shall cause its share registrar to promptly dispatch to the holders of Company Ordinary Shares the Scheme Documents (including the appropriate form of proxy for use at the Scheme Meeting) as promptly as practicable on or after the Scheme Clearance Date. As used herein, “Scheme Clearance Date” means the later of the date on which (i) the SEC has, orally or in writing, confirmed that it has no further comments on the Scheme Document, including the first date following the tenth (10th) calendar day following the filing of the preliminary Scheme Document if the SEC has not informed the Company that it intends to review the Scheme Document and (ii) the Court has approved the Scheme Document.

(iv) Court Order. If the Scheme of Arrangement is approved by the shareholders of the Company, the Company shall promptly apply to the Court for, and use its reasonable best efforts to obtain, the Court’s approval and confirmation of the Scheme of Arrangement under Section 210 of the Companies Act, Chapter 50 of Singapore (the “Scheme Court Order” and the date of the Court hearing at which the Scheme Court Order is considered is herein referred to as the “Record Date”). If the Court refuses to approve the Scheme of Arrangement, the Company shall appeal the Court’s decision to the fullest extent permitted by applicable Legal Requirements unless otherwise agreed in writing by Acquiror.

(v) ACRA Registration. As soon as reasonably practicable following the grant of the Scheme Court Order, the Company shall deliver the Scheme Court Order to the Accounting and Corporate Regulatory Authority in Singapore (“ACRA”) for registration. The Scheme of Arrangement shall become effective upon the lodgment of the Scheme Court Order with ACRA (the “Effective Time” and the date on which the Effective Time occurs is referred to herein as the “Closing Date”).

(vi) Directors’ Responsibility. The Company shall, and shall procure that its directors shall, take responsibility for all information concerning the Company and its directors in the Scheme Document and in the letter to the shareholders of the Company to be included in the Scheme Document as required by applicable Legal Requirements.

(vii) No Withdrawal. The Company shall not withdraw the Scheme of Arrangement or allow it to lapse without the express written consent of Acquiror and will take no action which may otherwise be prejudicial to the successful completion of the Acquisition.

(viii) Notification of Circumstance. The Company will notify Acquiror of any matter or circumstance which might cause or result in any of the conditions set forth in Sections 6.1(a) through 6.1(c) to be unfulfilled or incapable of fulfillment as soon as possible after becoming aware of it and, on request from time to time, to confirm to Acquiror in writing that there are no such matters or circumstances of which it is aware (other than as previously notified).

(b) Obligations of Acquiror:

(i) Cooperation. Acquiror shall co-operate with the Company in connection with the preparation and filing of the Scheme Document and any other Relevant Document, and Acquiror shall promptly provide to the Company such information concerning its business affairs and financial statements required to be included in the Scheme Document or other Relevant Documents or in any amendments or supplements thereto.

(ii) Representation. Acquiror shall ensure that it, through its legal counsel, is represented at Court hearings convened for the purpose of Section 210 of the Companies Act, Chapter 50 of Singapore at which, if requested by the Court, Acquiror shall do all things and take all steps as are reasonably necessary to ensure the fulfillment of its obligations under this Agreement and the Scheme of Arrangement.

(iii) Satisfaction of Scheme Price. Subject to the satisfaction or waiver of the conditions in Section 6.1 and Section 6.3, Acquiror will be bound by the Scheme of Arrangement, and will pay the Scheme Price pursuant to the Scheme of Arrangement within the timeline as required under the Singapore Code.

(iv) Directors’ Responsibility. Acquiror shall, and shall procure that its directors shall, take responsibility for all information concerning Acquiror provided to the Company for inclusion in the Scheme Document and in the letter to the shareholders of the Company to be included in the Scheme Document as required by applicable Legal Requirements.

(c) Waiver of the Singapore Code. As promptly as reasonably practicable after the execution of this Agreement, the Company shall use reasonable best efforts to obtain from the SIC confirmation that (i) the Singapore Code on Take-overs and Mergers (the “Singapore Code”) and its requirements shall not apply to the Acquisition and (ii) if the Singapore Code applies to the Acquisition, that rules 14, 15, 16, 17, 20.1, 21, 22, 28, 29 and 33.2 and note 1(b) to rule 19 of the Singapore Code shall not apply to the proposed Scheme of Arrangement, subject to any conditions the SIC may deem fit to impose. Acquiror shall cooperate in good faith with the Company’s efforts to obtain such a confirmation and waiver. If such confirmation and waiver is obtained, then notwithstanding anything to the contrary contained herein, all requirements that the parties comply with the Singapore Code set forth herein shall be deemed waived.

Section 5.2 Amendment of Scheme Documents.

(a) Each of the Company and Acquiror will notify the other party promptly upon the receipt of any comments from the SEC, SIC, Court or any other Governmental Entity or its respective staff in connection with the filing of, or amendments or supplements to, the Scheme Document or other Relevant Documents.

(b) Whenever the Company or Acquiror becomes aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Scheme Document and/or other Relevant Document, the Company or Acquiror, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC, SIC, Court or any other applicable Governmental Entity or its respective staff, and/or mailing to shareholders of the Company, such amendment or supplement, and, except in the case of any portion of a filing and/or mailing made with respect to an Acquisition Proposal or a Change of Recommendation, provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Scheme Document and/or other Relevant Documents prior to filing such with the SEC, SIC, Court or any other Governmental Entity and will provide the other party with a copy of all such filings and/or mailings.

(c) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Scheme Document and/or other Relevant Documents, shall be made without the approval of Acquiror and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided that the Company, in connection with a Change of Recommendation, may amend or supplement the Scheme Documents and/or other Relevant Documents for the Company pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 5.2 shall apply only with respect to such information, if any, relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions be accurately described. A “Qualifying Amendment” means an amendment or supplement to the Scheme Documents and/or other Relevant Documents for the Company to the extent it contains (i) a Change of Recommendation, (ii) a statement of the reasons of the Board of Directors of the Company for making such Change of Recommendation and (iii) additional information reasonably related to or in anticipation of any of the foregoing.

(d) The Company shall provide Acquiror and Acquiror’s counsel with copies of any correspondence that it or its counsel may receive from time to time from the SEC, SIC, Court or any other Governmental Entity with respect to the Scheme Document and/or any other Relevant Documents, as applicable, as soon as practicable after receipt of such correspondence.

(e) Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Scheme Document and/or other Relevant Documents shall not, on the date the Scheme Document and/or other Relevant Documents (or, in each case, any amendment thereof or supplement thereto) is first mailed to shareholders of the Company, at the time of the Scheme Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary set forth herein, no representation or warranty is made by (i) the Company with respect to statements of Acquiror or (ii) Acquiror with respect to statements of the Company, in each case, made or incorporated by reference in the Scheme Document and/or any other Relevant Document about the other party supplied by such other party for inclusion or incorporation by reference in the Scheme Document and/or such other Relevant Document.

Section 5.3 Scheme Meeting; Board Recommendation.

(a) Scheme Meeting.

(i) The Company will take all action necessary or advisable in accordance with applicable Legal Requirements and its memorandum and articles of association to apply to the Court for order(s) convening the Scheme Meeting to be held as promptly as practicable thereafter to consider the approval of this Agreement, the Scheme of Arrangement and other transactions contemplated hereby. If the Court refuses to make any order convening the Scheme Meeting, unless otherwise agreed in writing by Acquiror, the Company shall appeal the Court’s decision to the fullest extent possible.

(ii) Subject to Section 5.4(d), the Company will use reasonable best efforts to (i) solicit from its shareholders votes and/or proxies in favor of the Scheme of Arrangement and the approval of this Agreement and (ii) secure the vote or consent of its shareholders required by the rules of Nasdaq or applicable Legal Requirements to obtain such approvals, including engaging one or more nationally recognized proxy solicitation firms and information agents to assist in such solicitation. The Company shall, on a daily basis at the close of business on each business day, keep Acquiror informed of the number of proxy votes received in respect of the resolutions to be proposed by the Company to its shareholders in order to effect the Scheme of Arrangement and the identity of the relevant shareholders. Notwithstanding anything to the contrary contained in this Agreement, to the extent permissible under applicable Legal Requirements, the Company may adjourn or postpone the Scheme Meeting to the extent necessary (A) to provide any necessary supplement or amendment to the Scheme Document to its shareholders in advance of the vote on the approval of the Scheme of Arrangement or the approval of this Agreement or (B) if as of the time for which the Scheme Meeting is originally scheduled (as set forth in the Scheme Document) there are insufficient shares of capital stock represented (either in person or by proxy) to approve such matters thereat or to constitute a quorum necessary to conduct the business of such Scheme Meeting. The Company shall ensure that the Scheme Meeting is duly called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Scheme Meeting are solicited, in compliance with its memorandum and articles of association, the rules of Nasdaq and all other applicable Legal Requirements. The obligation of the Company to call, give notice of, convene and hold the Scheme Meeting in accordance with this Section 5.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any withdrawal, amendment or modification of the recommendation of its Board of Directors with respect to this Agreement or the Scheme of Arrangement.

(b) Board Recommendation. Except to the extent expressly permitted by Section 5.4(d): (i) the Board of Directors of the Company shall (A) recommend that its shareholders vote in favor of the approval of the Scheme of Arrangement at the Scheme Meeting or (B) in the event Acquiror elects, with the prior written consent of the Company, to commence the Offer pursuant to and in accordance with the terms of this Agreement, recommend that its shareholders tender their Company Ordinary Shares to Acquiror in the Offer (the “Recommendation”); (ii) the Scheme Documents shall include a statement to the effect that the Board of Directors of the Company recommends that the Company’s shareholders vote in favor of the approval of this Agreement and the transactions contemplated hereby, including the Scheme of Arrangement, at the Scheme Meeting; (iii) in the event Acquiror elects, with the prior written consent of the Company, to commence the Offer pursuant to and in accordance with the terms of this Agreement, the Schedule 14D-9 shall include a statement to the effect that the Board of Directors of the Company recommends that the Company’s shareholders tender their shares to Acquiror in the Offer; and (iv) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend, modify, qualify or condition in a manner adverse to Acquiror or publicly propose or resolve to withdraw, amend, modify, qualify or condition in a manner adverse to Acquiror, the recommendation of the Company’s Board of Directors as set forth in the preceding clauses.

Section 5.4 Acquisition Proposals.

(a) No Solicitation. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not authorize or permit its and its Subsidiaries’ employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant, agent or other representative retained by it or any of its Subsidiaries) (collectively, “Representatives”) to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to, the making, submission or announcement of, any Acquisition Proposal relating to the Company, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to or for the purpose of facilitating, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) terminate, amend, release or authorize the release of any Person from, or expressly waive or authorize the waiver of any provision of, any confidentiality, “standstill” or similar agreement under which it or any of its Subsidiaries has any rights or fail to enforce or cause to be enforced in all material respects each such agreement at the request of Acquiror, (iv) take any action to render inapplicable, or to exempt any third Person from, any Legal Requirement that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock, (v) publicly approve, endorse or recommend any Acquisition Proposal relating to the Company, (vi) enter into any letter of intent or similar Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby (other than a confidentiality agreement as contemplated by Section 5.4(c)(i)) or (vii) propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal relating to the Company. The Company and its Subsidiaries and Representatives will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to the Company.

(b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable (but in any event within one (1) business day) after receipt of any Acquisition Proposal by the Company or its Representatives or any material modification of or material amendment to any Acquisition Proposal or any request of the Company or its Representatives for nonpublic information or inquiry which could reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Acquiror with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written and electronic materials provided in connection with such Acquisition Proposal, request or inquiry. Upon receiving such Acquisition Proposal, request or inquiry, the Company shall provide Acquiror as promptly as practicable (but in any event within one (1) business day) oral and written notice setting forth all such information as is reasonably necessary to keep the other party hereto informed in all material respects of the status and details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and shall promptly (but in any event within one (1) business day) provide Acquiror a copy of all written and electronic materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(ii) The Company shall provide Acquiror with one business (1) prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors (or any committee thereof) is reasonably expected to consider any Acquisition Proposal.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.4(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisors (including the Independent Financial Advisor)) is, or is reasonably likely to lead to, a Superior Offer, the Company may then take any or all of the following actions (but only (1) if the Company has not materially breached any of the provisions set forth in this Section 5.4 in connection with such Acquisition Proposal, (2) the Scheme Meeting has not occurred and (3) to the extent the Board of Directors of the Company concludes in good faith (after consultation with its outside legal counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements):

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) at least forty-eight (48) hours prior to furnishing any such nonpublic information to such party, it gives Acquiror written notice of its intention to furnish such nonpublic information and the identity of the Person or group making any such Acquisition Proposal and a copy of all written and electronic materials provided in connection with such Acquisition Proposal, (B) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement provided that such agreement shall not contain terms which prevent the Company from complying with its obligations under this Agreement (including this Section 5.4), (C) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Acquiror (to the extent such nonpublic information has not been previously so furnished or made available), and (D) it does not supply such third party with any information unless specifically requested by such third party and does not in any way assist such third party to refine or supplement its request; and

(ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that at least forty-eight (48) hours prior to entering into negotiations with such third party, it gives Acquiror written notice of such party’s intention to enter into negotiations with such third party.

(d) Change of Recommendation.

(i) Notwithstanding Section 5.2(a), in response to the receipt of a Superior Offer that has not been withdrawn, the Board of Directors of the Company may withhold, withdraw, amend, modify, qualify or condition in a manner adverse to Acquiror its Recommendation, and in the case of a Superior Offer that is a tender or exchange offer, recommend that its shareholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (1) through (5) are met:

(1) The Scheme Meeting has not occurred;

(2) It shall have (A) provided Acquiror with written notice of its intention to effect a Change of Recommendation (a “Change of Recommendation Notice”) at least five (5) business days prior to effecting a Change of Recommendation that relates to (i) a Superior Offer or (ii) any material change to the terms of a Superior Offer to which a previous Change of Recommendation Notice applies, which notice shall state expressly (I) that it has received a Superior Offer, (II) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (III) that it intends to effect a Change of Recommendation and the manner in which it intends to do so (it being understood and agreed that such notice and such statement shall not constitute a Change of Recommendation), (B) provided to Acquiror a copy of all materials and information delivered or made available to the Person or group making the Superior Offer or any of its Representatives and (C) provided Acquiror with the opportunity to meet and discuss a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and so that the transaction theretofore determined to be a Superior Offer no longer constitutes a Superior Offer;

(3) Either (A) on or before the expiration of the five (5) business day period following the delivery to Acquiror of any Change of Recommendation Notice, Acquiror does not make a written offer, which shall be binding and enforceable against Acquiror and capable of acceptance by the Company (a “Matching Bid”), in response to such Superior Offer, or (B) following receipt of a Matching Bid within the five (5) business day period following the delivery to Acquiror of any Change of Recommendation Notice, the Board of Directors of the Company determines in good faith (at a meeting of the Board of Directors of the Company at which it consults prior to such determination with its outside legal counsel and its financial advisors (including the Independent Financial Advisor)) that after taking into account the Matching Bid, that the Superior Offer to which the Change of Recommendation Notice applies continues to be a Superior Offer;

(4) Its Board of Directors has concluded in good faith, following consultation with its outside legal counsel, that, in light of such Superior Offer and after taking into consideration the Matching Bid, if any, the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; and

(5) It shall not have materially breached any of the provisions set forth in this Section 5.4 (including Section 5.4(b)) in connection with such Acquisition Proposal.

(ii) In addition, and notwithstanding anything to the contrary set forth herein, at any time prior to obtaining the approval of the shareholders of the Company of this Agreement and the Scheme of Arrangement, the Board of Directors of the Company may, in response to a material development or change in circumstances occurring, arising or coming to the attention of such Board of Directors after the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Change of Recommendation if such Board of Directors has concluded in good faith, after consultation with its outside legal advisors, that, in light of such Intervening Event, the failure of such Board of Directors to effect such a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; provided, however, that (A) the Company shall send to Acquiror written notice of its intention to effect a Change of Recommendation, specifying in reasonable detail the reasons therefor, at least five (5) business days prior to effecting a Change of Recommendation, (B) the Company shall provide Acquiror with an opportunity to meet and discuss the basis for a Change of Recommendation, Acquiror’s reaction thereto and any possible modification to the terms and conditions of this Agreement in response thereto so that the transactions contemplated hereby may be effected and (C) after such discussions, the Board of Directors of the Company concludes, after consultation with its outside legal advisors, that the failure to effect a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements.

(iii) The Board of Directors of the Company shall not make any Change of Recommendation other than in compliance with and as permitted by this Section 5.4(d).

(e) Continuing Obligation to Call, Hold and Convene Scheme Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Scheme Meeting, and to take a vote on the approval of this Agreement and the Scheme of Arrangement, shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. The Company shall not submit to the vote of its shareholders any Acquisition Proposal, or publicly propose to do so.

(f) Compliance with Tender Offer Rules; Disclosure. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the shareholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to its shareholders if, in the good faith judgment of the Company’s Board of Directors, after consultation with outside legal advisors, failure to make such disclosure would be inconsistent with its obligations under applicable Legal Requirements; provided, however, that the Company (with respect to statements made by the Company’s Board of Directors) shall not, pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14(d)-9 under the Exchange Act or as required by applicable Legal Requirements, make disclosures that would amount to a Change of Recommendation, other than pursuant to, and in accordance with the requirements of, Section 5.4(d).

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” shall mean, with respect to the Company, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of a fifteen percent (15%) or greater interest in the total issued equity interests or voting securities of the Company, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total issued equity interests or voting securities of the Company; (ii) any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more Subsidiaries of the Company, the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination or other similar transaction involving the Company or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the Company’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole, pursuant to which the shareholders of the Company or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests and voting securities in the surviving or resulting entity of such transaction; (iv) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of a party hereto or its Subsidiaries that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; or (vi) any combination of the foregoing.

(ii) “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or one hundred percent (100%) of the total outstanding voting securities of the Company on terms that the Board of Directors of the Company has in good faith concluded (following consultation with its outside legal counsel and its financial adviser of nationally recognized reputation and the Independent Financial Advisor), taking into account, among other things, the legal, financial, regulatory and other aspects of the offer and the Person making the offer and the strategic and other benefits of the Acquisition, as well as any binding counter-offer or proposal made by Acquiror in accordance with Section 5.4(d)(ii) is reasonably capable of being consummated on the terms proposed, (ii) if consummated on such terms would result in a transaction that is more favorable to the Company’s shareholders (in their capacities as shareholders) than the Acquisition, and (iii) is not subject to financing contingencies (and if financing is required, then such financing is fully committed to the third party making the Acquisition Proposal).

(h) Return of Information. The Company shall use its commercially reasonable efforts to have all copies of all nonpublic information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other parties regarding a potential business combination transaction within the twelve (12) months prior to the date of this Agreement returned to it as soon as possible.

(i) Representatives. The Company shall inform its Representatives of the restrictions described in this Section 5.4. Any violation of the restrictions set forth in this Section 5.4 by any Representative of the Company or its Subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.

Section 5.5 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that Acquiror and the Company have previously executed a Confidentiality Agreement dated December 7, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information. During the period commencing with the execution and delivery of this Agreement and ending on the earlier to occur of the Effective Time or the termination of this Agreement pursuant to its terms, the Company shall afford Acquiror and Acquiror’s Representatives reasonable access during reasonable hours to its properties, books, records and personnel to obtain all information concerning its business as Acquiror may reasonably request (provided that such access shall be upon reasonable notice to the Company and shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries). The Company and Acquiror shall hold all information received pursuant to this Section 5.5(b) and pursuant to Section 5.9 confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, this Section 5.5(b) shall not require the Company or any of its Subsidiaries to permit any inspection, provide access to or to disclose any information, that would result in (i) the waiver of any applicable attorney-client privilege; provided that such Person shall have used its reasonable best efforts to allow such inspection or disclose such information in a manner that would not result in a waiver of attorney-client privilege, or (ii) the violation of any Legal Requirements promulgated by a Governmental Entity, fiduciary duty or Contract entered into prior to the date of this Agreement; provided that the Company and its Subsidiaries shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under the circumstances in which the restrictions in Subclauses (i) and (ii) apply.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.5, Section 5.7 or Section 5.9 shall affect or be deemed to (i) modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

Section 5.6 Public Disclosure. Without limiting any other provision of this Agreement, Acquiror and the Company will consult with each other before issuing, and provide each other a reasonable opportunity to review, comment upon and concur with, and use its respective commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned; provided however, that a party may, without the prior written consent of the other party, issue any such press release or make such statement to the extent required by law or any listing agreement with Nasdaq or any other applicable national securities exchange or market. The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement. Notwithstanding the foregoing, (i) each of the Company and Acquiror may make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by Acquiror and the Company (or individually, if approved by the other party) and (ii) in the event that there has been a Change of Recommendation pursuant to Section 5.4(d) hereof, neither the Company nor Acquiror will have any further obligation to consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to the Acquisition, this Agreement, the Scheme Document, the Offer Documents, the Schedule 14D-9 or any Acquisition Proposal.

Section 5.7 Regulatory Matters.

(a) Regulatory Filings. The Company shall consult with Acquiror and Acquiror’s counsel in determining whether any action by or in respect of, or filing with, any Governmental Entity or other third parties is required, or any actions, consents, approvals or waivers are required to be obtained from any Governmental Entities or other third parties, in connection with the consummation of the Acquisition or any other transactions contemplated by this Agreement. If and to the extent that such filings have not been made prior to the execution of this Agreement, as promptly as practicable after the date hereof, each of the Company and Acquiror shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required to be made with any Governmental Entity as a condition to consummation of, or otherwise required to be filed or submitted with any Governmental Entity in connection with, the Acquisition and the other transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, and (ii) any other filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required to be filed or submitted with any Governmental Entities by or under the Antitrust Laws of the jurisdictions set forth in Schedule 6.1(f) or any other Legal Requirements relating to the Acquisition or any other transactions contemplated hereby. Each of the Company and Acquiror shall use reasonable best efforts to cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.7(a) to comply in all material respects with all applicable Legal Requirements. Acquiror, the Company and their respective Subsidiaries and affiliates shall use reasonable best efforts to fully respond and substantially comply with any “second request” from the FTC or the DOJ in relation to the Notification and Report Forms filed by any of them under the HSR

Act in connection with the Acquisition or any other transactions contemplated hereby, or any other similar request for additional information from any other Governmental Entity in relation to any other filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents filed or submitted by any of them with any Governmental Entity in connection with the Acquisition or any other transactions contemplated hereby within sixty (60) days after receipt of such “second request” or other similar request.

(b) Exchange of Information. The Company and Acquiror each shall use reasonable best efforts to promptly supply the other with any information which may be required in order to effectuate any filings or applications pursuant to Section 5.7(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and applicable privileges, including the attorney-client privilege, each of Acquiror and the Company shall (i) consult with the other prior to taking a position with respect to any such filing or application, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals (collectively, “Briefings”) before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement) and (iii) coordinate with the other in preparing and exchanging such information. It is acknowledged and agreed that the parties hereto shall have, except where prohibited by applicable Legal Requirements, joint responsibility for determining the strategy for dealing with any Governmental Entity with responsibility for reviewing the Acquisition with respect to antitrust or competition issues. Subject to applicable Legal Requirements, no party hereto shall participate in any meeting with any Governmental Entity in respect of any such filings, applications, Briefings, investigation, proceeding or other inquiry without giving the other parties hereto prior notice of and an opportunity to attend and participate in such meeting; provided, however, that Acquiror may exclude the Company from any portion of any such meeting which Acquiror reasonably believes would be in the best interests of the Acquisition or that includes confidential information not directly related to the Acquisition.

(c) Notification. Each of the Company and Acquiror will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements and (iii) any notices of pending or contemplated investigations by or before a Governmental Entity relating to this Agreement, the Acquisition or any other transactions contemplated by this Agreement (including any proceedings initiated by a private party). Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.7(a), the Company or Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Best Efforts. With the objective of enabling Acquiror and the Company to consummate the Acquisition and the other transactions contemplated hereby as expeditiously as possible after the date hereof (and in any event before the Termination Date), each of Acquiror and the Company will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to (i) obtain all consents, clearances, approvals, orders, authorizations, registrations, declarations and filings that are required to be obtained under the HSR Act and all other applicable Antitrust Laws (including the Antitrust Laws of the jurisdictions set forth in Schedule 6.1(f)) that are a condition to the consummation of the Acquisition and the other transactions contemplated hereby, (ii) resolve any objections to the Acquisition or any other transactions contemplated hereby that may be raised by the FTC, DOJ or any other Governmental Entity, and (iii) avoid or eliminate each and every impediment to the Acquisition and any other transactions contemplated hereby under applicable Antitrust Laws that may be asserted by the FTC, DOJ or any other Governmental Entities, (A) vigorously contesting and defending against (to judgment and on appeal if necessary) any suits, claims, actions, investigations or proceedings, whether judicial or administrative and whether initiated by a Governmental Entity or a third party, challenging this Agreement or the consummation of the Acquisition or any other transactions contemplated hereby, and (B) seeking to have vacated, reversed, lifted or overturned any stay, injunction, judgment, decree, agency decision or other order, whether temporary, preliminary or permanent, that has been entered by any court or other Governmental Entity that delays, restricts, prevents or otherwise prohibits the consummation of the Acquisition or any other transaction contemplated hereby. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Acquiror or any Subsidiary or affiliate thereof to agree to (i) any divestiture, by itself or any of its affiliates, of shares of capital stock or of any business, assets or property of the Company or its Subsidiaries or affiliates, or of Acquiror or its Subsidiaries or affiliates or any license of technology, in each case that in Acquiror’s judgment would alter the benefits that Acquiror would expect to receive from the proposed Acquisition or (ii) the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock that in Acquiror’s judgment would alter the benefits that Acquiror would expect to receive from the proposed Acquisition. The Company shall not take or agree to take any action identified in the immediately preceding sentence without the prior written consent of Acquiror.

(e) No Application to Scheme and Offer. Notwithstanding anything to the contrary set forth herein, the provisions of this Section 5.7 shall not apply to the obligations of the parties in respect of the Scheme of Arrangement to the extent they conflict with the terms of Article I, Section 5.1, Section 5.2 and Section 5.3 or the Offer to the extent they conflict with the terms of Article I and Annex I.

Section 5.8 Reasonable Best Efforts. Subject to the express provisions of Section 5.4 and Section 5.7 hereof, and upon the other terms and subject to the conditions set forth herein, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as expeditiously as possible after the date hereof (and in any event before the Termination Date), the Acquisition and the other transactions contemplated by this Agreement, including by using reasonable best efforts to: (i) cause the conditions precedent set forth in Article VI to be satisfied, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and, subject to the limitations set forth herein, the taking of all steps and remedies as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtain all necessary consents, approvals or waivers from third parties, including all Necessary Consents, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Acquisition, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Acquisition and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Acquisition (including by seeking a waiver of the application of any such Legal Requirement, if available), this Agreement and the transactions contemplated hereby.

Section 5.9 Notification of Certain Matters.

(a) By Acquiror.

(i) Acquiror shall give prompt notice to Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Acquiror to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(ii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, Acquiror shall give prompt notice to Company of any material notice or other material communication received by it from any Governmental Entity in connection with the transactions contemplated by this Agreement.

(iii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, Acquiror shall promptly advise Company orally and in writing of any litigation commenced after the date hereof against Acquiror or any of its directors by any of its current or former shareholders (on their own behalf or on behalf of the Acquiror) relating to this Agreement, the Acquisition or the other transactions contemplated hereby and shall keep Company reasonably informed on a current basis regarding any such litigation. Acquiror shall give the Company the opportunity to consult regarding the defense or settlement of any such shareholder litigation and shall consider the Company’s views with respect to such shareholder litigation.

(b) By Company.

(i) The Company shall give prompt notice to Acquiror of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(ii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, Company shall give prompt notice to Acquiror of (A) any material notice or other material communication received by it from any Governmental Entity in connection with the transactions contemplated by this Agreement, (B) any notice or other written communication received by it from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Company Material Contract to which such party or any of its Subsidiaries is a party or (C) any notice or other written communication received by Company or any of its Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person material to the operation of Company and its Subsidiaries, taken as a whole, is or may be required in connection with the transactions contemplated by this Agreement.

(iii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, Company shall promptly advise Acquiror orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any of its current or former shareholders (on their own behalf or on behalf of the company) relating to this Agreement, the Acquisition or the other transactions contemplated hereby and shall keep Acquiror reasonably informed on a current basis regarding any such litigation. The Company shall give Acquiror the opportunity to consult regarding the defense or settlement of any such shareholder litigation and shall consider Acquiror’s views with respect to such shareholder litigation.

Section 5.10 Third-Party Consents. As soon as practicable following the date hereof, the Company and Acquiror will each use commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including those identified in Section 5.10 of the Company Disclosure Schedule; provided that this Section 5.10 shall not obligate the Company or Acquiror to obtain any consents, waivers or approvals which are conditioned upon any material payments or incurrence of other material obligations by the Company or Acquiror or any of their respective Subsidiaries.

Section 5.11 Company Equity Awards and Employee Benefits.

(a) Company RSUs. As of the Effective Time, or in the event the Acquisition is effected by way of the Offer, at the Offer Closing, except as otherwise agreed to by Acquiror and a holder of a Company Restricted Share Unit, each Company Restricted Share Unit that is issued and outstanding as of the Effective Time or Offer Closing, as applicable, shall, by virtue of the Acquisition and without any action on the part of any Company Restricted Share Unit holder, become fully vested and each Company Restricted Share Unit so vested shall thereupon be converted into the right to receive, as promptly as reasonably practicable following the Effective Time or Offer Closing, as applicable, (but no later than the maximum period permitted for such payments to qualify under the short-term deferral exception of Treasury Regulation Section 1.409A-1(b)(4)(i), except as provided by the following sentence), a cash payment with respect thereto equal to the Scheme Price, less any required withholding Taxes. Notwithstanding the foregoing, such cash payments shall, unless otherwise agreed by the Acquiror and the Company, be made on the schedule set forth in the agreement evidencing the grant of such Restricted Share Unit, if and to the extent necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code. As of the Effective Time or Offer Closing, as applicable, all Company Restricted Share Units shall no longer be outstanding and shall automatically cease to exist, and each Company Restricted Share Unit holder shall cease to have any rights with respect thereto, except, with respect to the vested Company Restricted Share Units, the right to receive the Scheme Price, less any required withholding Taxes, without interest. The Company shall take all actions necessary to effect the transactions contemplated by this Section 5.11(a) under all Company Restricted Share Unit agreements and any other plan or arrangement of the Company, including delivering all required notices, obtaining any required consents and making any determinations and/or resolutions of the Company Board of Directors or a committee thereof.

(b) Company Options.

(i) Company Options. In connection with the transactions contemplated by this Agreement, but no later than the Effective Time or, in the event the Acquisition is effected by way of the Offer, at the Offer Closing, each Company Option (whether or not vested or exercisable at the Effective Time or the Offer Closing, as applicable) excluding any Company Options under the Company Employee Shares Purchase Plan, as amended, other than Company Options held by an individual identified by Acquiror and set forth in Schedule 5.11(b) (each, an “Identified Option Holder”) that is unexpired, unexercised and outstanding immediately prior to the Effective Time or the Offer Closing, as applicable, will be assumed by Acquiror (each, an “Assumed Option”). Each such Assumed Option shall, except as otherwise agreed to by Acquiror and a holder of such Assumed Option, be subject to the same terms and conditions as applied to the related Company Option immediately prior to the Effective Time or Offer Closing, as applicable, including the vesting schedule applicable thereto, except that (i) the number of shares of Acquiror common stock or American Depository Receipts (“ADR”) representing shares of Acquiror common stock subject to each Assumed Option shall be determined by multiplying the number of shares of Company Common Stock subject to such Assumed Option as of immediately prior to the Effective Time or Offer Closing, as applicable, by the Exchange Ratio (with the resulting number rounded down to the nearest whole share or ADR), and (ii) the per share exercise price of the Acquiror common stock/ADRs issuable upon the exercise of each Assumed Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock as of immediately prior to the Effective Time or Offer Closing, as applicable, by the Exchange Ratio, with the resulting price per share rounded up to the nearest whole cent. As soon as reasonably practicable following the Closing Date or the Offer Closing Date, as applicable, Acquiror will deliver to each holder of an Assumed Option a document evidencing the foregoing assumption of such Assumed Option by Acquiror, indicating thereon (i) the aggregate number of shares/ADRs of Acquiror common stock issuable upon the exercise thereof, (ii) the exercise price per share of such Assumed Option, and (iii) the portion of such Assumed Option that is vested and unvested as of the Closing Date or Offer Closing Date, as applicable. It is the intention of the parties that the assumption of Company Options pursuant hereto shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder and this provision will be construed consistent with this intent. Acquiror shall take all actions reasonably necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Acquiror common stock for delivery upon exercise of the Assumed Options. For purposes of the foregoing, the term “Exchange Ratio” shall mean a fraction determined by dividing (x) the Scheme Price, by (y) the volume weighted average per share price of Acquiror common stock (denominated in U.S. dollars) on the New York Stock Exchange market for the ten (10) consecutive trading days immediately preceding (but not including) the Closing Date or Offer Closing Date, as applicable, in each case, rounded to four decimal places.

(ii) Other Company Options. At the Effective Time or, in the event the Acquisition is effected by way of the Offer, at the Offer Closing, each Company Option, excluding any Company Options under the Company Employee Shares Purchase Plan, as amended, held by an Identified Option Holder whether or not vested or exercisable, that is unexpired, unexercised and outstanding immediately prior to the Effective Time or the Offer Closing, as applicable, and that has a per share exercise price that is less than or equal to the Scheme Price (collectively, the “Cashed-Out Company Options”) shall, on the terms and subject to the conditions set forth in this Agreement, vest in full and become exercisable immediately prior to the Effective Time or Offer Closing, as applicable, and terminate in its entirety at the Effective Time or the Offer Closing, as applicable, and the holder of each Cashed-Out Company Option shall be entitled to receive therefor, at the Effective Time or the Offer Closing, as applicable, or as soon thereafter as reasonably practicable, an amount of cash equal to the product of (A) the number of Company Ordinary Shares as to which such Cashed-Out Company Option is exercisable at the Effective Time or the Offer Closing, as applicable, after giving effect to the acceleration of vesting and exercisability provided in this Section 5.11(b)(ii) and (B) the excess, if any, of (1) the Scheme Price over (2) the per share exercise price of such Cashed-Out Company Option immediately prior to the Effective Time or the Offer Closing, as applicable. To the extent that no excess, as referred to in clause (B) above, shall exist with respect to a particular Cashed-Out Company Option under the above formula, then such Cashed-Out Company Option shall be terminated and the holder thereof shall be entitled to no consideration in connection with such cancellation.

(iii) Remaining Company Options. At the Effective Time or the Offer Closing, as applicable, each Company Option held by an individual who is an Identified Option Holder that is unexpired and outstanding immediately prior to the Effective Time or the Offer Closing, as applicable, whether vested or unvested, that has a per share exercise price that is greater than the Scheme Price shall vest in full and become exercisable and shall immediately thereafter terminate in its entirety at the Effective Time or the Offer Closing, as applicable.

The Company shall take all actions necessary to effect the transactions contemplated by this Section 5.11(b) under all Company Option agreements and any other plan or arrangement of the Company, including delivering all required notices, obtaining any required consents and making any determinations and/or resolutions of the Company Board of Directors or a committee thereof. The Company and Acquiror will cooperate and coordinate with respect to any materials to be submitted to the holders of Company Options in connection with any notice or consent required under this Section 5.11(b).

(c) Service Recognition; Maintenance of Benefits. From and after the Effective Time or the Acceptance Time, if the Acquisition is effected by way of the Offer, Acquiror will cause the Company to recognize the prior service with the Company or its Subsidiaries of each employee of the Company or its Subsidiaries as of the Effective Time or the Acceptance Time, as applicable (the “Company Current Employees”) in connection with all employee benefit plans, programs or policies (including vacation) of the Company, or its affiliates in which Company Current Employees are eligible to participate following the Effective Time or the Acceptance Time, as applicable, for purposes of eligibility (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or vesting of or eligibility for future equity based awards, or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time or the Acceptance Time, as applicable, Acquiror or the Company shall provide Company Current Employees salary and benefits

(including health and welfare benefits but excluding equity-based awards) pursuant to employee benefit plans, programs, policies or arrangements maintained by Acquiror, the Company or any Subsidiary of Acquiror that are substantially equivalent to those provided to employees of the Company immediately preceding the Effective Time, which salary and comparable benefits shall continue until at least twelve (12) months following the Effective Time or the Acceptance Time, as applicable. From and after the Effective Time or the Acceptance Time, as applicable, Acquiror will cause the Company, to use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Acquiror or its affiliates to be waived with respect to Company Current Employees and their dependents to the extent waived under the corresponding plan in which such Company Current Employees participated immediately prior to the Effective Time or the Acceptance Time, as applicable or, if more favorable, the plan in which they participate after the Effective Time or the Acceptance Time, as applicable.

(d) Termination of Company Purchase Plan. Prior to the Effective Time or the Acceptance Time, if applicable, the Company shall take all action that may be necessary to cause all participants’ rights under all current offering periods under the Company’s 2006 Employee Shares Purchase Plan to terminate on or prior to the day immediately preceding the Effective Time or the Acceptance Time, as the case may be, and to allow all participants to purchase prior to the Effective Time or the Acceptance Time, as the case may be, Company Ordinary Shares based on any purchase rights accrued as of such date as provided by the terms of the Company Employee Shares Purchase Plan. To the extent Company Ordinary Shares are not purchased as provided in the preceding sentence, no later than on the day immediately preceding the Effective Time or Acceptance Time, as the case may be, all accumulated payroll deductions allocated to each participant’s account under the Company Employee Shares Purchase Plan shall be returned to each participant as provided by the terms of the Company Employee Shares Purchase Plan and no Company Ordinary Shares shall be purchased under the Company Employee Shares Purchase Plan for such final offering period. As of the close of business on the day immediately prior to the Effective Time or Acceptance Time, as the case may be, the Company shall have terminated the Company Employee Shares Purchase Plan and provided such notice of termination as may be required by the terms of the Company Employee Shares Purchase Plan. The form and substance of any such notice regarding the Company Employee Shares Purchase Plan termination shall be subject to the review and approval of Acquiror, which shall not be unreasonably withheld, conditioned or delayed.

(e) Termination of 401(k) Plans. Unless otherwise requested by Acquiror in writing prior to the Effective Time or the Acceptance Time, if the Acquisition is effected by way of the Offer, the Company shall cause to be adopted at least one (1) day prior to the anticipated closing date resolutions of the Company’s Board of Directors to cease all contributions to any and all 401(k) plans maintained or sponsored by the Company or any of its Subsidiaries (collectively, the “401(k) Plans”), and to terminate the 401(k) Plans, effective on the day preceding the date on which the Effective Time or Acceptance Time, as applicable, occurs, but conditioned upon the occurrence of the closing. The form and substance of such resolutions shall be subject to the review and approval of Acquiror, which shall not be unreasonably withheld, conditioned or delayed. The Company shall deliver to Acquiror an executed copy of such resolutions as soon as practicable following their adoption by the Company’s Board of Directors and shall fully comply with such resolutions.

Section 5.12 Indemnification

(a) Indemnity. From and after the Effective Time or the Offer Closing, if the Acquisition is effected by way of the Offer, Acquiror shall, subject to applicable Legal Requirements, cause the Company to indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time or the Offer Closing, as applicable, a director or officer of the Company or any of its Subsidiaries or any predecessor entity (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time or the Offer Closing, as applicable, according to the indemnification provisions of the Company’s articles of organization and bylaws as in effect on the date of this Agreement. From and after the Effective Time or the Offer Closing, as applicable, subject to applicable Legal Requirements, (i) Acquiror shall cause the Company to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreement existing prior to the date hereof between the Company and any Indemnified Party (the “Indemnification Agreements”), true and correct copies of which have been provided to Acquiror prior to the date hereof and (ii) the memorandum and articles of association of the Company will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time or the Offer Closing, as applicable, in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by applicable Legal Requirements. For the avoidance of doubt, and without limiting the foregoing, Acquiror acknowledges and agrees, on its own behalf and on behalf of the Company (after the Effective Time or the Offer Closing, as applicable), that:

(i) (A)(I) the Indemnified Parties may have certain rights to insurance obtained on their own behalf (collectively, the “Individual Insurance”), (II) the Company is the indemnitor of first resort (i.e., the Company’s obligations to the Indemnified Parties are primary and any obligation of the providers of the Individual Insurance to advance expenses or to provide indemnification/insurance for the same expenses or liabilities incurred by the Indemnified Parties are secondary), (III) the Company shall be required to advance the full amount of expenses incurred by the Indemnified Parties and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of the Indemnification Agreements and the articles of organization and bylaws of the Company, without regard to any rights the Indemnified Parties may have against the providers of the Individual Insurance, (IV) the Company irrevocably waives, relinquishes and releases the providers of the Individual Insurance from any and all claims against the providers of the Individual Insurance for contribution, subrogation or any other recovery of any kind, (V) no advancement or payment by the providers of the Individual Insurance on behalf of the Indemnified Parties with respect to any claim for which any of the Indemnified Parties has sought indemnification from any Company shall affect the foregoing and to the extent consistent with the terms of the Individual Insurance the providers of the Individual Insurance shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such Indemnified Parties against the Company; and

(1) the Indemnification Agreements provide for the advancement of expenses through a final non-appealable adjudication, and that the Company may not commence litigation or any other proceeding seeking to limit such right of advancement.

(b) Insurance. For a period of six (6) years after the Effective Time or Offer Closing, as applicable, Acquiror shall cause the Company to maintain in effect the Company’s current directors’ and officers’ liability insurance (the “D&O Insurance”) covering those Persons who are covered by the D&O Insurance as of the date hereof, a complete and accurate copy of which has been provided to Acquiror, for events occurring at or prior to the Effective Time or the Offer Closing, as applicable, (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby, to the extent that such acts or omissions are covered by the D&O Insurance) on terms and in amounts at least as favorable to such Persons as provided in the D&O Insurance; provided, however, that in no event shall the Company be required to expend in any one (1) year in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such coverage (which the Company represents and warrants to be as set forth in Section 5.12(b) of the Company Disclosure Schedule) (and to the extent the annual premium would exceed two hundred percent (200%) of the annual premium currently paid by the Company for such coverage, Acquiror) shall cause the

Company to maintain the maximum amount of coverage as is reasonably available for such two hundred percent (200%) of such annual premium). To the extent that a six (6) year “tail” policy to extend the Company’s existing D&O Insurance is available at or prior to the Closing such that the lump sum payment for such coverage does not exceed two hundred fifty percent (250%) of the annual premium currently paid by the Company for such coverage, the Company may, at its option, obtain such “tail” policy. In the event that the Company purchases such “tail” policy prior to the Closing, Company shall not take any action to cause the “tail” policy to cease to be in full force and effect and such “tail” policy shall satisfy Acquiror’s and the Company’s obligation under this Section 5.12.

(c) Third-Party Beneficiaries. This Section 5.12 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Acquiror and the Company and its successors and assigns. The obligations under this Section 5.12 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.12(b) without the prior written consent of such affected Indemnified Party or other person. In the event Acquiror or the Company or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Acquiror or the Company, as the case may be, honors the obligations set forth with respect to Acquiror or the Company, as the case may be, in this Section 5.12.

Section 5.13 Form S-8. Acquiror agrees to use its commercially reasonable efforts to file with the SEC, no later than 30 days after the Closing Date or Offer Closing Date, if the Acquisition is effected by way of the Offer, a registration statement on Form S-8 (or any successor form) relating to the shares of Acquiror Common Stock issuable with respect to Assumed Company Options and issuable upon settlement of Company Restricted Share Units eligible for registration on Form S-8 and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options remain outstanding.

Section 5.14 Section 16 Matters. Prior to the Effective Time or the Acceptance Time, as applicable, Acquiror and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any dispositions of Company Ordinary Shares (including derivative securities with respect to the Company Ordinary Shares) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Acquisition of Company Ordinary Shares. Except as expressly contemplated by this Agreement, none of Acquiror, its related corporations (as such term is defined in the Companies Act, Chapter 50 of Singapore law) or any of their respective nominees will acquire record or beneficial ownership of any Company Ordinary Shares or otherwise obtain any rights to acquire, or other economic interest in, any Company Ordinary Shares.

ARTICLE VI

CONDITIONS TO THE SCHEME OF ARRANGEMENT

Section 6.1 Conditions to the Obligations of Each Party to Effect the Scheme of Arrangement. The respective obligations of each party to this Agreement to consummate the Scheme of Arrangement shall be subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Scheme of Arrangement and this Agreement shall have received the requisite approval from holders of Company Ordinary Shares in compliance with the requirements of Section 210(3) of the Companies Act, Chapter 50 of Singapore and under all other applicable Legal Requirements.

(b) Scheme Court Order. The Court shall have granted the Scheme Court Order and such Scheme Court Order shall have become final.

(c) ACRA Registration. The Company shall have completed the registration of the Scheme Court Order with ACRA.

(d) [Reserved]

(e) No Prohibitive Legal Requirements or Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition.

(f) HSR Act and Antitrust Matters. The waiting period (and any extension thereof) under the HSR Act relating to the Acquisition shall have expired or been terminated. All clearances, consents, approvals, orders or authorizations of Governmental Entities required by the Antitrust Laws of the jurisdictions set forth in Schedule 6.1(f) shall have been obtained and/or any waiting periods (and extensions thereof) applicable to the Acquisition under the Antitrust Laws of the jurisdictions set forth on Schedule 6.1(f) shall have expired or been terminated.

Section 6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Scheme of Arrangement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Acquiror contained in this Agreement shall be true and correct on and as of the Record Date and the Closing Date except (A) for failures to be true and correct that, individually or in the aggregate, have not had the effect of preventing or prohibiting Acquiror from effecting the Acquisition and fulfilling its obligations under this Agreement, (B) for changes expressly required by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date). The Company shall have received a certificate with respect to the foregoing signed on behalf of Acquiror by an authorized executive officer of Acquiror.

(b) Agreements and Covenants. Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Acquiror by an authorized executive officer of Acquiror.

Section 6.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate and Scheme of Arrangement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Acquiror:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Record Date and the Closing Date except (A) for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (B) for changes expressly required by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all “Material Adverse Effect”

qualifications (other than the Material Adverse Effect qualification set forth in Section 2.5) and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and agreed that the phrase “similar phrases” shall not be deemed to include any dollar thresholds) and (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Acquiror shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Acquiror shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c) Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d) No Governmental Proceedings. There shall not be any (i) pending suit, action or proceeding initiated by any Governmental Entity of competent jurisdiction challenging or seeking to restrain or prohibit the consummation of the Scheme of Arrangement or any of the other transactions contemplated by this Agreement or (ii) pending suit, action, or proceeding initiated by any Governmental Entity of competent jurisdiction seeking to require Acquiror or the Company or any of their Subsidiaries or affiliates to effect any remedial measures that Acquiror is not required to accept pursuant to Section 5.7.

(e) Contract Consents. The third party consent set forth in Schedule 6.3(e) shall have been obtained.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the shareholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of the Company and Acquiror;

(b) by either Acquiror or the Company if the Acquisition shall not have been consummated by 11:59 p.m. (U.S. Pacific Time) on May 18, 2012 (the operative date upon which this Agreement becomes terminable pursuant to this Section 7.1(b) being referred to herein as the “Termination Date”); provided further, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been the proximate cause of or resulted in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VI having failed to be satisfied or fulfilled on or prior to the Termination Date, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement;

(c) by either Acquiror or the Company if (i) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable, or (ii) a Governmental Entity that is required to grant a clearance, consent, approval, order or authorization under any of the Antitrust Laws of the jurisdictions set forth in Schedule 6.1(f)

shall have denied such clearance, consent, approval, order or authorization and such denial shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have complied in all material respects with its obligations under Section 5.7(d) to have any such order vacated or lifted or removed;

(d) by either Acquiror or the Company if (i) Acquiror has not commenced the Offer and (ii) either (A) the required approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Scheme Meeting or at any adjournment or postponement thereof at which the applicable vote is taken or (B) the Court refuses to grant the Scheme Court Order (provided that the right to terminate this Agreement pursuant to this Section 7.1(d)(ii)(B) shall not be available to a party hereto if such party shall have failed to comply in all material respects with its obligations under Section 5.1(a) or Section 5.1(b), as applicable;

(e) by the Company, (i) upon a material breach by Acquiror of Section 5.7, or (ii) upon a breach by Acquiror of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement (other than the covenants and agreements of Acquiror set forth in Section 5.7), or if any representation or warranty of Acquiror shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such inaccuracy in any of Acquiror’s representations and warranties or breach by Acquiror is curable by Acquiror prior to the Termination Date, then the Company may not terminate this Agreement under this Section 7.1(e) prior to thirty (30) days following the receipt of written notice from the Company by Acquiror of such inaccuracy or breach; provided further that Acquiror exercises commercially reasonable efforts to cure such breach through such thirty (30) day period (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such inaccuracy or breach by Acquiror is cured in all material respects within such thirty (30) day period); and

(f) by Acquiror, (i) upon a material breach by the Company of Section 5.7, or (ii) upon a breach by the Company of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (other than the covenants and agreements of Acquiror set forth in Section 5.7), or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) (or the conditions set forth in clause (c) of Annex II if Acquiror elects, with the prior written consent of the Company, to effect the Acquisition by way of the Offer pursuant to and in accordance with the terms of this Agreement) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the Termination Date, then Acquiror may not terminate this Agreement under this Section 7.1(f) prior to thirty (30) days following the receipt of written notice from Acquiror to the Company of such inaccuracy or breach; provided further that the Company exercises commercially reasonable efforts to cure such breach through such thirty (30) day period (it being understood that Acquiror may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such inaccuracy or breach by the Company is cured in all material respects within such thirty (30) day period).

(g) by Acquiror if a Triggering Event shall have occurred, provided that any such termination pursuant to this Section 7.1(g) must occur within ten (10) business days after the Triggering Event. For the purposes of this Agreement, a “Triggering Event,” shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have made a Change of Recommendation, (ii) if Acquiror elects, with the prior written consent of the Company, to commence the Offer pursuant to and in accordance with this Agreement and the Company shall have failed to file the Schedule 14D-9 as required under Section 1.02(a) of Annex I, (iii) the Company shall have failed to include: (A) in the Scheme Document the unanimous recommendation of its Board of Directors in favor of the approval of the Scheme of Arrangement and this Agreement and/or (B) if Acquiror elects, with the prior written consent of the Company, to commence the

Offer pursuant to and in accordance with this Agreement, in the Schedule 14D-9 the unanimous recommendation of its Board of Directors that Company shareholders tender their Company Ordinary Shares in the Offer, (iv) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.4(c)(i)), (vi) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Acquiror and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, (vii) the Company shall have publicly announced its intention to do any of the foregoing or (viii) the Company shall have knowingly committed a material breach of the provisions of Section 5.4 hereof.

Section 7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 5.5(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for damages for fraud in connection with, or any intentional or willful breach of, this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, which agreement shall survive termination of this Agreement in accordance with its terms.

Section 7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Acquisition is consummated. Notwithstanding the foregoing or anything to the contrary set forth herein, if this Agreement is terminated pursuant to (x) Section 7.1(b) solely as a result of the failure to satisfy the condition set forth in Section 6.1(f) by the Termination Date or a failure to satisfy the conditions set forth in Section 6.1(e) or Section 6.3(d) to the extent relating to anti-trust matters, (y) Section 7.1(c) or (z) Section 7.1(e), then Acquiror shall reimburse the Company promptly, but in no event later than five (5) business days, after the date of such termination, in U.S. dollar denominated immediately available funds, for U.S. $7,500,000.

(b) Payments.

(i) In the event that this Agreement is terminated by Acquiror pursuant to Section 7.1(g) (or this Agreement becomes terminable pursuant to Section 7.1(g), but the Company terminates this Agreement for another reason), then the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay Acquiror a fee equal to U.S. $7,500,000 in immediately available funds (the “Termination Fee”).

(ii) In the event this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(d) and following the date hereof and prior to the termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(d), as the case may be, any Acquisition Proposal with respect to the Company shall have been made known to the Company or publicly disclosed and, in either case, not withdrawn, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of the Company which is not withdrawn, and (A) within twelve (12) months following the termination of this Agreement an Alternative Transaction involving the Company is consummated or (B) within twelve (12) months following the termination of this Agreement the Company enters into a Contract providing for an Alternative Transaction involving the Company, then the Company shall promptly pay Acquiror the Termination Fee (whether or not the transaction referenced in the preceding clause (B) is consummated), but in no event later than two (2) business days after the first to occur of (A) or (B) (it being understood that only one Termination Fee shall be payable in the event that (A) and (B) both occur).

(iii) In the event that (A) the Company shall have failed to include (x) in the Scheme Document a recommendation of the Independent Financial Advisor that holders of Company Ordinary Shares should vote in favor of the Scheme of Arrangement at the Scheme Meeting, (y) if Acquiror commences the Offer, in the Schedule 14D-9 a recommendation of the Independent Financial Advisor that holders of Company Ordinary Shares should tender their shares in the Offer or (z) the Independent Financial Advisor shall not have recommended (or shall have recommended but changed its recommendation) that holders of Company Ordinary Shares should vote in favor of the Scheme of Arrangement at the Scheme Meeting or, if Acquiror commences the Offer, should tender their shares in the Offer, and (B) this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(d), then the Company shall pay promptly, but in no event later than two (2) business days after the date of such termination, Acquiror the Termination Fee.

(iv) Interest and Costs; Other Remedies. Each of Acquiror and the Company acknowledges that the agreements contained in this Section 7.3(b) are integral parts of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Acquiror makes a claim that results in a judgment against the Company failing to pay the amounts set forth in this Section 7.3(b), the Company shall pay to Acquiror its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) from the date such payment becomes due pursuant to this Section 7.3(b) to the date paid at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not relieve any party from any liability incurred in the event of breach of this Agreement to the extent provided in clause (b) of Section 7.2 hereof.

(v) Certain Definitions. For the purposes of this Section 7.3(b) only, “Alternative Transaction” with respect to the Company, shall mean the transactions contemplated by an Acquisition Proposal (other than the transactions contemplated by this Agreement); provided that for the purpose of this definition, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(g)(i), except that references to “15%” therein shall be deemed to be references to “50%.”

Section 7.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement and the Acquisition by the shareholders of the Company; provided, however, after such approval, no amendment shall be made which by applicable Legal Requirements or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders of the Company without such further approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Acquiror, and the Company.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties of Acquiror and the Company contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or, the first (1st) business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile, or (c) on the date of confirmation of receipt (or, the first (1st) business day following such receipt if the date is not a business day) if delivered by an internationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Company, to:

Verigy Ltd.
10100 North Tantau Avenue, MS # A200
Cupertino, California 95014-2540
Attention:	General Counsel
Telephone No.:	(408) 864-2900
Telecopy No.:	(408) 864-2991

with copies to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
One Market Plaza
Spear Tower, Suite 3300
San Francisco, California 94105
Attention:	Michael S. Ringler
Telephone No.:	(415) 947-2000
Telecopy No.:	(415) 947-2099

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention:	Aaron Alter
Telephone No.:	(650) 493-9300
Telecopy No.:	(650) 493-6811

(ii)	if to Acquiror, to:

Advantest Corporation
Shin-Marunouchi Center Building,
1-6-2 Marunouchi, Chiyoda-ku.
Tokyo 100-0005, Japan
Attention:	Yuichi Kurita Board Director, CFO, Senior Executive Officer
Telephone No.:	+81-3-3214-7500
Telecopy No.:	+81-3-3214-7705

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue – Suite 1100
Palo Alto, California 94301
U.S.A.
Attention:	Kenton J. King and Amr Razzak
Telephone No.:	(650) 470-4500
Telecopy No.:	(650) 470-4570

Section 8.3 Interpretation; Certain Definitions.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. When reference is made herein to a “business day,” such reference shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York, New York are authorized or required by law or other governmental action to close. When reference is made in this Agreement to information that has been “made available,” then that shall mean that such information was either (A) included in the Company Designated SEC Documents or (B) included in the Company electronic data room no later than 2:00 p.m., Eastern Time, on the day before the date of this Agreement.

(b) For purposes of this Agreement, the term “Company Designated SEC Reports” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010 and any report filed with the SEC by the Company pursuant to the Exchange Act after the date of filing of such Form 10-K filed with the SEC on the SEC’s EDGAR system at least three (3) business days prior to the date of this Agreement (other than any information that is contained solely in the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections of such Company SEC Reports, and other than any other forward-looking statements contained in such Company SEC Reports that are of a nature that they speculate about future developments).

(c) For purposes of this Agreement, the term “Knowledge” means, with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 8.3(c) of the Company Disclosure Schedule.

(d) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with the Company, means any change, event, development, violation, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Material Adverse Effect, has (i) a material adverse effect on the business, operations, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company and its Subsidiaries: (A) any Effect resulting from national, regional or world economic or political conditions, except in any case to the extent the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to their industry peers, (B) conditions in the semiconductor industry, and Effects therein, except to the extent the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to their industry peers, (C) any Effect resulting from actions required to be taken by the Company pursuant to the terms of this Agreement (other than, in the case of the Company, Section 4.1(a)), (D) any Effect attributable to the announcement, performance or pendency of the Transaction or the other transactions contemplated by this Agreement, (E) a change in the stock price or trading volume of such entity, or any failure of such entity to meet published revenue or earnings projections, provided that clause (E) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume or failure to meet internal or published revenue or earnings projections, (F) any adverse effect resulting from any act of terrorism, war, national or international calamity, force majeure or any other similar event, except in either case to the extent the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to their industry peers, (G) any Effect resulting from or relating to any change in generally accepted accounting requirements or principles or (H) any Effect resulting from changes in Legal Requirements, except to the extent the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to their industry peers.

(e) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

Section 8.4 Disclosure Schedules. The disclosure set forth in the Company Disclosure Schedule shall provide an exception to or otherwise qualify (a) the representations and warranties of the Company contained in the section or subsection of this Agreement corresponding by number to such disclosure and (b) the other representations and warranties in this Agreement to the extent it is readily apparent from a plain reading of such disclosure that such disclosure is applicable to such other representations and warranties. The parties hereby agree that no reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule, respectively, or (iii) any breach or violation of any Legal Requirements or any Contract exists or has actually occurred.

Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, (a) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.12.

Section 8.7 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.8 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 8.9 Governing Law; Specific Performance; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that (i) the Scheme of Arrangement shall be governed by the laws of the Republic of Singapore and (ii) the laws of a particular party’s jurisdiction of incorporation shall govern such party’s fiduciary obligations.

(b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

(c) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.9, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Legal Requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, the Acquiror may, without the consent of the Company, assign this Agreement or all or any portion of its rights, interests or obligations hereunder to any of Acquiror’s Subsidiaries; provided, that no such assignment shall release the Acquiror from its obligations hereunder. Any purported assignment in violation of this Section 8.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.12 Waiver of Jury Trial. EACH OF THE ACQUIROR AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIROR OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

Advantest Corporation

By:	/s/ Haruo Matsuno
Name: Haruo Matsuno Title: President and Chief Executive Officer

Verigy Ltd.

By:	/s/ Jorge Titinger
Name: Jorge Titinger Title: President and Chief Executive Officer

ANNEX I

THE OFFER

Section 1.01 The Offer.

(a) Commencement of the Offer. In the event Acquiror elects, with the prior written consent of the Company, to effect the Acquisition by way of an Offer pursuant to and in accordance with this Agreement, Acquiror shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer to purchase all of the issued Company Ordinary Shares not owned by Acquiror or its Subsidiaries, including all new Company Ordinary Shares unconditionally issued or to be issued pursuant to the valid conversion of any Company Options or Company Restricted Share Units on or before the latest date on which the Offer is no longer open for acceptances (the “Offer Shares”) at a price per share equal to the Scheme Price (the “Offer Price”) (as adjusted as provided in Section 1.01(c), if applicable).

(b) Terms and Conditions of the Offer. The obligations of Acquiror to accept for payment, and pay for, any Company Ordinary Shares tendered pursuant to the Offer are subject only to the conditions set forth in Annex II (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Acquiror, and, subject to prior consultation with the SIC, Acquiror may waive, in whole or in part, any Offer Condition (other than the Minimum Tender Condition, as it may be adjusted pursuant to Clause (a) of Annex II) at any time and from time to time prior to the expiration of the Offer, in its sole discretion, other than the Minimum Tender Condition, which may be waived by Acquiror only with the prior written consent of the Company. Acquiror expressly reserves the right to increase the Offer Price or, subject to prior consultation with the SIC, to waive or make any other changes in the terms and conditions of the Offer; provided, however, that, notwithstanding the foregoing or anything to the contrary set forth in this Agreement or in the Offer Document, unless previously approved by the Company in writing, Acquiror shall not (i) reduce the number of Company Ordinary Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition, (vi) extend the expiration date of the Offer in any manner other than in accordance with the terms of Section 1.01(d), or (vii) amend, modify, change or supplement any terms or conditions of the Offer that would have a material and adverse effect on the Offer or the shareholders of the Company.

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Ordinary Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Ordinary Shares occurring on or after the date hereof and prior to Acquiror’s acceptance for payment of, and payment for, Company Ordinary Shares tendered in the Offer.

(d) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at Midnight, New York City time, on the later of (i) the 20th business day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) and (ii) the 28th day after the posting of the Offer Documents (such later date, the “Initial Offer Expiration Date”); provided, however, if at the Initial Offer Expiration Date or at any then scheduled expiration of the Offer thereafter, any Offer Condition is not satisfied or waived, Acquiror shall extend the Offer on one or more occasions, in consecutive increments of up to five (5) business days each (or such longer period as Acquiror and the Company may agree) and (y) Acquiror shall extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the SEC or the SIC or, in each case, the staff thereof applicable to the Offer; provided, however, that in no event shall Acquiror be required to extend the Offer beyond the Termination Date. The last date on which the Offer is required to be extended pursuant to this Section 1.01(d) is referred to as the

“Offer End Date” (it being understood that under no circumstances shall the Offer End Date occur after the latest date as permitted under the Singapore Code.) Acquiror may, in its sole discretion, provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act (the “Subsequent Offering Period”).

(e) Payment. On the terms and subject to the conditions of the Offer and this Agreement, Acquiror shall accept for payment, and pay for, all Company Ordinary Shares validly tendered and not withdrawn pursuant to the Offer promptly (and in any event within three (3) business days) after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.01(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act, and Acquiror shall also accept for payment, and pay for, all Company Ordinary Shares as they are validly tendered during any Subsequent Offering Period. The date of payment for Company Ordinary Shares accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”.

(f) Offer Documents. Acquiror shall prepare and on the date of commencement of the Offer, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall mail the Offer Documents to the holders of the Company Ordinary Shares as required by applicable Legal Requirements. The Company shall co-operate with Acquiror in connection with the preparation and filing of the Offer Documents with the SEC, SIC, Court or any other Governmental Entity in relation to the Offer and the Company shall promptly provide to Acquiror such information concerning the Company as may be required or reasonably requested by Acquiror for inclusion in the Offer Documents or any amendments or supplements thereto. The Company hereby consents to the inclusion in the Offer Documents of the Recommendation of the Company Board of Directors. Each of Acquiror and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Acquiror shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC, SIC, Court or other applicable Governmental Entity and the Offer Documents, as so corrected, to be disseminated to the holders of Company Ordinary Shares, in each case as and to the extent required by applicable Legal Requirements. Acquiror shall promptly notify the Company upon the receipt of any comments from the SEC, SIC, Court or any other Governmental Entity (or their staffs) or any request from the SEC, SIC, Court or any other Governmental Entity or (their staffs) for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Acquiror and its respective Representatives, on the one hand, and the SEC, SIC, Court or any other Governmental Entity or (their staffs), on the other hand. Acquiror shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC, SIC, Court or any other Governmental Entity or (their staffs) with respect to the Offer Documents, and Acquiror shall provide the Company and its counsel a reasonable opportunity to review and comment on any written response to any such written comments of the SEC, SIC, Court or any other Governmental Entity or (their staffs). Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Ordinary Shares, or responding to any comments of the SEC, SIC, Court or any other Governmental Entity or (their staffs) with respect thereto, Acquiror shall provide the Company a reasonable opportunity to review and to propose comments on such document or response.

Section 1.02 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, provided that, in each case, Acquiror shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Acquiror’s designees to the Board of Directors of the Company and with respect to Acquiror’s officers, directors and affiliates, the Company shall file with the SEC a Solicitation/

Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”), which shall describe and make the Recommendation with respect to the Offer, and promptly thereafter shall mail the Schedule 14D-9 to the holders of the Company Ordinary Shares. The Company shall also include in the Schedule 14D-9 the Fairness Opinion and the advice of the independent financial advisor and the advice of the independent directors of the Company on the Offer. Acquiror shall promptly furnish to the Company in writing all information concerning Acquiror that may be required by applicable securities laws for inclusion in the Schedule 14D-9. Each of Acquiror and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Ordinary Shares, in each case as and to the extent required by applicable Legal Requirements. The Company shall promptly notify Acquiror upon the receipt of any comments from the SEC, SIC, Court or any other Governmental Entity (or their staffs) or any request from the SEC, SIC, Court or any other Governmental Entity (or their staffs) for amendments or supplements to the Schedule 14D-9, and shall provide Acquiror with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, SIC, Court or any other Governmental Entity (or their staffs), on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC, SIC, Court or any other Governmental Entity (or their staffs) with respect to the Schedule 14D-9, and the Company shall provide Acquiror and their respective counsel a reasonable opportunity to review and comment on any written response to any such written comments of the SEC, SIC, Court or any other Governmental Entity (or their staffs). Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Ordinary Shares, or responding to any comments of the SEC, SIC, Court or other Governmental Entity (or their staffs) with respect thereto, the Company shall provide Acquiror a reasonable opportunity to review and to propose comments on such document or response.

(b) Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to furnish Acquiror promptly with mailing labels containing the names and addresses of the record holders of Company Ordinary Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with lists, copies of all lists of shareholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Ordinary Shares, and shall furnish to Acquiror such information (including updated lists of shareholders, security position listings and computer files) and assistance as Acquiror may reasonably request in communicating the Offer to the record and beneficial holders of the Company Ordinary Shares. Subject to applicable Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Acquiror shall not use or disclose the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Scheme of Arrangement and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in its possession or control in accordance with the Confidentiality Agreement.

Section 1.03 Directors.

(a) Composition of Company Board. Effective upon the initial acceptance for payment by Acquiror of Company Ordinary Shares pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Acquiror shall exercise its rights under this Section 1.03(a)) and from time to time thereafter, Acquiror shall be entitled to designate from time to time such number of members of the Company Board as will give Acquiror, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of Company Ordinary Shares owned by Acquiror and its Subsidiaries (including Company Ordinary Shares accepted for payment pursuant to the Offer) bears to (B) the number of issued Company Ordinary Shares. Subject to applicable Legal Requirements, the Company shall take all action requested by Acquiror necessary to effect any election or appointment pursuant to this Section 1.03, including (at the election of Acquiror) (x) subject to the Company Charter Documents, increasing the size of the Company Board, and (y) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Company Board in compliance with applicable Legal Requirements (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act). From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Acquiror to be directors on the Company Board to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Legal Requirements and the rules of Nasdaq, and the Company shall take all action requested by Acquiror necessary to effect any such election or appointment.

(b) Section 14(f) of the Exchange Act. The Company shall mail to its shareholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (together with any amendments or supplements thereto, the “Information Statement”), and the Company agrees to make such mailing concurrently with the mailing of the Schedule 14D-9, provided that, Acquiror shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Acquiror’s officers, directors and affiliates, and if not then as soon as practicable thereafter.

(c) Effects on Continued Listing. After the Acceptance Time, the Company shall, upon Acquiror’s request, take all action reasonably necessary to elect to be treated as a “controlled company” as defined by the Nasdaq.

Section 1.04 Compulsory Offer. If Acquiror receives valid acceptances pursuant to the Offer (or, subject to Acquiror’s compliance with its obligations hereunder, otherwise acquires Company Ordinary Shares at or below the Offer Price during the period of the Offer), in respect of not less than 90% of the Offer Shares (other than those already held by the Acquiror, its related corporations (as such term is defined in the Companies Act, Chapter 50 of Singapore law) or their respective nominees as at the date of the Offer and excluding any Company Ordinary Shares held as treasury shares), then Acquiror shall exercise its right under the Companies Act, Chapter 50 of Singapore law, to compulsorily acquire, at the Offer Price, those Offer Shares of shareholders of the Company who have not accepted the Offer.

ANNEX II

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Agreement, Acquiror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquiror’s obligation to pay for or return tendered Company Ordinary Shares promptly after the termination or withdrawal of the Offer), pay for any Company Ordinary Shares tendered pursuant to the Offer unless:

(a) there shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Company Ordinary Shares that would represent at least ninety percent (90%) of the Offer Shares that are not held by or on behalf of Acquiror or any of its Subsidiaries and subject to the consent of the SIC and compliance with the Singapore Code (if applicable) (the “Minimum Tender Condition”); provided, however, that Acquiror may, in its discretion (and notwithstanding anything to the contrary contained in this Agreement, without the consent of the Company), reduce the Minimum Tender Condition to that number of Offer Shares which, when added to the Company Ordinary Shares held by or on behalf of Acquiror and its Subsidiaries, would represent at least fifty-one percent (51%) of the voting rights attributable to the maximum potential issued Company Ordinary Shares as of the expiration of the Offer;

(b) the Agreement shall not have been terminated;

(c) the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Acceptance Time except: (A) for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (B) for changes expressly required by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all “Material Adverse Effect” qualifications (other than the Material Adverse Effect qualification set forth in Section 2.5) and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and agreed that the phrase “similar phrases” shall not be deemed to include any dollar thresholds) and (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), and Acquiror shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company;

(d) no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition;

(e) the waiting period (and any extension thereof) under the HSR Act relating to the Acquisition shall have expired or been terminated. All clearances, consents, approvals, orders or authorizations of Governmental Entities required by the Antitrust Laws of the jurisdictions set forth in Schedule 6.1(f) shall have been obtained and/or any waiting periods (and extensions thereof) applicable to the Acquisition under the Antitrust Laws of the jurisdictions set forth on Schedule 6.1(f) shall have expired or been terminated;

(f) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Acceptance Time, and Acquiror shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company;

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(g) no Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing;

(h) there shall not be any (i) pending suit, action or proceeding initiated by any Governmental Entity of competent jurisdiction challenging or seeking to restrain or prohibit the consummation of the Offer or any of the other transactions contemplated by this Agreement or (ii) pending suit, action, or proceeding initiated by any Governmental Entity of competent jurisdiction seeking to require Acquiror or the Company or any of their Subsidiaries or affiliates to effect any remedial measures that Acquiror is not required to accept pursuant to Section 5.7; and

(i) the third party consent set forth in Schedule 6.3(e) shall have been obtained.

For purposes of determining whether the Minimum Tender Condition has been satisfied, Acquiror shall have the right to include or exclude for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Acquiror to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Acquiror and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, SIC, Court or any other applicable Governmental Entity, may (other than the Minimum Tender Condition) be waived by Acquiror in whole or in part at any time and from time to time in its sole discretion prior to the expiration of the Offer. The failure of Acquiror at any time to exercise any of the foregoing rights prior to the expiration of the Offer shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer.

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Annex B

IN THE HIGH COURT OF THE REPUBLIC OF SINGAPORE

Originating Summons	)
Number — of —)
In the Matter of
Verigy Ltd.
(RC No. 200601091C)
and
In the Matter of Section 210 of
the Companies Act, Chapter 50

SCHEME OF ARRANGEMENT

under Section 210 of the Companies Act, Chapter 50

between

Verigy Ltd.

and

the Scheme Shareholders (as defined herein)

and

Advantest Corporation

PRELIMINARY

(A) In this Scheme of Arrangement, unless inconsistent with the subject or context:

(i) the following expressions shall bear the following meanings:

“Act”	the Companies Act, Chapter 50 of Singapore

“Books Closure Date”	the date on which the Register of Transfers and the Register of Members of the Company will be closed for the purposes of determining the entitlement of the Scheme Shareholders to the Scheme Consideration under the Scheme, which shall coincide with the Effective Date

“Company” or “Verigy”	Verigy Ltd.

“Company Options”	options and/or equity awards granted by the Company under the Verigy Ltd. 2006 Equity Incentive Plan and purchase rights granted under the Verigy Ltd. Employees Share Purchase Plan

“Court”	the High Court of the Republic of Singapore

“Effective Date”	5:00 p.m. on the date on which this Scheme becomes effective in accordance with Clause 11 of this Scheme

“Eligible Shares”	Shares other than those held by or on behalf of Advantest Corporation and its subsidiaries

“Entitled Scheme Shareholders”	Scheme Shareholders of record as of the Books Closure Date

“Implementation Agreement”	The agreement dated March 28, 2011 entered into between the Company and Advantest Corporation to implement the Scheme

“Latest Practicable Date”	—, being the latest practicable date prior to the printing of the document containing this Scheme for the purpose of ascertaining certain information for inclusion herein

“Register of Members”	the register of members maintained by the Company pursuant to Section 190 of the Act

“Register of Transfers”	the register maintained by the Company to record transfers of Shares made by persons on the Register of Members

“Relevant Court Date”	the first day on which the Court hears the application for an order under Section 210 of the Act to approve the Scheme, or if the application is adjourned or subject to appeal for any reason, the first day on which the adjourned or appealed application is heard

“Scheme”	this scheme of arrangement in its present form or with or subject to any modification thereof or addition thereto or condition(s) approved or imposed by the Court

“Scheme Consideration”	the cash consideration payable to each Scheme Shareholder: for each Share, US$15.00 in cash

“Scheme Shareholders”	persons, other than Advantest Corporation and its subsidiaries, who are registered as holders of Shares in the Register of Members of the Company

“Shares”	ordinary shares in the capital of the Company

(ii) the term “Scheme Shareholder” includes a person entitled by transmission;

(iii) any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Scheme;

(iv) words denoting the singular number shall include the plural and vice versa;

(v) words importing persons shall include corporations; and

(vi) unless otherwise stated, all timing referred to is made by reference to Singapore time.

(B) Verigy.    The Company was incorporated in Singapore on 23 January 2006 and is a public company limited by shares. As of the Latest Practicable Date, the Company had — Shares in issue. As of the Latest Practicable Date, there were outstanding Company Options to subscribe for an aggregate of — Shares. If all the outstanding Company Options are fully exercised, the total number of Shares in issue would be —.

(C) Advantest Corporation.    Advantest Corporation was incorporated in Japan on June 6, 1954. As of the Latest Practicable Date, Advantest Corporation holds 10 Shares, which is less than 1% of the share capital of the Company.

(D) Purpose of the Scheme.    The purpose of the Scheme is the acquisition by Advantest Corporation of all outstanding Shares (other than those held by Advantest Corporation and its subsidiaries).

(E) Implementation Agreement.    The parties have entered into the Implementation Agreement to set out their respective obligations with respect of the Scheme.

(F) Appearance by Advantest Corporation.    Advantest Corporation has agreed to appear by Counsel at the hearing of the Originating Summons to sanction this Scheme and to consent thereto, and to undertake to the Court to be bound thereby and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and done by it for the purpose of giving effect to this Scheme.

THE SCHEME

PART I

CONDITIONS PRECEDENT

1.	This Scheme is conditional upon:

(a) each condition precedent set out in Article VI of the Implementation Agreement being satisfied or, subject to the terms of the Implementation Agreement, being waived; and

(b) as at 8.00 a.m.              time on the Relevant Court Date, the Implementation Agreement not having been terminated.

PART II

TRANSFER OF THE ELIGIBLE SHARES

2.	With effect from the Effective Date, all of the Eligible Shares shall be transferred, fully paid, free from all encumbrances, ranking pari passu in all respects with the Shares then in issue, and together with all rights, benefits and entitlements attaching thereto as of the Effective Date and thereafter attaching thereto (including all voting rights and the right to receive and retain all dividends and other distributions (if any) which may be announced, declared, paid or made thereon by Verigy on or after the Effective Date, but excluding the right to receive and retain all dividends and distributions (if any), the record date of which falls before the Effective Date, together with all interest accrued thereon).

3.	For the purpose of giving effect to the transfer of the Eligible Shares provided for in Clause 1 of this Scheme, the Company shall authorize any person to execute or effect on behalf of all such Scheme Shareholders, an instrument or instruction of transfer of all the Eligible Shares held by such Scheme Shareholders and every such instrument or instruction of transfer so executed shall be effective as if it had been executed by the relevant Scheme Shareholder.

PART III

PAYMENT OF SCHEME CONSIDERATION

4.	In consideration for the transfer of the Eligible Shares provided for in Clause 2 of this Scheme, Advantest Corporation shall pay or procure that there shall be paid to each Scheme Shareholder the Scheme Consideration for each Eligible Share transferred by that Scheme Shareholder.

5.	Advantest Corporation shall, as soon as practicable after the Effective Date and in any event not later than 10 calendar days after the Effective Date, and against the transfer of the Eligible Shares provided for in Clause 3 of this Scheme, make payment of the Scheme Consideration payable on the transfer of the Eligible Shares pursuant to this Scheme to each Entitled Scheme Shareholder by making payment of the aggregate Scheme Consideration payable to such Entitled Scheme Shareholder to its paying agent. The paying agent will (i) [send a cheque] for the aggregate Scheme Consideration payable to such Scheme Shareholder (net of applicable withholding tax, if any) made out in favour of such Scheme Shareholder by first class mail to his address in the Register of Members of the Company at the close of business on the Books Closure Date, at the sole risk of such Scheme Shareholder, or in the case of joint Scheme Shareholders, to the first named Scheme Shareholder made out in favour of such Scheme Shareholders by first class mail to his address in the Register of Members of the Company at the close of business on the Books Closure Date, at the sole risk of such Scheme Shareholders; or (ii) credit the aggregate Scheme Consideration payable to such Scheme Shareholder (net of applicable withholding tax, if any) to the designated bank account of such Scheme Shareholder.

6.	The encashment of any cheque, or as the case may be, the crediting in the designated bank account of a Scheme Shareholder, referred to in Clause 5 of this Scheme, shall be a good discharge to Advantest Corporation, the Company and the paying agent for the moneys represented thereby.

7.	On or after the day falling six calendar months after the posting of the cheques by Advantest Corporation pursuant to Clause 5 of this Scheme, Advantest Corporation shall have the right to cancel or countermand payment of any such cheque which has not then been cashed (or has been returned uncashed) and shall place all moneys represented thereby in a bank account in Advantest Corporation’s name with a licensed bank in the U.S. selected by Advantest Corporation. Advantest Corporation shall hold such moneys until the expiration of six years from the Effective Date and shall prior to such date make payments there out of the sums payable to pursuant to Clause 4 of this Scheme to persons who satisfy Advantest Corporation that they are respectively entitled thereto and the cheques referred to in Clause 5 of this Scheme of which they are payees have not been cashed. Any payments made by Advantest Corporation hereunder shall not include any interest accrued on the sums to which the respective persons are entitled pursuant to Clause 4 of this Scheme. Advantest Corporation shall exercise its absolute discretion in determining whether or not it is satisfied that any person is so entitled or not so entitled, as the case may be, and any such determination shall be conclusive and binding upon all persons claiming an interest in the relevant moneys.

8.	On the expiration of six years from the Effective Date, Advantest Corporation shall be released from any further obligation to make any payments under this Scheme.

9.	Clause 8 of this Scheme shall take effect subject to any prohibition or condition imposed by law.

10.	On and from the Effective Date, each existing certificate representing a former holding of the Eligible Shares shall cease to have effect as a document for title of the shares comprised therein and each of the Scheme Shareholders shall be bound at the request of Advantest Corporation to deliver his or her existing share certificates for his or her holdings of the Eligible Shares for cancellation to the Company’s transfer agent, Computershare Investor Services LLP at 250 Royall Street, Canton, MA 02021.

PART IV

EFFECTIVE DATE

11.	Subject to the satisfaction of the conditions precedent set out in Clause 1 of this Scheme, this Scheme shall become effective upon a copy of the Order of the Court sanctioning this Scheme under Section 210 of the Act being duly lodged with the Accounting and Corporate Regulatory Authority in Singapore.

12.	Unless this Scheme shall have become effective as aforesaid on or before — or such later date as the Court, on the application of the Company or Advantest Corporation, may allow, this Scheme shall lapse.

13.	The Company and Advantest Corporation may jointly consent for and on behalf of all concerned to any modification of, or amendment to, this Scheme or to any condition which the Court may think fit to approve or impose.

14.	In the event that the Scheme does not become effective for any reason, the costs and expenses incurred by the Company in connection with the Scheme will be borne by the Company.

15.	This Scheme shall be governed by, and construed in accordance with, the laws of Singapore, and the Company, Advantest Corporation and the Scheme Shareholders submit to the non-exclusive jurisdiction of the courts of Singapore. Save as provided for in this Scheme, a person who is not a party to this Scheme has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, to enforce any term or provision of this Scheme.

Dated — 2011

Annex C

2725 Sand Hill Road

Suite 200

Menlo Park, CA 94025

March 19, 2011

Board of Directors

Verigy Ltd.

10100 North Tantau Avenue

Cupertino, CA 95014-2540

Members of the Board:

We understand that Verigy Ltd. (“Verigy” or the “Company”) and Advantest Corporation (the “Buyer” or “Advantest”) propose to enter into an Implementation Agreement, substantially in the form of the draft dated March 18, 2011 (the “Implementation Agreement”), which provides, among other things, for either (i) a Scheme of Arrangement that provides for the transfer to the Buyer of all outstanding shares (the “Transfer”) of common stock, no par value of the Company (the “Company Common Stock”), other than those shares of Company Common Stock held by the Buyer or its subsidiaries, for $15.00 per share in cash to the holders of Company Common Shares; or (ii) the commencement by the Buyer of a takeover offer (the “Offer”) for the Company Common Stock for $15.00 per share in cash. The terms and conditions of the Offer and the Transfer are more fully set forth in the Implementation Agreement. The Offer and the Transfer are hereinafter collectively referred to as the “Transaction”.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Implementation Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by Wall Street equity research analysts with the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)	Reviewed the Implementation Agreement and certain related documents; and

10)	Performed such other analyses and considered such other factors, as we have deemed appropriate.

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We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and that formed a substantial basis for this opinion. We note that the Company did not prepare any financial projections and, therefore, for purposes of our opinion we did not perform a discounted cash flow analysis or any other analyses that would require the long-term financial projections of the Company. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Implementation Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to such matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us, as of the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than Advantest and LTX-Credence Corporation, which expressed interest to Morgan Stanley in a possible combination with the Company. Our opinion does not address the relative merits of the Transaction as compared to any other alternative business transaction, or other alternatives.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Transaction. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote with respect to the Scheme of Arrangement or whether shareholders should tender shares in connection with the Offer.

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Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Implementation Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Mathew F. Hein
Mathew F. Hein Managing Director

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